UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☑

 Filed by a Party other than the Registrant ☐

 Check the appropriate box:

☑	Preliminary Proxy Statement.
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☐	Definitive Proxy Statement.
☐	Definitive Additional Materials.
☐	Soliciting Material Pursuant to §240.14a-12.

Winner Medical Group Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.001 per share, of Winner Medical Group Inc. (“Company common stock”)

(2)	Aggregate number of securities to which transaction applies:

(A) 24,371,872 shares of Company common stock outstanding as of August 10, 2012, (B) 255,000 shares of Company common stock underlying outstanding restricted stock units as of August 10, 2012 and (C) 337,500 shares of Company common stock underlying the outstanding options as of August 10, 2012 with an exercise price of $3.08 per share.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(b)(1) (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value of the transaction was calculated based upon the sum of (A) 6,347,738 shares of common stock issued and outstanding as of August 10, 2012 (being the remainder of the 24,371,872 shares of common stock outstanding as of August 10, 2012 minus the 18,024,134 shares beneficially owned by Mr. Jianquan Li and Ms. Ping Tse.) multiplied by $4.50 per share merger consideration, (B) 255,000 shares of common stock underlying outstanding restricted stock units as of August 10, 2012 multiplied by $4.50 per share merger consideration, and (C) 337,500 shares of common stock underlying the outstanding options as of August 10, 2012 multiplied by $1.42 per share (which is the difference between the $4.50 per share merger consideration and the exercise price of such options of $3.08 per share). The filing fee equals the product of 0.0001146 multiplied by the maximum aggregate value of the transaction.

(4)	Proposed maximum aggregate value of transaction: $30,191,571

(5)	Total fee paid: $3,460

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRELIMINARY PROXY STATEMENT–SUBJECT TO COMPLETION, DATED AUGUST 13, 2012

WINNER MEDICAL GROUP INC.

, 2012

Dear Stockholder:

On behalf of the board of directors of Winner Medical Group Inc. (the “Company”), we cordially invite you to attend a special meeting of stockholders of the Company, to be held on                               , 2012 at                         , Shenzhen time, at                                            .

On July 24, 2012, the Company entered into an agreement and plan of merger (the “merger agreement”) with Winner Holding Limited (“Parent”), a Cayman Islands exempted company with limited liability and indirectly wholly owned by Mr. Jianquan Li, and Winner Acquisition, Inc., a Nevada corporation wholly owned by Parent (“Merger Sub”). Under the terms of the merger agreement, Merger Sub will be merged with and into the Company (the “merger”), with the Company surviving the merger as a wholly owned subsidiary of Parent. At the special meeting, you will be asked to consider and vote upon a proposal to approve the merger agreement.

If the merger contemplated by the merger agreement is completed, you will be entitled to receive $4.50 in cash, without interest, less any applicable withholding taxes, for each share of our common stock owned by you.

A special committee of the Company’s board of directors, consisting entirely of independent directors, reviewed and considered the terms and conditions of the merger agreement and the transactions contemplated by the merger agreement, including the merger. The special committee unanimously (i) determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of the Company and its stockholders (other than Parent, Merger Sub and their respective affiliates, Mr. Jianquan Li, Ms. Ping Tse and other directors and officers of the Company), whom we refer to as the “unaffiliated stockholders,” and (ii) recommended that our board of directors adopt and declare the advisability of the merger agreement and the transactions contemplated by the merger agreement, including the merger, and recommend that our stockholders approve the merger agreement.

After carefully considering the unanimous recommendation of the special committee and other factors, the Company’s board of directors, with Mr. Jianquan Li having recused himself from the meeting, has determined by the unanimous approval of those present at the meeting that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of the Company and its unaffiliated stockholders, and adopted and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger. Our board of directors recommends that you vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to adjourn or postpone the special meeting in order to take such actions as our board of directors determines are necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to approve the merger agreement.

In considering the recommendation of the Company’s board of directors, you should be aware that some of the Company’s directors and officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. Mr. Jianquan Li, our chairman and chief executive officer, beneficially owns approximately 55.4% of the total outstanding shares of Company common stock and his wife, Ms. Ping Tse, beneficially owns approximately 18.5% of the total outstanding shares of Company common stock. Mr. Jianquan Li and his wife, Ms. Ping Tse, are parties to a contribution agreement described in the accompanying proxy statement and have agreed with Parent and Glory Ray Holdings Limited, a British Virgin Islands company and the sole shareholder of Parent (“Holdco”), to contribute to Parent the shares of Company common stock owned by them in exchange for newly issued shares of Holdco, immediately prior to the effective time of the merger. The accompanying proxy statement includes additional information regarding certain interests of the Company’s directors and officers that may be different from, or in addition to, the interests of our stockholders generally.

Approval of the merger agreement requires the affirmative vote (in person or by proxy) of holders of both (i) a majority of the outstanding shares of the Company common stock and (ii) a majority of the outstanding shares of the Company common stock not owned by Parent, Merger Sub, Mr. Jianquan Li or Ms. Ping Tse, the wife of Mr. Jianquan Li. Your vote is very important. Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. The failure to vote your shares of our common stock will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

If your shares of our common stock are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of our common stock without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares of our common stock in accordance with the procedures provided by your bank, brokerage firm or other nominee. The failure to instruct your bank, brokerage firm or other nominee to vote your shares of our common stock “FOR” the proposal to approve the merger agreement will have the same effect as voting “AGAINST” the proposal to approve the merger agreement.

The accompanying proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and its annexes, including the merger agreement, carefully. You may also obtain additional information about the Company from documents we have filed with the Securities and Exchange Commission (the “SEC”).

On behalf of the board of directors and management of the Company, we thank you for your support.

Best regards,	Best regards,

Wenzhao Liang	Jianquan Li

Chairman of the Special Committee of the Board of Directors	Chief Executive Officer, President and Chairman of the Board of Directors

The proxy statement is dated                            , 2012, and is first being mailed to our stockholders on or about                            , 2012.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

WINNER MEDICAL GROUP INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS To Be Held on                       , 2012

A special meeting of stockholders of Winner Medical Group Inc., a Nevada corporation (the “Company”), will be held on                      , 2012 at                      Shenzhen Time, at                                                                     .

The meeting will be held for the following purposes:

1.	To consider and vote on a proposal to approve the Agreement and Plan of Merger (the “merger agreement”), dated as of July 24, 2012, as it may be amended from time to time, by and among the Company, Winner Holding Limited (“Parent”), a Cayman Islands exempted company with limited liability and indirectly wholly-owned by Mr. Jianquan Li, and Winner Acquisition, Inc., a Nevada corporation and a wholly-owned, direct subsidiary of Parent (“Merger Sub”). A copy of the merger agreement is attached as Annex A to the accompanying proxy statement.

2.	To consider and vote on a proposal to postpone or adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Merger Agreement.

The board of directors of the Company has fixed the close of business on                         , 2012 as the record date for determining stockholders entitled to notice of and to vote at the special meeting.

Your vote is very important, regardless of the number of shares of the Company common stock you own. The merger cannot be completed unless the merger agreement is approved by the affirmative vote of the holders of both (i) a majority of the outstanding shares of Company common stock and (ii) a majority of the outstanding shares of Company common stock not owned by Parent, Merger Sub, Mr. Jianquan Li or Ms. Ping Tse, the wife of Mr. Jianquan Li. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares of Company common stock will be represented at the special meeting if you are unable to attend. If you fail to return your proxy card or fail to submit your proxy by phone or the Internet, your shares of Company common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

After careful consideration, the board of directors of the Company, with Mr. Jianquan Li having recused himself from the meeting, has determined by the unanimous approval of those present at the meeting that the terms of the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of the Company and its unaffiliated stockholders, and approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement. Accordingly, the board of directors of the Company recommends that you vote “FOR” approval of the merger agreement and “FOR” approval of the proposal to postpone or adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. IF YOU ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED.

By Order of the Board of Directors,

Jianquan Li
Chief Executive Officer, President and Chairman of the Board of Directors

SUMMARY VOTING INSTRUCTIONS

Ensure that your shares of Company common stock can be voted at the special meeting by submitting your proxy or contacting your bank, brokerage firm or other nominee.

If your shares of Company common stock are registered in the name of a bank, brokerage firm or other nominee: check the voting instruction card forwarded by your bank, brokerage firm or other nominee to see which voting options are available or contact your bank, brokerage firm or other nominee in order to obtain directions as to how to ensure that your shares of Company common stock are voted at the special meeting.

If your shares of Company common stock are registered in your name: submit your proxy as soon as possible by telephone, via the Internet or by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope, so that your shares of Company common stock can be voted at the special meeting.

Instructions regarding telephone and Internet voting are included on the proxy card.

The failure to vote will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” the proposal to approve the merger agreement and the proposal to postpone or adjourn the special meeting, if necessary and appropriate, to solicit additional proxies.

The failure to instruct your bank, brokerage firm or other nominee to vote your shares of our common stock “FOR” the proposal to approve the merger agreement will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

If you have any questions, require assistance with voting your proxy card, or need additional copies of proxy material, please call                   at                  .

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 Table of Contents
(continued)

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SUMMARY TERM SHEET

This “Summary Term Sheet,” together with the “Questions and Answers about the Special Meeting and the Merger,” highlights selected information contained in this proxy statement regarding the merger and may not contain all of the information that may be important to your consideration of the merger. You should carefully read this entire proxy statement for a more complete understanding of the matters being considered at the special meeting. In addition, this proxy statement incorporates by reference important business and financial information about the Company. You are encouraged to read all of the documents incorporated by reference into this proxy statement and you may obtain such information without charge by following the instructions in “Where You Can Find More Information” beginning on page 77. In this proxy statement, the terms “we,” “us,” “our,” and the “Company” refer to Winner Medical Group Inc. and its subsidiaries. All references to “PRC” and “China,” for purposes of this proxy statement, are to the People’s Republic of China and do not include Taiwan, Hong Kong and Macau. All references to “dollars,” “$” and “US$” in this proxy statement are to U.S. dollars. All references to “RMB” in this proxy statement are to the legal currency of China.

The Parties Involved in the Merger (page 18)

The Company

Winner Medical Group Inc., which we refer to as the “Company,” is a leading China-based exporter and retailer of high-quality medical dressings and consumer products made from 100% cotton, according to industry trade association statistics. With a vertically integrated supply chain ranging from spinning fabric to finished goods, the Company provides its customers with a wide range of high-quality products, from surgical and wound care to consumer goods in China and abroad. Its products include those with FDA, CE mark, TUV and other global standard certifications and the Company holds 54 domestic and international patents. For nine consecutive years, the Company has ranked as one of the leading medical dressing exporters in China, with North America, Europe and Japan as its major markets. In addition, the Company distributes under its own “Winner” and “PurCotton®” brand names in China. Our principal executive offices are located at Winner Industrial Park, Bulong Road, Long Hua, Shenzhen, China. Please see “Special Factors—The Parties” beginning on page 18 for additional information.

Parent

Winner Holding Limited, which we refer to as "Parent," was incorporated under the laws of the Cayman Islands, and was formed by Mr. Jianquan Li solely for the purpose of owning the Company after the merger and arranging the financing for the merger. Parent is a wholly owned subsidiary of Holdco (as defined below). Parent has not engaged in any business except for activities incidental to its formation and in connection with the transactions contemplated by the merger agreement, including the merger and related financing transactions. The registered office of Parent is Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman KY1-1112, Cayman Islands, and its telephone number is (86) 755-2813-8888. Please see “Special Factors—The Parties” beginning on page 18 for additional information.

Merger Sub

Winner Acquisition, Inc., which we refer to as "Merger Sub," was incorporated under the laws of the State of Nevada and was formed by Mr. Jianquan Li solely for the purpose of effecting the merger and arranging the financing for the merger. Merger Sub is a wholly owned subsidiary of Parent. Merger Sub has not engaged in any business except for activities incidental to its formation and in connection with the transactions contemplated by the merger agreement, including the merger. The registered office of Merger Sub is c/o Paracorp Incorporated, 318 N. Carson Street, Suite 2008, Carson City, NV 89701, and its telephone number is (86) 755-2813-8888. Please see “Special Factors—The Parties” beginning on page 18 for additional information.

Holdco

Glory Ray Holdings Limited, which we refer to as “Holdco,” was incorporated under the laws of the British Virgin Islands and was formed by Mr. Jianquan Li solely for the purpose of owning all the shares of Parent and arranging the financing for the merger. Holdco is currently wholly owned by Mr. Jianquan Li. Prior to the effective time of the merger, each of Mr. Jianquan Li and Ms. Ping Tse will receive shares of Holdco in exchange for contributing their respective shares of Company common stock to Parent pursuant to a contribution agreement (as defined below), as part of the rollover financing. Holdco has not engaged in any business except for activities incidental to its formation and in connection with the transactions contemplated by the merger agreement, including the merger and related financing transactions. The registered office of Holdco is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands, and its telephone number is (86) 755-2813-8888. Please see “Special Factors—The Parties” beginning on page 18 for additional information.

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Mr. Jianquan Li

Mr. Jianquan Li is, and has been for the last five years, the chairman and chief executive officer of the Company. The business address of Mr. Jianquan Li is Winner Industrial Park, Bulong Road, Longhua, Shenzhen City, 518109, People’s Republic of China. His telephone number is (86) 755-2813-8888. Mr. Jianquan Li is a citizen of Hong Kong Special Administrative Region. Please see “Special Factors—The Parties” beginning on page 18 for additional information.

Ms. Ping Tse

Ms. Ping Tse is Mr. Jianquan Li's wife. Ms. Ping Tse’s address is c/o Mr. Jianquan Li, Winner Industrial Park, Bulong Road, Longhua Shenzhen City, 518109, People’s Republic of China. Her telephone number is (86) 755-2813-8888. Ms. Ping Tse is a citizen of Hong Kong Special Administrative Region. Please see “Special Factors—The Parties” beginning on page 18 for additional information.

In this proxy statement, we refer collectively to Mr. Jianquan Li and Ms. Ping Tse as the “rollover holders.” We refer to the rollover holders, Parent and Merger Sub as the “buyer group.” We refer to stockholders of the Company (other than Parent, Merger Sub and their respective affiliates, the rollover holders and the directors and officers of the Company) as the “unaffiliated stockholders.”

Overview of the Transaction (Page 18)

You are being asked to vote to approve the agreement and plan of merger dated as of July 24, 2012, as it may be amended from time to time, among the Company, Parent and Merger Sub (the “merger agreement”), pursuant to which, once the merger agreement is approved by the requisite vote of the stockholders of the Company and the other conditions to the completion of the transactions contemplated by the merger agreement are satisfied or waived in accordance with the terms of the merger agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent. At the effective time of the merger, Parent will be 100% beneficially owned by the rollover holders. The Company, as the surviving corporation, will continue to do business under the name “Winner Medical Group Inc.” following the merger and will be wholly owned by Parent. If the merger is completed, the Company will cease to be a publicly traded company. A copy of the merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement in its entirety because it, and not this proxy statement, is the legal document that governs the merger. Please see “Special Factors—Overview of the Transaction” beginning on page 18 for additional information.

The Special Meeting (Page 13)

The special meeting will be held on                       , 2012, starting at                  , Shenzhen time, at                                             , or at any postponement or adjournment thereof. At the special meeting, you will be asked to, among other things, approve the merger agreement. Please see “Questions and Answers About the Special Meeting and the Merger” beginning on page 13 for additional information on the special meeting, including how to vote your shares of Company common stock.

Stockholders Entitled to Vote; Vote Required to Approve the Merger Agreement (Page 52)

You may vote at the special meeting if you owned any shares of Company common stock at the close of business, Shenzhen time, on                   , 2012, the record date for the special meeting. On that date, there were 24,371,872 shares of Company common stock outstanding and entitled to vote at the special meeting. Each share of Company common stock entitles its holder to one vote on all matters properly coming before the special meeting. The affirmative vote (in person or by proxy) of the holders of both (i) a majority of the outstanding shares of Company common stock and (ii) a majority of the outstanding shares of Company common stock not owned by the buyer group, is required to approve the merger agreement at the special meeting of stockholders of the Company.

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The buyer group owns 18,024,134 shares of Company common stock. These represent approximately 74.0% of the total outstanding shares. Certain members of the buyer group have agreed, under the voting agreement, dated July 24, 2012 (the “voting agreement”), to vote in favor of the proposal to approve the merger agreement. Based on the number of shares of Company common stock expected to be outstanding on the record date, more than 50% of the remaining 6,347,738 shares of Company common stock (representing approximately 26.0% of the total outstanding shares of Company common stock), namely, at least 3,173,870 shares owned by the stockholders (representing at least 13.0% of the total outstanding shares of Company common stock) other than members of buyer group would need to be voted in favor of the proposal for it to be approved.

If your shares of Company common stock are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares of Company common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is the stockholder of record of those shares of Company common stock. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting. Please see “The Agreement and Plan of Merger” beginning on page 79 and “The Special Meeting” beginning on page 52 for detailed information.

Merger Consideration (Page 56)

If the merger agreement is approved by the requisite percentage of the Company’s stockholders and the merger is consummated, each outstanding share of Company common stock (except for shares to be cancelled as described below) will be converted into the right to receive $4.50 per share, in cash without interest and net of any applicable withholding taxes. Any shares held by the Company as treasury stock, or owned, directly or indirectly, by Parent, Merger Sub or any wholly owned subsidiary of the Company immediately prior to the effective time of the merger, including the shares (the “rollover shares”) held by the rollover holders and contributed to Parent pursuant to the contribution agreement, dated July 24, 2012 (the “contribution agreement”), will be cancelled for no consideration. Shares of Company common stock beneficially owned by the rollover holders and shares held by the Company as treasury stock or owned, directly or indirectly, by any wholly owned subsidiary of the Company are herein referred to as “Excluded Shares.” Payment of the merger consideration to holders of shares of Company common stock (other than the Excluded Shares) is conditioned on the merger being completed and will be made by the paying agent with the funds from the buyer group contributed through Parent, which, at the effective time of the merger, will be 100% beneficially owned by Mr. Jianquan Li and Ms. Ping Tse, and the Company’s available cash in an amount of approximately $8.5 million.

Mr. Jianquan Li and Ms. Ping Tse will contribute the rollover shares to Parent in exchange for newly issued ordinary shares of Holdco, as a result of which Mr. Jianquan Li and Ms. Ping Tse will beneficially own 100% of the Company after the merger through Parent and Holdco.

Prior to the effective time of the merger, Parent will designate a bank or trust company reasonably acceptable to the Company to act as the paying agent for the payment of the merger consideration. Promptly after the effective time of the merger (but in any event no later than five business days thereafter), the paying agent will send each record holder of shares of Company common stock (i) a letter of transmittal describing how it may exchange its shares of Company common stock for the merger consideration and (ii) instructions for effecting the surrender of share certificates in exchange for the merger consideration. Do not return your stock certificates with the enclosed proxy card, and do not forward your share certificates to the paying agent without a letter of transmittal. You will not be entitled to receive the merger consideration until you surrender your share certificate or certificates along with a duly completed and executed letter of transmittal to the paying agent or until the paying agent receives an “agent’s message” in the case of shares held in book-entry form and other documents reasonably required by the paying agent and approved by Parent and us. See “The Agreement and Plan of Merger—Treatment of Common Stock, Company Options and Restricted Stock Units” beginning on page 56 and “The Agreement and Plan of Merger—Exchange Procedures” beginning on page 56 for additional information.

Treatment of Company Options and Restricted Stock Units (Page 56)

Each restricted stock unit of the Company (“Company RSU”) pursuant to the Restricted Stock Unit Incentive Plan for the Fiscal Year 2010 – 2011 adopted by the board of directors of the Company on September 8, 2009 (the “Company 2010-2011 RSU Plan”) that is then outstanding, whether vested or unvested, shall become fully vested immediately prior to the effective time of the merger, and each such Company RSU shall be treated as a share of Company common stock for all purposes of the merger agreement as of the effective time of the merger.

Each Company RSU pursuant to the Restricted Stock Unit Incentive Plan for the Fiscal Years 2011-2013 adopted by the board of directors of the Company on October 6, 2011 (the “Company 2011-2013 RSU Plan”), whether vested or unvested, shall be cancelled and converted into the right to receive one restricted stock unit of Holdco at the effective time.

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Each option to purchase Company common stock pursuant to the Equity Incentive Plan for the Fiscal Year 2012-2013 adopted by the board of directors of the Company on November 3, 2011 (the “Company 2012-2013 Incentive Plan”) that is outstanding and vested immediately prior to the effective time of the merger shall be cancelled and converted into the right to receive cash, at the effective time of the merger, in an amount equal to the total number of shares of Company common stock subject to each option immediately prior to the effective time multiplied by the amount, if any, by which $4.50 exceeds the exercise price payable per share issuable under such option. Each of the options to purchase Company common stock and restricted stock units of the Company pursuant to the Company 2012-2013 Incentive Plan that is outstanding and unvested immediately prior to the effective time of the merger shall be cancelled and converted into the right to receive, as applicable, either (i) one option to purchase one ordinary share of Holdco or (ii) one restricted stock unit of Holdco, at the effective time of the merger.

The Company 2010-2011 RSU Plan shall terminate, and the Company 2011-2013 RSU Plan and the Company 2012-2013 Incentive Plan shall be assumed by Holdco, as of the effective time of the merger.

See “The Agreement and Plan of Merger—Treatment of Options and Restricted Stock Units” beginning on page 56 for additional information.

Recommendation of Our Board of Directors and the Special Committee and Their Reasons for the Merger (Page 27)

The special committee unanimously (a) determined that the merger agreement and the transactions contemplated thereby, including the merger, on the terms and subject to the conditions set forth in the merger agreement, are advisable, fair to and in the best interests of the Company and its unaffiliated stockholders and (b) recommended that our board of directors adopt and declare the advisability of the merger agreement and the transactions contemplated by the merger agreement, including the merger, and recommend that the Company’s stockholders approve the merger agreement. After careful consideration of the unanimous recommendation of the special committee and other factors at a meeting of our board of directors, with Mr. Jianquan Li having recused himself, our board of directors determined by the unanimous approval of those present at the meeting that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of the Company and its unaffiliated stockholders, and adopted the merger agreement and the transactions contemplated by the merger agreement, including the merger. ACCORDINGLY, OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE THE MERGER AGREEMENT.

For a discussion of the material factors considered by our board of directors and the special committee in determining to recommend the approval of the merger agreement, and in determining that the merger is fair (both substantively and procedurally) to our unaffiliated stockholders, please see “Special Factors—Recommendation of Our Board of Directors and the Special Committee and Their Reasons for the Merger” beginning on page 27 for additional information. To the extent known by each filing person after making reasonable inquiry, except as set forth under “Special Factors—Recommendation of Our Board of Directors and the Special Committee and Their Reasons for the Merger,” no executive officer, director or affiliate of the Company or such filing person has made a recommendation either in support of or opposed to the transaction.

Except as set forth under “Special Factors—Background of the Merger,” “Special Factors—Recommendation of Our Board of Directors and the Special Committee and Their Reasons for the Merger” and “Special Factors—Opinion of the Special Committee’s Financial Advisor,” no director who is not an employee of the Company has retained an unaffiliated representative to act solely on behalf of unaffiliated stockholders for purposes of negotiating the terms of the transaction and/or preparing a report concerning the fairness of the transaction.

Position of the Buyer Group as to the Fairness of the Merger (Page 39)

The buyer group believes the merger is substantively and procedurally fair to the Company’s unaffiliated stockholders. For the factors upon which such belief is based, please see “Special Factors—Position of the Buyer Group as to the Fairness of the Merger” beginning on page 39.

Opinion of the Special Committee’s Financial Advisor (Page 33)

In connection with the merger, the special committee received a written opinion from William Blair & Company, L.L.C. (“William Blair”), financial advisor to the special committee, as to the fairness, from a financial point of view and as of the date of its opinion, to the stockholders of the Company (other than members of the buyer group and the directors of the Company) of the per share merger consideration to be received by those stockholders. The full text of William Blair’s written opinion, dated July 24, 2012, is attached to this proxy statement as Annex B. You are encouraged to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken. William Blair’s opinion was provided to the special committee in connection with, and for the purposes of, its evaluation of the per share merger consideration from a financial point of view, does not address any other aspect or implication of the proposed transaction or the merits of the underlying decision by the Company to engage in the merger or the relative merits of any alternatives discussed by the special committee and the board of directors of the Company, does not constitute an opinion with respect to the Company’s underlying business decision to effect the merger, any legal, tax or accounting issues concerning the merger, or any terms of the merger (other than the per share merger consideration) and does not constitute a recommendation as to any vote or action the Company or any stockholders of the Company should take in connection with the merger or any aspect thereof. Please see “Special Factors—Opinion of the Special Committee’s Financial Advisor” beginning on page 33 for additional information.

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Financing of the Merger (Page 46)

The buyer group estimates that the total amount of funds necessary to consummate the merger and related transactions, including the payment of customary fees and expenses in connection with the merger, will be approximately $33.5 million. Parent and Merger Sub expect this amount to be provided through a combination of debt financing of up to $25 million from DBS Bank Ltd., Hong Kong branch (“DBS”), rollover financing consisting of the contribution by the rollover holders of an aggregate amount of 18,024,134 shares of Company common stock to Parent (the equivalent of an $81,108,603 investment based upon the per share merger consideration of $4.50) and use of the Company’s available cash in an amount of approximately $8.5 million. See “Special Factors—Financing of the Merger” beginning on page 46 for additional information.

Limited Guaranty (Page 46)

Concurrently with the execution of the merger agreement, Mr. Jianquan Li delivered a limited guaranty pursuant to which he agreed to guarantee the obligations of Parent under the merger agreement to pay, under certain circumstances in which the merger agreement is terminated, a reverse termination fee of $1.8 million to the Company and reimburse certain expenses incurred by the Company. Mr. Jianquan Li has also covenanted with the Company not to sell, offer to sell, give, pledge, encumber, assign, grant any option for the sale of or otherwise dispose of, or enter into any agreement, arrangement or understanding to sell, give, encumber, assign or otherwise dispose of, or permit any charge, lien or encumbrance over, the shares of Company common stock beneficially owned by him. See “Special Factors—Limited Guaranty” beginning on page 46 and “The Agreement and Plan of Merger—Termination Fees and Reimbursement of Expenses” on page 67 for additional information.

Voting Agreement (page 48)

The Company, Parent and the rollover holders have entered into a voting agreement in which the rollover holders agreed to vote all of their shares in favor of the proposal to approve the merger agreement at the special meeting. See “Special Factors—Voting Agreement” beginning on page 48 for additional information.

Interests of the Company’s Directors and Officers and Voting Commitments (Page 49)

In considering the recommendation of our board of directors, you should be aware that certain of our executive officers and directors have interests in the merger that may be different from, or in addition to, your interests as a stockholder. These interests include, among others:

•	As of the date of this proxy statement, Mr. Jianquan Li, the chairman of our board of directors and our chief executive officer, beneficially owns approximately 55.4% of the outstanding shares of our common stock, Ms. Ping Tse, the wife of Mr. Jianquan Li, beneficially owns approximately 18.5% of the outstanding shares of our common stock, and the buyer group accordingly beneficially owns approximately 74.0% of the total outstanding shares of the Company common stock;

•	Pursuant to the contribution agreement, Mr. Jianquan Li will continue to be a stockholder of the Company as the surviving corporation following the merger and will continue to enjoy the benefits from any future earnings, growth or value of the Company and the risks of any possible decrease in its future earnings, growth or value; Mr. Jianquan Li may also benefit after the merger from the elimination of expenses associated with public company reporting requirements and increased flexibility of the Company as a private company;

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•	Pursuant to the voting agreement, Mr. Jianquan Li has agreed to vote all of the shares of Company common stock owned by him in favor of the proposal, to approve the merger agreement, and against any competing proposal at any meeting of stockholders of the Company;

•	Accelerated vesting of certain Company RSUs and cash payments with respect to these Company RSUs and cash payments with respect to certain vested options that are held by employees and officers of the Company and have an exercise price of less than $4.50 per share;

•	Certain unvested Company RSUs and options to purchase Company common stock held by directors and officers of the Company will be cancelled and converted into the right to receive, as applicable, restricted stock units of Holdco or options to purchase ordinary shares of Holdco;

•	Certain directors and officers of the Company will remain directors and officers of the surviving corporation following the merger;

•	Members of the special committee received compensation for their service in evaluating and negotiating the merger agreement and the transactions contemplated by the merger agreement, including the merger; and

•	Continued indemnification and liability insurance for directors and officers of the Company for six years following the completion of the merger for certain claims and liabilities arising from their actions taken prior to the effective time of the merger.

The members of the special committee and our board of directors were aware of these interests, and considered them, when they approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. Please see “Special Factors — Interests of Certain Persons in the Merger” beginning on page 49 for additional information.

Conditions to the Merger (Page 65)

The respective obligations of each of the Company, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver of certain conditions. For a more detailed description of these conditions, please see “The Agreement and Plan of Merger—Conditions to the Merger” beginning on page 65 for additional information.

Regulatory Matters (page 51)

The Company does not believe that any material federal, national, provincial, local or state, whether domestic or foreign, regulatory approvals, filings or notices are required in connection with the merger other than the approvals, filings or notices required under the U.S. federal securities laws and the filing of the articles of merger with the Secretary of State of the State of Nevada with respect to the merger.

Alternative Transaction Proposals (Page 62)

From the date of the merger agreement until 11:59 p.m. New York time on September 2, 2012, the Company and its subsidiaries and their respective representatives are permitted to:

•	initiate, solicit and encourage any alternative transaction proposal (as defined below under “The Agreement and Plan of Merger—Alternative Transaction Proposals”) from third parties, including by providing third parties access to information pursuant to confidentiality agreements containing terms at least as restrictive with respect to such third parties as the confidentiality terms contained in the merger agreement (provided that the Company shall promptly provide any material non-public information concerning the Company or its subsidiaries to Parent if not previously provided to Parent); and

•	enter into and maintain discussions or negotiations with any person with respect to any alternative transaction proposal, or otherwise cooperate with, assist or participate in, facilitate or take any action in connection with such inquiries, proposals, discussions or negotiations.

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From and after 12:00 a.m. New York time on September 3, 2012, the Company shall immediately cease any discussions with any person (other than Parent and any excluded party as defined below) that are ongoing with respect to any alternative transaction proposal except as described in the following paragraph. From and after 12:00 a.m. New York time on September 3, 2012 until the effective time of the merger or, if earlier, the termination of the merger agreement, neither the Company nor its subsidiaries nor any officer or director of the Company or any of its subsidiaries will, directly or indirectly, (a) solicit, initiate, knowingly encourage or knowingly induce an alternative transaction proposal, (b) provide any material non-public information concerning the Company or its subsidiaries to any person in connection with an alternative transaction proposal or (c) engage in any discussions or negotiations with any third party concerning an alternative transaction proposal.

From and after 12:00 a.m. New York time on September 3, 2012 until obtaining the required stockholders’ approval of the merger agreement, the Company may (a) after its receipt of an alternative transaction proposal from any person, contact such person who made such proposal to clarify and understand the terms and conditions of such alternative transaction proposal so as to determine whether such alternative transaction proposal constitutes, or could reasonably be expected to result in, a superior proposal (as defined below under “The Agreement and Plan of Merger—Alternative Transaction Proposals”), (b) furnish information in response to a request by any person who has made such alternative transaction proposal pursuant to a customary confidentiality agreement or (c) engage in any discussions or negotiations with any person who has made such an alternative transaction proposal. In each such case referred to in (b) or (c) above, the special committee must have determined in good faith (after consultation with its outside financial advisor and legal counsel) that such alternative transaction proposal either constitutes a superior proposal or could reasonably be expected to result in a superior proposal.

From and after 12:00 a.m. New York time on September 3, 2012, the Company shall promptly advise Parent within 36 hours, orally or in writing, of any alternative transaction proposal, any initial request for non-public information and any initial request for discussions or negotiations related to an alternative transaction proposal. In connection with such notice, the Company must also provide the material terms and conditions and the identity of the third party making the alternative transaction proposal or request. The Company must also keep Parent informed in all material respects of the status and details of such alternative transaction proposal or request.

Except as described in the following paragraph, the board of directors of the Company may not (a) withdraw or propose publicly to withdraw the board of directors’ recommendation with respect to the merger; or (b) adopt, approve or recommend, or allow the Company or any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement constituting or related to, or that would reasonably be expected to result in, any alternative transaction proposal (such action is referred to herein as a “change of recommendation”).

Prior to obtaining the required stockholders’ vote to approve the merger agreement, if (a) the board of directors of the Company (acting upon the recommendation of the special committee) has determined in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law, it may make a change of recommendation and terminate the merger agreement and (b) authorize the Company to terminate the merger agreement in order to enter into a definitive agreement with respect to such alternative transaction proposal determined in good faith to constitute a superior proposal; provided, however, that prior to taking such action:

•	the Company has given Parent at least five business days’ prior written notice of its intention to take such action and a description of the reasons for taking such action;

•	with respect to any alternative transaction proposal received from and after 12:00 a.m. New York time on September 3, 2012, the Company has negotiated in good faith with Parent during such notice period (to the extent Parent and Merger Sub desire to negotiate), to enable Parent to revise the terms of the merger agreement in such a manner that would obviate the need for taking such action; and

•	following the end of such notice period, the board of directors of the Company (acting upon recommendation of the special committee) shall have determined in good faith, taking into account any revisions to the merger agreement proposed in writing by Parent and Merger Sub, that the alternative transaction proposal continues to constitute a superior proposal.

In this proxy statement, we refer to any person that, prior to 11:59 p.m. New York time on September 2, 2012, has made a bona fide alternative transaction proposal that the board of directors of the Company and the special committee determine in good faith (after consultation with their outside financial and legal advisors), constitutes or would reasonably be expected to result in a superior proposal, as an “excluded party”. Please see “The Agreement and Plan of Merger—Alternative Transaction Proposals” beginning at page 62 for additional information.

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Termination of the Merger Agreement (Page 66)

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after stockholder approval has been obtained:

•	by mutual written consent of the Company (acting upon the recommendation of the special committee) and Parent;

•	by either Parent or the Company, if:

o	any governmental entity of competent jurisdiction shall have issued a final order, injunction or decree permanently having the effect of enjoining or otherwise prohibiting or making illegal the consummation of the merger; provided that this termination right is not available to a party whose failure to fulfill any obligation under the merger agreement has been the primary cause of, primarily resulted in or materially contributed to such order, injunction or decree;

o	the merger is not consummated by the termination date (which is July 24, 2013), provided that this termination right is not available to a party whose failure to fulfill any obligation under the merger agreement has been the primary cause of, primarily resulted in or materially contributed to the failure of closing to occur; or

o	our stockholders do not approve the merger agreement at the special meeting or any adjournment or postponement thereof;

•	by the Company:

o	if Parent or Merger Sub has breached or failed to perform any of its representations, warranties, covenants or agreements under the merger agreement, such that the corresponding condition to closing would not be satisfied and such breach or inaccuracy is not cured, within thirty business days after written notice of such breach; provided that this termination right is not available to the Company if it is then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement;

o	if the board of directors of the Company has effected a change of recommendation and authorized termination of the merger agreement;

o	if the Company enters into a definitive written agreement with respect to a superior proposal after paying to Parent the applicable termination fee; or

o	if all of the closing conditions to the completion of the merger or to the obligations of Parent and Merger Sub to consummate the merger are otherwise satisfied, and Parent and Merger Sub fail to complete the merger within two business days following the date the completion should have occurred;

•	by Parent, if:

o	the Company has breached or failed to perform any of its representations, warranties, covenants or agreements under the merger agreement, or any representation or warranty made by it under the merger agreement, such that the corresponding condition to closing would not be satisfied and such breach or inaccuracy is not cured, within thirty business days after written notice of such breach; provided that this termination right is not available to Parent if it is then in material breach of any of its representations, warranties, covenants or other agreements under the merger agreement; or

o	the board of directors of the Company has made a change of recommendation.

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Please see “The Agreement and Plan of Merger—Termination of the Merger Agreement” beginning at page 66 for additional information.

Termination Fee and Reimbursement of Expenses (Page 67)

The merger agreement contains certain termination rights for the Company and Parent. The Company is required to pay Parent, which is wholly owned by Mr. Jianquan Li, a termination fee of $1.5 million if the merger agreement is: (a) terminated by the Company prior to the receipt of the stockholders’ approval in order to enter into a definitive agreement in connection with a superior proposal; (b) terminated by Parent if the board of directors of the Company has made a change of recommendation; or (c) (i) an alternative transaction proposal has been made and publicly disclosed (and not withdrawn) prior to the termination of the merger agreement, (ii) the merger agreement is terminated by the Company or Parent due to (x) expiration of the termination date or (y) failure to obtain the stockholders’ approval and (iii) such alternative transaction proposal is consummated or any definitive agreement is entered into with respect to such alternative transaction proposal within twelve (12) months of the termination of the merger agreement, except that if the merger agreement is terminated by the Company in order to enter into a definitive agreement in connection with a superior proposal that is received by the Company on or prior to 11:59 p.m. New York time on September 2, 2012, the Company is only required to pay Parent a termination fee of $750,000.

Parent is required to pay the Company a termination fee of $1.8 million if: (a) the merger agreement is terminated by the Company due to a material breach by Parent or Merger Sub; or (b) the merger agreement is terminated by the Company because (i) all of the closing conditions to the obligations of Parent and Merger Sub to consummate the merger are otherwise satisfied and (ii) the merger shall not have been completed within two business days following the date the merger should have been completed. Please see “The Agreement and Plan of Merger—Termination Fee and Reimbursement of Expenses” beginning at page 67 for additional information.

Remedies (page 67)

Other than any equitable remedies to which the Company may be entitled as described below, the Company’s right to terminate the merger agreement and receive payment from Parent of (i) a reverse termination fee of $1.8 million, which is approximately 1.6% of the enterprise value of the Company calculated based on the $4.50 per share merger consideration, in connection with the merger, and (ii) any reimbursement of costs and expenses pursuant to the merger agreement, is the sole and exclusive remedy of the Company against the Parent and Merger Sub with respect to the merger agreement and the transactions contemplated thereby.

Other than any equitable remedies to which Parent or Merger Sub may be entitled, Parent’s and Merger Sub’s right to receive payment of (i) a termination fee of $1.5 million or $750,000, to which approximately 1.4% or 0.7%, as applicable, of the enterprise value of the Company calculated based on the $4.50 per share merger consideration, and (ii) any reimbursement of costs and expenses pursuant to the merger agreement, is the sole and exclusive remedy of Parent and Merger Sub against the Company with respect to the merger agreement and the transactions contemplated thereby.

Parent and Merger Sub are entitled to specific performance of the terms under the merger agreement, including an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement. The Company is entitled to an injunction, specific performance or other equitable remedies to enforce Parent’s obligation to cause DBS to fund the financing at the effective time of the merger but only in the event that (a) all the conditions of Parent and Merger Sub to consummate the merger have been satisfied or waived, (b) the financing has been funded or DBS has confirmed in writing that the financing will be funded at closing and (c) the Company has irrevocably confirmed that, if the financing is funded, it would take such actions that are within its control to cause the consummation of the transactions contemplated by the merger agreement to occur. However, under no circumstances is the Company permitted or entitled to both a grant of specific performance that results in completion of the merger and payment of all or any portion of the reverse termination fee. Please see “The Agreement and Plan of Merger—Remedies” beginning at page 67 for additional information.

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Appraisal Rights of Stockholders (Page 69)

You are not entitled to appraisal rights or other statutory rights of objection in connection with the merger under Nevada law. Section 92A.390 of the Nevada Revised Statutes, or the NRS, does not provide any right of dissent with respect to a plan of merger under the criteria described in that section of the NRS, which the Company satisfies. Please see “Appraisal Rights” beginning at page 69 for additional information.

Certain Material U.S. Federal Income Tax Consequences (Page 71)

The exchange of shares of Company common stock for cash pursuant to the merger will be a taxable transaction for United States federal income tax purposes, and a U.S. Holder who receives cash for shares of Company common stock pursuant to the merger will recognize gain or loss, if any, equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the shares of Company common stock exchanged therefor. Payments made to a non-U.S. Holder with respect to shares of Company common stock exchanged for cash pursuant to the merger generally will be exempt from United States federal income tax unless: (a) the non-U.S. Holder is an individual who was present in the United States for 183 days or more during the taxable year of the exchange and certain other conditions are met; (b) the gain is effectively connected with the non-U.S. Holder’s conduct of a trade or business in the United States, and, if required by an applicable tax treaty, attributable to a permanent establishment maintained by the holder in the United States; or (c) the Company is or has been a United States real property holding corporation, or a USRPHC, for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of exchange of the shares of Company common stock or the period that the non-U.S. Holder held shares of Company common stock. You should consult your tax advisors for a full understanding of the U.S. federal, state, local, foreign and other tax consequences of the merger to you. Please see “Certain Material U.S. Federal Income Tax Consequences” beginning on page 71 for additional information.

 Certain Material PRC Income Tax Consequences (Page 74)

On March 16, 2007, the Fifth Session of the Tenth National People’s Congress passed the Enterprise Income Tax Law of the PRC (“EIT Law”), which became effective on January 1, 2008. Pursuant to the EIT Law and its implementing rules, enterprises established outside China whose “de facto management bodies” are located in China are considered “resident enterprises” and subject to the uniform 25% enterprise income tax rate on worldwide income. Given the short history of the EIT Law and lack of applicable legal precedent, it remains unclear how the PRC tax authorities will determine the PRC tax resident status of a company organized under the laws of a foreign (non-PRC) jurisdiction, such as us. If the PRC tax authorities determine that we are a “resident enterprise” for PRC enterprise income tax purposes, gains realized by investors that are not tax residents of the PRC, including U.S. Holders (“non-resident investors”) may be treated as income derived from sources within the PRC. In such event, any such gain derived by such investors on the sale or transfer of our common stock, including pursuant to the merger, may be subject to income tax under the PRC tax laws. Additionally, if we are determined to be a resident enterprise under the EIT Law, under the PRC Individual Income Tax Law and its implementing rules, any gain realized on the sale or transfer of our common stock, including pursuant to the merger, by non-resident investors who are individuals may be subject to a 20% PRC income tax if such gain is regarded as income derived from sources within the PRC. Please see “Certain Material PRC Income Tax Consequences” beginning on page 74 for additional information.

Fees and Expenses (Page 67)

Except for the right to reimbursement of costs and expenses under certain circumstances, whether or not the merger is completed, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such costs and expenses. Please see “The Agreement and Plan of Merger—Fees and Expenses” beginning at page 67 for additional information.

Delisting and Deregistration of Company Common Stock (Page 51)

If the merger is completed, the Company common stock will be delisted from the NASDAQ Global Market and deregistered under the Exchange Act and we will no longer file periodic reports with the Securities and Exchange Commission (the “SEC”).

Litigation Relating to the Merger (Page 51)

In April 2012, the Company and certain directors of the Company were named as defendants in three putative class action complaints filed in the Eighth Judicial District Court of Clark County, Nevada (the “District Court”) by stockholders of the Company in connection with the proposed merger. The cases are captioned Vitie Rakauskas v. Jianquan Li et al., Case No. A-12-659777; Edouard Bazior v. JianQuan Li et al., Case No. A-12-659967; and Estate of William Weiss v. Winner Medical Group et al., Case No. A-12-660903. On June 25, 2012, the cases were consolidated under the caption In re Winner Medical Group, Inc. Stockholder Litigation, Case No. A-12-659777. Also on that date, plaintiffs Vitie Rakausak, Eduouard Bazior and the Estate of William Weiss were named Co-Lead Plaintiffs for the putative class, and the law firms Berman DeValerio, Levi Korsinski LLP, and Rigrodsky & Long P.A. were named Co-Lead Counsel for the putative class. On August 9, 2012, Co-Lead Plaintiffs served a Consolidated Class Action Complaint. The Consolidated Class Action Complaint alleges, among other things, that the members of the board of directors breached their fiduciary duties to the Company’s stockholders and seeks, among other things, damages and to enjoin the defendants from completing the proposed merger.

The Company and the board of directors believe that the plaintiffs' claims are without merit and intend to defend against them vigorously.

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One of the conditions to the closing of the merger is that no order by a court or other governmental entity shall be in effect that prohibits the consummation of the merger or that makes the consummation of the merger illegal. As such, if the plaintiffs are successful in obtaining an injunction prohibiting the defendants from completing the merger on the agreed-upon terms, then such injunction may prevent the merger from becoming effective, or from becoming effective within the expected timeframe. Please see “Special Factors—Litigation Relating to the Merger” beginning at page 51 for additional information.

Where You Can Find More Information (page 77)

You can find more information about the Company in the periodic reports and other information we file with the SEC. The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov. For a more detailed description of the additional information available, please see “Where You Can Find More Information” beginning on page 77.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting and the merger. These questions and answers may not address all questions that may be important to you as a stockholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q: Why am I receiving this proxy statement?

A: On July 24, 2012, we entered into the merger agreement, with Parent and Merger Sub providing for the merger of Merger Sub with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent. Parent and Merger Sub are indirectly beneficially owned by Mr. Jianquan Li. You are receiving this proxy statement in connection with the solicitation of proxies by the board of directors of the Company in favor of the approval of the merger agreement because you owned shares of Company common stock as of the record date for the special meeting, which is                    , 2012.

Q: What matters will be voted on at the special meeting?

A: You will be asked to consider and vote on the following proposals:

•	Approval of the merger agreement; and

•	Approval of the proposal to adjourn or postpone the special meeting in order to take such actions as our board of directors determines are necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Q: As a stockholder, what will I receive in the merger?

A: If the merger is completed, you will be entitled to receive $4.50 in cash, without interest thereon and less any required withholding taxes, for each share of Company common stock that you own immediately prior to the effective time of the merger as described in the merger agreement.

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See “Certain Material United States Federal Income Tax Consequences” beginning on page 71 for a more detailed description of the United States federal tax consequences of the merger. See “Certain Material PRC Income Tax Consequences” beginning on page 74 for a more detailed description of the PRC tax consequences of the merger. You should consult your own tax advisor for a full understanding of how the merger will affect your federal, state, local and/or non-U.S. taxes.

Q: When will I receive the merger consideration for my shares of Company common stock?

A: After the merger is completed, you will receive written instructions, including a letter of transmittal, that explain how to exchange your shares for the merger consideration. When you properly complete and return the required documentation described in the written instructions, you will promptly receive from the paying agent payment of the merger consideration for your shares of Company common stock.

Q: How will the Company’s outstanding options and restricted stock units be treated in the merger?

A: Each Company RSU pursuant to the Company 2010-2011 RSU Plan that is then outstanding, whether vested or unvested, shall become fully vested immediately prior to the effective time of the merger, and each such Company RSU shall be treated as a share of Company common stock for all purposes of the merger agreement as of the effective time of the merger.

Each Company RSU pursuant to the Company 2011-2013 RSU Plan, whether vested or unvested, shall be cancelled and converted into the right to receive one restricted stock unit of Holdco at the effective time of the merger.

Each option to purchase Company common stock pursuant to the Company 2012-2013 Incentive Plan that is outstanding and vested immediately prior to the effective time of the merger shall be cancelled and converted into the right to receive cash, at the effective time of the merger, in an amount equal to the total number of shares of Company common stock subject to each option immediately prior to the effective time of the merger multiplied by the amount, if any, by which $4.50 exceeds the exercise price payable per share issuable under such option. Each of the options to purchase the Company common stock and Company RSUs pursuant to the Company 2012-2013 Incentive Plan that is then outstanding and unvested shall be cancelled and converted into the right to receive, as applicable, either one option to purchase one ordinary share of Holdco or one restricted stock unit of Holdco, at the effective time of the merger.

The Company 2010-2011 RSU Plan shall terminate, and the Company 2011-2013 RSU Plan and the Company 2012-2013 Incentive Plan shall be assumed by Holdco, as of the effective time of the merger.

Q: When and where is the special meeting of our stockholders?

A: The special meeting of stockholders will be held on                       , 2012, starting at                 , Shenzhen time, at                                 .

Q: What vote of our stockholders is required to approve the merger agreement?

A: Approval of the merger agreement by our stockholders requires the affirmative vote of both (i) stockholders holding at least a majority of the outstanding shares of Company common stock outstanding at the close of business on the record date and (ii) stockholders holding at least a majority of the outstanding shares of the Company common stock not owned, directly or indirectly, by the buyer group on the record date, voting in person or by proxy at a special meeting of stockholders of the Company.

The adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement will be approved if more holders of the shares of Company common stock present in person or represented by proxy and entitled to vote on the proposal vote in favor of the proposal than against the proposal.

At the close of business on                            , 2012, the record date, 24,371,872 shares of Company common stock were outstanding and entitled to vote at the special meeting. The buyer group owns 18,024,134 shares of Company common stock. These represent approximately 74.0% of the total outstanding shares. Mr. Jianquan Li and Ms. Ping Tse have agreed, under the voting agreement, to vote in favor of the proposal to approve the merger agreement. Based on the number of shares of Company common stock expected to be outstanding on the record date, more than 50% of the remaining 6,347,738 shares of Company common stock (representing approximately 26.0% of the total outstanding shares of Company common stock), namely, at least 3,173,870 shares of Company common stock (representing at least 13.0% of the total outstanding shares of Company common stock), owned by the stockholders other than members of the buyer group must be voted in favor of the proposal to be approved.

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Q: Who can attend and vote at the special meeting?

A: All stockholders of record as of the close of business, Shenzhen time, on                       , 2012, the record date for the special meeting, are entitled to receive notice of and to attend and vote at the special meeting, or any postponement or adjournment thereof. Stockholders may vote by attending the special meeting and voting in person. In order to attend the special meeting in person, arrive at the meeting time at the address listed above with your proxy card and a form of valid photo identification. To obtain directions to attend the special meeting, call       at         . If you are a beneficial owner of shares held in “street name” and you want to vote in person at the special meeting, you must contact the bank, brokerage firm or other nominee that holds your shares of Company common stock in their name prior to the meeting and obtain from them a valid proxy issued by them in your name giving you the right to vote the shares of Company common stock registered in their name. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Q: How does our board of directors recommend that I vote?

A: After careful consideration of the unanimous recommendation of the special committee and other factors, at a meeting of our board of directors, with Mr. Jianquan Li having recused himself, our board of directors determined by the unanimous approval of those present at the meeting, that the merger is advisable, fair to and in the best interests of the Company and its unaffiliated stockholders, and approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and recommends that our stockholders vote “FOR” the proposal to approve the merger agreement, and “FOR” the proposal to approve the postponement or adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Please see “Special Factors—Recommendation of Our Board of Directors and the Special Committee and Their Reasons for the Merger” beginning on page 27 for a discussion of the factors that the special committee and our board of directors considered in deciding to recommend the approval of the merger agreement. In addition, in considering the recommendation of the special committee and the board of directors with respect to the merger agreement, you should be aware that some of the Company’s directors and executive officers may have interests that are different from, or in addition to, the interests of our stockholders generally. See “Special Factors—Interests of Certain Persons in the Merger” beginning on page 49 for additional information.

Q: How will our directors and executive officers vote on the proposal to approve the merger agreement?

A: Mr. Jianquan Li, our chairman and chief executive officer, has entered into a voting agreement in which he agreed to vote all of his shares of Company common stock in favor of the approval of the merger agreement. As of                     , 2012, the record date of the special meeting, Mr. Jianquan Li owned 13,513,569 shares of Company common stock entitled to vote at the special meeting, or approximately 55.4% of the outstanding shares of the Company common stock, and Ms. Ping Tse, his wife, beneficially owned 4,510,565 shares of Company common stock, or approximately 18.5% of the outstanding shares of the Company common stock.

As of                     , 2012, the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate,                          shares of Company common stock (excluding shares issuable upon the exercise of options and restricted stock units as of such date), representing         % of the outstanding shares of Company common stock on the record date. The directors and executive officers (other than Mr. Jianquan Li) have informed the Company that they currently intend to vote all of their shares of Company common stock “FOR” the proposal to approve the merger agreement and “FOR” the proposal to adjourn or postpone the special meeting in order to take such actions as our board of directors determines are necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement. Please see “The Special Meeting” beginning on page 52 for additional information.

Q: Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares of Company common stock?

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A: You are not entitled to appraisal rights or other statutory rights of objection in connection with the merger under Nevada law. Section 92A.390 of the NRS does not provide any right of dissent with respect to a plan of merger under criteria described in that section of the NRS, which the Company satisfies.

Q: How do I cast my vote if I am a holder of record?

A: If you were a holder of record as of the close of business, Shenzhen time, on                          , 2012, you may submit your proxy or vote your shares of Company common stock on matters presented at the special meeting in any of the following ways: by telephone, via the Internet, by mail or by voting in person at the meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of Company common stock should be voted on a matter, the shares of Company common stock represented by your properly signed proxy will be voted “FOR” the proposal to approve the merger agreement and “FOR” the proposal to adjourn or postpone the special meeting in order to take such actions as our board of directors determines are necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Q: How do I cast my vote if my shares of Company common stock are held in “street name” by a bank, brokerage firm or other nominee?

A: If your shares of Company common stock are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares of Company common stock held in “street name.” You will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of Company common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee.

Q: What will happen if I abstain from voting or fail to vote on the proposal to approve the merger agreement?

A: If you fail to submit a proxy or vote in person at the special meeting, or abstain, or do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, your shares of Company common stock will not be voted on the proposal to approve the merger agreement, which will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

Q: Can I change my vote after I have delivered my proxy?

A: Yes. If you are a stockholder of record, you have the right to revoke a proxy, whether delivered over the Internet, or by telephone or by mail, at any time before it is voted at the special meeting by (i) submitting a new proxy by telephone or via the Internet after the date of the earlier voted proxy (ii) signing another proxy card with a later date and returning it to us prior to the special meeting or (iii) attending the special meeting and voting in person. If you hold your shares of Company common stock in “street name,” you may submit new voting instructions by contacting your bank, brokerage firm or other nominee. You may also vote in person at the special meeting if you obtain a legal proxy from your bank, brokerage firm or other nominee.

Q:  What should I do if I receive more than one set of voting materials?

A: You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your shares of Company common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of Company common stock. If you are a holder of record and your shares of Company common stock are registered in more than one name, you will receive more than one proxy card. Please submit each proxy and voting instruction card that you receive.

Q: If I am a holder of certificated shares of Company common stock, should I send in my stock certificates now?

A: No. Promptly after the merger is completed, each holder of record as of the time of the merger will be sent written instructions for exchanging their stock certificates for the merger consideration. These instructions will tell you how and where to send in your stock certificates for your cash consideration. You will receive your cash payment after the paying agent receives your share certificates and any other documents requested in the instructions. Please do not send in your stock certificates with your proxy.

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Holders of uncertificated shares of Company common stock (i.e., holders whose shares are held in book entry) will automatically receive their cash consideration as soon as practicable after the effective time of the merger without any further action required on the part of such holders.

Q: What constitutes a quorum for the special meeting?

A: The presence, in person or by proxy, of the holders of a majority of the shares of Company common stock outstanding and entitled to vote on the record date is necessary to constitute a quorum for the transaction of business at the special meeting. Abstentions and broker non-votes are included in determining the number of shares present or represented at the special meeting for purposes of determining whether a quorum exists. Once a share of Company common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned.

Q: Will any proxy solicitors be used in connection with the special meeting?

A: Yes. To assist in the solicitation of proxies, the Company has engaged                .

Q: What happens if the merger is not completed?

A: If the merger agreement is not approved by our stockholders, or if the merger is not completed for any other reason, you will not receive any payment for your Company common stock pursuant to the merger agreement. Instead, we will remain a publicly traded company and our common stock will continue to be registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and listed and traded on the NASDAQ Global Market. Under certain circumstances specified in the merger agreement, we may be required to pay Parent, which is wholly owned by Mr. Jianquan Li, a termination fee of $1.5 million or $750,000, which is approximately 1.4% or 0.7%, as applicable, of the enterprise value of the Company calculated based on the $4.50 per share merger consideration, or Parent may be required to pay us a termination fee of $1.8 million, which is approximately 1.6% of the enterprise value of the Company calculated based on the $4.50 per share merger consideration. See “The Agreement and Plan of Merger—Termination Fees and Reimbursement of Expenses” beginning on page 67 for additional information.

Q: When is the merger expected to be completed?

A: We are working to complete the merger as quickly as possible. We currently expect the merger to be completed before December 31, 2012, subject to all conditions to the merger having been satisfied or waived. However, we cannot assure you that all conditions to the merger will be satisfied or waived by then or at all.

Q: What is householding and how does it affect me?

A: The SEC permits companies to send a single set of certain disclosure documents to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. This householding process reduces the volume of duplicate information and reduces printing and mailing expenses. We have not instituted householding for stockholders of record; however, certain brokerage firms may have instituted householding for beneficial owners of Company common stock held through brokerage firms. If your family has multiple accounts holding Company common stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q: Who can help answer my questions?

A: If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact                toll-free at                , collect at               , by email at                 or at             .

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SPECIAL FACTORS

The following is a description of the material aspects of the merger. While we believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire document, including the merger agreement attached to this proxy statement as Annex A, for a more complete understanding of the merger. The following description is subject to, and is qualified in its entirety by reference to, the merger agreement.

The Parties

The Company

The Company is a leading China-based exporter and retailer of high-quality medical dressings and consumer products made from 100% cotton, according to industry trade association statistics. The Company has fifteen wholly owned subsidiaries and three joint ventures, which manufacture and sell tailored medical dressings and disposables, as well as non-woven fabric made from natural cotton. With a vertically integrated supply chain ranging from spinning fabric to finished goods, the Company provides its customers with a wide range of high-quality products, from surgical and wound care to consumer goods in China and abroad. Its products include those with FDA, CE mark, TUV and other global standard certifications and the Company holds 54 domestic and international patents. For nine consecutive years, the Company has ranked as one of the leading medical dressing exporters in China, with North America, Europe and Japan as its major markets. In addition, the Company distributes under its own “Winner” and “PurCotton®” brand names in China. To learn more about Winner Medical, please visit Winner Medical’s website at: http://winnermedical.investorroom.com. The Company’s website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. See also “Where You Can Find More Information” beginning on page 77. Company common stock is publicly quoted on the NASDAQ Global Market under the symbol “WWIN.” Our principal executive offices are located at Winner Industrial Park, Bulong Road, Long Hua, Shenzhen, China.

Parent

Winner Holding Limited was incorporated under the laws of the Cayman Islands, and was formed by Mr. Jianquan Li solely for the purpose of owning the Company after the merger and arranging the financing for the merger. Parent is a wholly owned subsidiary of Holdco (as defined below). Parent has not engaged in any business except for activities incidental to its formation and in connection with the transactions contemplated by the merger agreement, including the merger and related financing transactions. The registered office of Parent is Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman KY1-1112, Cayman Islands, and its telephone number is (86) 755-2813-8888.

Merger Sub

Winner Acquisition, Inc. was incorporated under the laws of the State of Nevada and was formed by Mr. Jianquan Li solely for the purpose of effecting the merger and arranging the financing for the merger. Merger Sub is a wholly owned subsidiary of Parent. Merger Sub has not engaged in any business except for activities incidental to its formation and in connection with the transactions contemplated by the merger agreement, including the merger and related financing transactions. The registered office of Merger Sub is c/o Paracorp Incorporated, 318 N. Carson Street, Suite 2008, Carson City, NV 89701, and its telephone number is (86) 755-2813-8888.

Holdco

Glory Ray Holdings Limited was incorporated under the laws of the British Virgin Islands and was formed by Mr. Jianquan Li solely for the purpose of owning the entire shares of Parent and arranging the financing for the merger. Holdco is currently wholly owned by Mr. Jianquan Li. Prior to the closing of the merger, each of Mr. Jianquan Li and Ms. Ping Tse will receive shares of Holdco in exchange for contributing their respective shares of Company common stock to Parent pursuant to a contribution agreement, as part of the rollover financing. Holdco has not engaged in any business except for activities incidental to its formation and in connection with the transactions contemplated by the merger agreement, including the merger and related financing transactions. The registered office of Holdco is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands, and its telephone number is (86) 755-2813-8888.

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Mr. Jianquan Li

Mr. Jianquan Li is, and has been for the last five years, the chairman and chief executive officer of the Company. The business address of Mr. Jianquan Li is Winner Industrial Park, Bulong Road, Longhua, Shenzhen City, 518109, People’s Republic of China. His telephone number is (86) 755-2813-8888. Mr. Jianquan Li is a citizen of Hong Kong Special Administrative Region.

Ms. Ping Tse

Ms. Ping Tse is Mr. Jianquan Li's wife. Ms. Ping Tse’s address is c/o Mr. Jianquan Li, Winner Industrial Park, Bulong Road, Longhua Shenzhen City, 518109, People’s Republic of China. Her telephone number is (86) 755-2813-8888. Ms. Ping Tse is a citizen of Hong Kong Special Administrative Region.

Overview of the Transaction

The Company, Parent and Merger Sub entered into the merger agreement on July 24, 2012. Under the terms of the merger agreement, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent. The Company, as the surviving corporation, will continue to do business under the name “Winner Medial Group Inc.” following the merger. At the effective time of the merger, the following will occur in connection with the merger:

—	each share of Company common stock issued and outstanding immediately prior to the effective time of the merger (other than Excluded Shares) will be converted into the right to receive the per share merger consideration of $4.50 without interest and net of any applicable withholding taxes;

—	each of the Excluded Shares will be cancelled for no consideration;

—	each Company RSU pursuant to the Company 2010-2011 RSU Plan that is outstanding immediately prior to the effective time of the merger, whether vested or unvested, shall become fully vested immediately prior to the effective time of the merger, and each such 2010-2011 Company RSU shall be treated as a share of Company common stock for all purposes of the merger agreement as of the effective time;

—	each Company RSU pursuant to the Company 2011-2013 RSU Plan, whether vested or unvested, shall be cancelled and converted into the right to receive one restricted stock unit of Holdco at the effective time;

—	each option to purchase Company common stock pursuant to the Company 2012-2013 Incentive Plan that is outstanding and vested immediately prior to the effective time of the merger shall be cancelled and converted into the right to receive cash, at the effective time of the merger, in an amount equal to the total number of shares of Company common stock subject to each option immediately prior to the effective time of the merger multiplied by the amount, if any, by which $4.50 exceeds the exercise price payable per share issuable under such option. Each of the options to purchase the Company common stock and restricted stock units of the Company pursuant to the Company 2012-2013 Incentive Plan that is then outstanding and unvested shall be cancelled and converted into the right to receive, as applicable, either one option to purchase one ordinary share of Holdco or one restricted stock unit of Holdco, at the effective time of the merger; and

—	the Company 2010-2011 RSU Plan shall terminate, and the Company 2011-2013 RSU Plan and the Company 2012-2013 Incentive Plan shall be assumed by Holdco, as of the effective time of the merger.

Following and as a result of the merger:

—	the unaffiliated stockholders will no longer have any interest in, and will no longer be stockholders of, the Company, and will not participate in any of the Company’s future earnings or growth;

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—	shares of Company common stock will no longer be listed on the NASDAQ Global Market, and price quotations with respect to shares of Company common stock in the public market will no longer be available; and

—	the registration of the Company common stock under the Exchange Act will be terminated.

Management and Board of Directors of the Surviving Corporation

The board of directors of the surviving corporation will, from and after the effective time of the merger, consist of the directors of Merger Sub as of immediately prior to the effective time of the merger (identified below under “Annex C—Directors and Executive Officers of Each Filing Person”), until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal. The officers of the surviving corporation will, from and after the effective time of the merger, be the officers of the Company as of immediately prior to the effective time of the merger (identified below under “Annex C—Directors and Executive Officers of Each Filing Person”), until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal.

Background of the Merger

Our board of directors and senior management periodically review the Company’s long-term strategic plans with the goal of enhancing stockholder value. As part of this ongoing process, our board of directors and senior management, from time to time, have considered strategic alternatives that may be available to the Company.

Starting in late January 2012, Mr. Jianquan Li was approached by several private equity funds regarding a potential going private transaction involving the Company.

Mr. Jianquan Li only started to contemplate the feasibility of such a transaction thereafter as the Company’s business strategy shifted from focusing on medical supplies exports to sales of medical and consumer products in the Chinese market.

Around the end of March 2012, Mr. Jianquan Li met with representatives of several possible financing sources to discuss a possible transaction. No details regarding the terms or timing of the transaction were discussed. Mr. Jianquan Li also approached and engaged Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) regarding the transaction because of Skadden’s extensive experience with mergers and acquisitions transactions, particularly going private transactions, its significant history of representing Asia-based companies and its ability to communicate easily in both English and Mandarin.

On April 1, 2012, Mr. Jianquan Li called a meeting of the board of directors of the Company, at which he submitted a non-binding proposal letter (“Proposal Letter”) to the board of directors of the Company proposing to undertake the transaction by acquiring all of the shares of the Company common stock not currently or indirectly owned by him and his wife, Ms. Ping Tse, for cash consideration of $4.30 per share of Company common stock. In the Proposal Letter, Mr. Jianquan Li outlined his intention to finance the possible transaction with a combination of debt financing and equity financing. He indicated that he had held preliminary discussions with potential sources of financing. He also indicated that he would provide equity financing from his existing holdings of Company common stock.

Thereafter, Mr. Jianquan Li recused himself from the meeting and the rest of the board of directors held a meeting to discuss the Proposal Letter. At the meeting, the board of directors formed a special committee of independent directors consisting of three independent directors, Mr. Wenzhao Liang, Mr. Lawrence Xiaoxia Pan and Mr. Xuedong Wu, to consider and attend to all matters in connection with the proposal and any alternative transactions. The board of directors authorized the special committee to, among other things, (a) formulate, establish, oversee and direct a process for the identification, solicitation, evaluation and negotiation of any potential sale transaction, (b) evaluate and negotiate the terms of any proposed definitive or other agreements in respect of any potential sale transaction, (c) communicate with relevant parties (including, without limitation, stockholders, investors, management, other directors, employees, agents and representatives of the Company and other potential acquirers) in respect of any potential sale transaction, (d) make recommendations to the board of directors in respect of any potential sale transaction, including, without limitation, any recommendation to not proceed with or to recommend that the Company’s stockholders reject a potential sale transaction, and (e) make recommendations to the board of directors that the board of directors take other actions or consider other matters that the special committee deems necessary or appropriate with respect to any potential sale transaction.

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As discussed below, Mr. Jianquan Li recused himself from all matters on behalf of the board of directors and the Company regarding the proposed transaction and, pursuant to the request of the special committee, Mr. Jianquan Li did not participate in or supervise (a) the review of the draft merger agreement on behalf of the Company, including the evaluation of the interim covenants relating to the operation of the Company between signing of the merger agreement and the closing of the proposed transaction or (b) the preparation of the Company’s financial projections provided to the special committee, the board of directors, William Blair and the DBS.

On April 2, 2012, the Company issued a press release regarding its receipt of the Proposal Letter and the transaction proposed therein, and filed the press release as an exhibit to its Current Report on Form 8-K.

Between April 1 and April 10, 2012, the special committee invited a number of law firms and investment banking firms to submit their qualifications and proposals to act as its legal advisor and financial advisor, respectively.

On April 10, 2012, the special committee interviewed two law firms and three investment banking firms which had submitted their qualifications and proposals to choose from among them its legal advisor and financial advisor and discussed among the members of the special committee the possible positive and negative qualifications of candidates for each role. Thereafter, on April 13, 2012, the special committee decided to retain Cleary Gottlieb Steen & Hamilton LLP (“Cleary”) as its legal counsel and William Blair as its financial advisor to assist with its work. The special committee’s decision was based on, among other factors, these two firms’ qualifications, their extensive experience with mergers and acquisitions transactions, including going private transactions, their significant history of working with China-based companies and their ability to easily communicate in both English and Mandarin. The special committee inquired and confirmed that neither firm had any conflict of interest with respect to the proposed transaction by Mr. Jianquan Li.

On April 13 and April 19, 2012, the special committee and the Company formally executed engagement letters with Cleary and William Blair, respectively.

On April 19, 2012, the special committee requested to schedule an initial meeting with representatives of Cleary and William Blair, and requested that the advisors prepare materials for the initial meeting.

On April 20, 2012, the special committee received a request from Mr. Jianquan Li to allow two potential private equity investors, which we refer to as “Investor A” and “Investor B”, that were interested in participating in the proposed transaction with Mr. Jianquan Li to commence due diligence on the Company. On April 23, 2012, the special committee had a telephonic meeting with representatives of Cleary and William Blair in attendance to discuss the process of a potential transaction with respect to Mr. Jianquan Li’s proposal. At the meeting, (a) representatives of William Blair discussed their due diligence plan with the special committee, (b) Cleary reviewed and advised the special committee of U.S. securities laws matters that could be raised by the proposed transaction, (c) Cleary reviewed and advised the special committee regarding the directors’ fiduciary duties in the context of the proposed transaction, (d) the special committee reviewed a tentative transaction timeline for the proposed transaction and (e) the special committee confirmed the engagement of Lionel Sawyer & Collins (“Lionel Sawyer”) as Nevada legal counsel to the special committee, which decision was based on Lionel Sawyer’s extensive experience with corporate transactions, including mergers and acquisitions, its strong reputation and the absence of any prior relationship with the Company or Mr. Jianquan Li. Representatives of William Blair further elaborated on the timetable and process in connection with conducting a pre-signing or post-signing market check, should the special committee determine that would be in the best interests of the Company and the unaffiliated stockholders. The special committee discussed with its advisors the possibility of exploring potential alternative transactions to the merger, but decided to defer the decision of whether to conduct a market check until after William Blair’s preliminary financial analyses became available. The special committee and its advisors also discussed the recent request from Mr. Jianquan Li to allow Investor A and Investor B to commence due diligence on the Company and concluded to approve such due diligence subject to such investors entering into satisfactory confidentiality agreements with the Company that included appropriate standstill provisions as well as provisions prohibiting any agreement with Mr. Jianquan Li without the special committee’s prior approval. In determining to allow Investor A and Investor B to commence due diligence on the Company, the special committee considered the following factors: (i) that both Investor A and Investor B were well-established players in the private equity industry and (ii) if the special committee determined to proceed with the proposed transaction involving Mr. Jianquan Li, the participation by Investor A and/or Investor B could (x) provide greater certainty of financing and increase the ability of Mr. Jianquan Li to consummate the merger and (y) lead to a higher offer price by Mr. Jianquan Li, which would be in the interest of the unaffiliated stockholders.

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On April 25, 2012, Cleary sent a draft confidentiality agreement to Skadden to be passed along to Investor A.

On April 27, 2012, Cleary received comments to the confidentiality agreement from Investor A. From April 27 to April 30, 2012, Cleary had discussions with legal counsel to Investor A on the confidentiality agreement. On April 30, 2012, the Company signed a confidentiality agreement with Investor A, and thereafter Investor A commenced due diligence on the Company. Also on April 27, 2012, representatives of William Blair had a telephonic meeting with senior management of the Company to discuss the Company’s financial forecasts.

On April 30, 2012, the special committee and the Company formally executed an engagement letter with Lionel Sawyer.

On May 7, 2012, the special committee held a telephonic meeting with representatives of Cleary and William Blair in attendance. At the meeting, (a) the special committee reviewed draft mandate resolutions and discussed the independence afforded the special committee by the draft mandate resolutions, as well as the related protection it would provide the Company’s stockholders that were not part of the buyer group, (b) the special committee reviewed a draft protocol outlining a process for management of the Company to follow during the discussion of the potential transaction with respect to Mr. Jianquan Li’s proposal in order to maintain the independence of the process, including the due diligence process, and (c) representatives of William Blair discussed their progress with respect to their due diligence of the Company. The draft protocol provided, among other things, that (i) no member of management (other than Mr. Jianquan Li), particularly Mr. Xiuyuan Fang, the chief financial officer and director of the Company, would be permitted to discuss any post-closing arrangement, including the rollover of his or her shares, with any potential participant in any transaction involving the Company (including Mr. Jianquan Li), without the express permission of the special committee, (ii) all due diligence would be performed through formal communication channels supervised by the special committee or a person designated by the special committee and (iii) members of management and any other director should inform the special committee promptly if he or she is contacted by any potential participant in any transaction involving the Company. After discussing the draft mandate resolutions and the draft protocol at length, the special committee had no further comments on the draft mandate resolutions of the board of directors or the draft protocol. In addition, the special committee decided to formally request that Mr. Jianquan Li recuse himself from any future meetings of the board of directors at which the proposed transaction would be discussed, which he did. The special committee authorized Ms. Huixuan (Fiona) Chen, the acting secretary of the special committee and investor relationship manager of the Company, to coordinate with William Blair and potential investors, including Investor A, on behalf of the special committee with respect to due diligence and related logistics. The special committee also instructed (i) Ms. Huixuan (Fiona) Chen to convey the protocol for process to Mr. Xiuyuan Fang, the chief financial officer and director of the Company, and any other appropriate persons within the Company, and (ii) Cleary to contact Mr. Xiuyuan Fang, in light of his position as a key management personnel of the Company to ensure that he understood and agreed to abide by the protocol.

On May 8, 2012, the board of directors (other than Mr. Jianquan Li, who recused himself from the action) approved the mandate resolutions for the special committee by unanimous written resolution. The mandate resolutions authorized the special committee to (a) formulate, establish, oversee and direct a process for the identification, solicitation, evaluation and negotiation of any potential sale transaction, (b) evaluate and negotiate the terms of any proposed definitive or other agreements in respect of any potential sale transaction, (c) communicate with relevant parties (including, without limitation, stockholders, investors, management, other directors, employees, agents and representatives of the Company and other potential acquirers) in respect of any potential sale transaction, (d) make recommendations to the board of directors in respect of any potential sale transaction, including, without limitation, any recommendation to not proceed with or to recommend that the Company’s stockholders reject a potential sale transaction, and (e) make recommendations to the board of directors that the board of directors take other actions or consider other matters that the special committee deems necessary or appropriate with respect to any potential sale transaction. The resolutions also provided that the board of directors would not approve any deal without the special committee’s recommendation. The resolutions further authorized the payment of $10,000 per month to the chairman of the special committee and $7,000 per month to each other member of the special committee as compensation for their services in such capacity.

On May 8, 2012, pursuant to the instructions of the special committee, Cleary had a telephonic meeting with Mr. Xiuyuan Fang. At the meeting, Cleary discussed with Mr. Xiuyuan Fang his and other management members’ positions during the process of the potential transaction with respect to Mr. Jianquan Li’s proposal, including the due diligence process, and certain restrictions on the rollover of shares of Company common stock held by management members, including Mr. Xiuyuan Fang. Mr. Xiuyuan Fang confirmed that he was not in discussions with Mr. Jianquan Li regarding a rollover of his shares and agreed to abide by and to cause other officers of the Company to abide by the protocol for process established by the special committee. Mr. Xiuyuan Fang also confirmed during the call that he and Mr. Jianquan Li were the primary “decision makers” at the Company.

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On May 11, 2012, the senior management of the Company sent its financial forecast model to William Blair.

On May 18, 2012, Skadden provided an initial draft of the merger agreement to the special committee and Cleary.

On May 22, 2012, as requested by the Company, Cleary provided a form confidentiality agreement to Investor B. On May 22 and 23, Cleary had discussions with Investor B on the confidentiality agreement, and the Company signed the confidentiality agreement with Investor B on May 25. Thereafter, Investor B commenced due diligence on the Company.

On May 23, 2012, members of the senior management of the Company met with representatives of William Blair to discuss the company’s financial forecast model. Topics also covered in the discussion included financial management structure, internal financial controls, financial reporting systems and past and forecasted financial performance.

On May 24, 2012, the Company sent a revised financial forecast model to William Blair, and the representatives of William Blair used this model as a basis for their preliminary financial analyses.

From May 14 to June 4, 2012, the special committee had several telephonic meetings with representatives of Cleary and William Blair to review status updates of the process of the potential transaction with respect to Mr. Jianquan Li’s proposal, including updates on the due diligence process and preliminary financial analyses of William Blair. As a strategic matter, the special committee decided not to respond to the draft merger agreement provided by Skadden until after William Blair’s preliminary financial analyses became available.

On June 25, 2012, the special committee held a meeting in Shenzhen with representatives of Cleary and William Blair in attendance. At the meeting, representatives of William Blair discussed with the special committee their preliminary financial analyses, based on the Company’s financial projections, which were prepared by senior management of the Company, of the purchase price of $4.30 per share proposed by the buyer group to acquire the shares of Company common stock (other than the Excluded Shares), and the discussion of such preliminary financial analyses included a preliminary selected public company trading analysis, selected transaction multiple analysis, discounted cash flow analysis, precedent leveraged acquisition analysis and precedent acquisitions of publicly traded companies premiums paid analysis. The special committee noted that the offer price of $4.30 per share was within or above the valuation ranges derived from each analysis, as indicated by the preliminary financial analyses. In discussing the preliminary selected public company trading analysis performed by the representatives of William Blair, the special committee discussed the criteria for selecting the different groups of companies included in the analysis and inquired whether there were any other groups of companies that should be considered. After discussion, the special committee requested the representatives of William Blair to provide supplemental preliminary public company trading analysis materials by including Chinese healthcare companies listed in the U.S. through reverse merger in its preliminary selected public company trading analyses. Thereafter, representatives of Cleary explained the structure and the key terms of the draft merger agreement circulated by Skadden to the special committee and discussed with the special committee the key issues identified in the draft merger agreement, the effect and implications of various positions as to the key terms in the draft merger agreement and potential positions that the special committee might adopt with respect to the identified issues and key terms. Among other things, the special committee and its advisors discussed (i) whether the obligations of Parent and Merger Sub would be guaranteed by creditworthy beneficial owners of the rollover shares, (ii) the treatment of outstanding options and restricted stock units of the Company proposed by Mr. Jianquan Li, which was separately conveyed to the special committee by Skadden, (iii) conditioning the merger on a vote of a majority of the minority public stockholders not affiliated with the buyer group (the “majority of the minority” vote), (iv) the special committee’s rights and limitations in soliciting and dealing with third party competing proposals, (v) the amount of the proposed termination fee and reverse termination fee and related triggering events, (vi) the buyer group’s proposed financing and (vii) the proposed conditions to closing.

On June 29, 2012, representatives of William Blair provided supplemental preliminary public company trading analysis in response to the request of the special committee. On the same day, the special committee held a telephonic meeting with representatives of Cleary and William Blair in attendance. At the meeting, (a) representatives of William Blair discussed with the special committee the supplemental preliminary public company trading analysis requested by the special committee and (b) representatives of Cleary discussed with the special committee certain key issues in the draft merger agreement. The special committee noted that the offer price of $4.30 per share was within or above the valuation ranges derived from the public company trading analysis, as indicated by the supplemental preliminary financial analysis. Thereafter, the special committee continued its meeting in executive session without its advisors present to discuss the major issues regarding the proposed transaction. Following this executive session, the representatives of Cleary and William Blair rejoined the special committee meeting. The special committee instructed representatives of William Blair and Cleary to engage in negotiations with representatives of the buyer group in an effort to increase the merger consideration from $4.30 per share to $4.51 per share and to follow up with Skadden on the status of the buyer group’s financing. In determining to request that the buyer group increase the merger consideration to $4.51 per share, the special committee considered various factors, including its fiduciary duties under Nevada law, the preliminary financial analyses prepared by representatives of William Blair, its familiarity with the Company’s business, operations, financial position and prospects, and the financial resources of the buyer group.

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On the same day, representatives of Cleary had a telephone call with representatives of Skadden and informed them of the positions of the special committee on the major issues. On June 30, 2012, representatives of Cleary sent a key issues list to Skadden summarizing the positions of the special committee on the major issues, including the requests for (i) a “go-shop” right of the Company for 60 days and (ii) a “majority of minority” vote condition.

On July 2, 2012, representatives of William Blair, on behalf of the special committee, held a meeting with Mr. Jianquan Li to discuss the major commercial issues in the draft merger agreement. Thereafter, representatives of William Blair reported to the special committee that Mr. Jianquan Li would consider accepting (i) an increase of the merger consideration from $4.30 to $4.50 per share, (ii) a “go-shop” right of the Company for 40 days, (iii) a “majority of the minority” vote condition and (iv) a termination fee of $1.5 million and a reverse termination fee of $1.8 million, subject to agreement on the other issues in the draft merger agreement. Representatives of Cleary reported that the buyer group had not reverted on the remaining issues under the draft merger agreement. The special committee decided to defer its decision regarding the revised proposal from Mr. Jianquan Li until after the buyer group clarified its position with respect to these remaining issues.

Since April 1, 2012, Mr. Jianquan Li has had discussions with various equity and debt financing sources with respect to their participation in the financing for the transaction. In the middle of June, 2012, Mr. Jianquan Li had an initial phone conversation with DBS to discuss the possibility of DBS providing debt financing for the transaction. On June 25, 2012 Mr. Jianquan Li and DBS discussed key terms of the financing including, among other things, interest rate, term of the loan and financing fees. In early July, based on the terms offered by the various financing sources, Mr. Jianquan Li decided on a preliminary basis to apply for a loan from DBS because DBS had experience with similar transactions and offered more favorable interest rate and lending terms to the borrower, which makes its financing package more attractive to Mr. Jianquan Li than the other financing sources.

On July 3, 2012, Ms. Huixuan (Fiona) Chen, the acting secretary of the special committee, separately reported to each member of the special committee and Cleary that she had been informed by Mr. Jianquan Li that, due to uncertainty in the outcome of his discussions with Investor B, Mr. Jianquan Li intends to concurrently apply for a loan from DBS which would enable the transaction without an outside equity investor. During the call with Cleary, Ms. Huixuan (Fiona) Chen, on behalf of the special committee, also requested Cleary to provide a form confidentiality agreement to DBS. DBS and the Company signed the confidentiality agreement on July 6, 2012.

On July 6, 2012, Skadden provided initial drafts of the limited guaranty, the voting agreement and the contribution agreement to the special committee and Cleary.

On July 7, 2012, Skadden received the initial draft of the debt commitment letter term sheet from DBS, which Skadden then provided to Mr. Jianquan Li.

On July 9, 2012, Skadden informed Cleary that Mr. Jianquan Li had terminated discussions with Investor A and Investor B and that Mr. Jianquan Li expected to obtain financing from DBS to fund the proposed transaction.

On the same day, in response to the key issues list provided by Cleary, Skadden provided a revised draft of the merger agreement to the special committee and Cleary which, among other things, reflected (a) removal of the “majority of the minority” vote condition, (b) insertion of a modified Nevada takeover statute representation of the Company, (c) removal of the “go-shop” provisions, and (d) insertion of specific performance for Parent only.

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On July 9, 2012, Skadden provided DBS with a revised draft of the debt commitment letter term sheet. The key differences between Mr. Jianquan Li’s positions and that of DBS included, among other things, the availability period of the facility, the security package, the drawdown conditions, the borrower’s covenants, the events of default and the financing fees with respect to the financing.

On July 10, 2012, Mr. Jianquan Li met with DBS in Hong Kong to discuss the above key outstanding terms for the debt financing. However, the parties did not reach any agreement with respect to these terms.

On July 11, 2012, representatives of Cleary and Skadden held a telephonic meeting to discuss the outstanding commercial and legal issues in the merger agreement based on the revised draft provided by Skadden on July 9, 2012.

On July 12, 2012, Skadden provided to the special committee the buyer group’s positions on the material outstanding issues, which included its agreement to (a) an increase of the merger consideration from $4.30 per share to $4.50 per share, (b) a “majority of the minority” vote condition and (c) a 40-day “go-shop” provision, and conveyed that this was the buyer group’s best and final offer.

On July 13, 2012, Clifford Chance LLP (“Clifford Chance”), legal counsel to DBS, provided Skadden with a revised draft of the debt commitment letter term sheet and a draft of the debt commitment letter.

Between July 16, 2012 and July 21, 2012, Mr. Jianquan Li, DBS, Skadden and Clifford Chance engaged in extensive negotiations with respect to the outstanding terms of the debt commitment letter and the debt commitment letter term sheet. During this period, Skadden also provided Cleary with interim drafts of the debt commitment letter and the debt commitment letter term sheet and took comments from Cleary on both documents. On July 21, 2012, the parties agreed on the terms of the debt commitment letter and the debt commitment letter term sheet and finalized these two documents.

On July 15, 2012, the special committee held a telephonic meeting with representatives of Cleary and William Blair in attendance to discuss the buyer group’s positions on material issues in the merger agreement. At the meeting, the special committee noted that the offer price of $4.50 per share was within or above the valuation ranges derived from each analysis, as indicated by the preliminary financial analyses. In addition, after taking into account that the rollover holders collectively owned approximately 74.0% of the total outstanding shares of Company common stock and had stated that they would not consider a sale of their shares, as well as the uncertainty of whether a pre-signing market check would produce any additional proposals or superior proposals, the special committee determined not to request that William Blair conduct a pre-signing market check. In making this decision, the special committee also considered the possibility that a pre-signing market check could result in a leak or otherwise precipitate the buyer group withdrawing its offer price of $4.50 per share, which would not be in the best interest of the unaffiliated stockholders.

Between July 12 and July 23, 2012, Cleary and Skadden exchanged various drafts of the merger agreement, limited guaranty, voting agreement and contribution agreement.

Between June 26 and July 24, 2012, Lionel Sawyer reviewed and provided comments on drafts of the merger agreement and responded to queries from Cleary and the special committee on issues of Nevada law.

On July 17, 2012, representatives of Skadden notified Cleary of a request from the buyer group to use available cash of the Company to pay a portion of the merger consideration that would be payable to the unaffiliated stockholders.

On July 18, 2012, Skadden provided a draft of the debt commitment letter from DBS, including the terms and conditions to the commitment, to the special committee and Cleary. Between July 18 and July 23, 2012, Cleary provided various comments to the draft debt commitment letter.

On July 20, 2012, the special committee held a telephonic meeting with representatives of Cleary and William Blair in attendance to discuss the buyer group’s request to use the Company’s available cash to fund a portion of the merger consideration. Representatives of William Blair confirmed that this would be unlikely to affect their financial analyses. Between July 21 and July 23, 2012, the special committee held discussions among themselves with respect to the buyer group’s proposal to use the Company’s available cash to fund a portion of the merger consideration and decided to approve such request, since the buyer group would have access to the cash upon completion of the proposed transaction in any event and allowing the buyer group to use it would improve the certainty of financing and increase the ability of Mr. Jianquan Li to consummate the merger, which the special committee believed to be in the best interest of the unaffiliated stockholders.

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On July 21, 2012, Skadden provided Cleary with revised drafts of the merger agreement and contribution agreement. The revised merger agreement reflected the use of Company cash as a part of the merger consideration. The revised contribution agreement reflected an updated schedule setting forth the amount of Holdco shares issuable to the buyer group after completion of the merger.

On July 23, 2012, Skadden provided Clifford Chance with a draft of the merger agreement, and DBS, Mr. Jianquan Li and Parent executed a debt commitment letter in favor of Parent. Under the debt commitment letter, DBS is committed to provide a term loan facility up to maximum aggregate amount of $25 million, subject to satisfaction of certain terms and conditions. Skadden provided Cleary with the executed debt commitment letter, which Cleary then provided to the special committee.

On July 24, 2012, the special committee held a telephonic meeting with representatives of Cleary and William Blair in attendance. Representatives of Cleary circulated the various transaction documents to the special committee, including the finalized merger agreement, limited guaranty, voting agreement and contribution agreement and the debt commitment letter executed by Mr. Jianquan Li and DBS. Representatives of William Blair provided a summary of the financial analyses they had performed. These had previously been presented by representatives of William Blair to the special committee (as described above). At the request of the special committee, representatives of William Blair then verbally rendered William Blair’s opinion to the special committee, which was confirmed by delivery of its written opinion dated the same date that, based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken, as to the fairness, from a financial point of view and as of that date, to the stockholders of the Company (other than members of the buyer group and the directors of the Company) of the merger consideration to be received by those stockholders in connection with the proposed transaction. Please see “Special Factors—Opinion of the Special Committee’s Financial Advisor” beginning on page 33 for additional information regarding the financial analyses performed by William Blair and the opinion rendered by William Blair to the special committee. The full text of the written opinion of William Blair delivered on July 24, 2012, is attached as Annex B to this proxy statement. Cleary then provided an overview of the key terms of the draft merger agreement, limited guaranty, contribution agreement and voting agreement to the special committee and reviewed with the special committee their fiduciary duties in connection with recommending that the board approve the proposed transaction. On July 24, 2012, following a comprehensive and detailed discussion of the proposed terms of the merger agreement, as well as William Blair’s financial presentation and opinion, the special committee unanimously resolved (i) to recommend that our board of directors adopt and declare the advisability of the merger agreement and the transactions contemplated thereby, including the merger, (ii) to recommend that our board of directors approve the limited guaranty, voting agreement and contribution agreement and (iii) that, following execution of the merger agreement, the Company initiate, solicit and encourage alternative transaction proposals in the manner set forth in the merger agreement.

Following the meeting of the special committee, representatives of Cleary circulated the approved drafts of the various transaction documents to Mr. Xiuyuan Fang in his capacity as a director of the Company. Later on the same day, our board of directors (except for Mr. Jianquan Li, who recused himself) held a meeting. Mr. Xiuyuan Fang confirmed that he had reviewed prior drafts of the merger agreement and had reviewed the Company’s representations and warranties in consultation with Winston & Strawn LLP, the Company’s counsel. At the meeting, representatives of Cleary gave an overview of the key terms of the merger agreement as approved by the special committee to the board of directors of the Company and reviewed with the board their fiduciary duties in connection with approving the proposed transaction. Thereafter, after considering the unanimous recommendation of the special committee and other factors, our board of directors (except for Mr. Jianquan Li) adopted resolutions adopting the terms of the draft merger agreement and the transactions contemplated thereby, including the merger, and approving the terms of the limited guaranty, the contribution agreement and the voting agreement, and resolutions recommending that the Company’s stockholders vote to approve, authorize and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger. See “Special Factors—Recommendation of Our Board of Directors and the Special Committee and Their Reasons for the Merger” below for a description of the resolutions of our board of directors at this meeting.

Thereafter, Mr. Jianquan Li, on behalf of Parent and Merger Sub, and Mr. Wenzhao Liang, on behalf of the Company in his capacity as a director, executed the merger agreement. On the same day, (i) Mr. Jianquan Li executed the limited guaranty in favor of the Company, (ii) the rollover holders, Parent and Holdco executed the contribution agreement and (iii) Parent, the Company and the rollover holders executed the voting agreement.

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On July 24, 2012, prior to the commencement of trading on the NASDAQ Global Market, the Company issued a press release announcing the transaction and its entry into a definitive merger agreement.

Recommendation of Our Board of Directors and the Special Committee and Their Reasons for the Merger

Both the special committee and our board of directors determined that the merger, on the terms and subject to the conditions set forth in the merger agreement, is advisable, fair to and in the best interests of the Company and its unaffiliated stockholders.

The Special Committee

The special committee, acting with the advice and assistance of its independent legal and financial advisors, evaluated the merger, including the terms of the merger agreement. At a meeting on July 24, 2012, the special committee unanimously (a) determined that the merger agreement and the transactions contemplated thereby, including the merger, on the terms and subject to the conditions set forth in the merger agreement, is advisable, fair to and in the best interests of the Company and its unaffiliated stockholders and (b) recommended that our board of directors adopt and declare the advisability of the merger agreement and the transactions contemplated by the merger agreement, including the merger, and recommend the Company’s stockholders approve the merger agreement.

In the course of reaching its determinations, the special committee considered a number of substantive factors and potential benefits of the merger, each of which the special committee believed supported its decisions, including, but not limited to, the following factors (which are not listed in any relative order of importance):

•	the limited trading volume of our common stock on NASDAQ Global Market;

•	the debt commitment letter and the ability of the buyer group to consummate the merger;

•	the belief of the special committee that the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable;

•	the all-cash merger consideration, which will allow our unaffiliated stockholders an opportunity to immediately realize a fixed amount of cash for their investment, which amount the special committee believes to be fair to the Company’s unaffiliated stockholders, without incurring brokerage and other costs typically associated with market sales, and to no longer be exposed to the risks and uncertainties relating to the Company’s prospects;

•	the current and historical market prices of our common stock, including the fact that the $4.50 per share merger consideration represents a 32.3% premium over the closing price of $3.40 per share on the NASDAQ Global Market on March 30, 2012 and a 46.4% over the 90-trading day volume weighted average price on the NASDAQ Global Market on March 30, 2012, the last trading day prior to the Company’s announcement on April 2, 2012 that it had received Mr. Jianquan Li’s going private proposal;

•	the possibility that it could take a considerable period of time for the trading price of our common stock to reach and sustain at least the per share merger consideration of $4.50 (or that such price would never be reached);

•	the impact of the heightened scrutiny by the SEC of certain PRC-based companies that had initially been listed in the U.S. through reverse mergers on the price of publicly traded stock of such companies in general;

•	the negotiations with respect to the merger consideration, which led to an increase from $4.30 per share to $4.50 per share, and the special committee’s determination that $4.50 per share was the highest price that the buyer group would agree to pay, with the special committee basing its belief on a number of factors, including the duration and tenor of negotiations and the experience of the special committee and its advisors;

•	the likelihood that the merger would be completed based on, among other things (not in any relative order of importance):

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o	the fact that Parent and Merger Sub had obtained the signed debt commitment letter from DBS for the transaction and the limited number and nature of the conditions to the financing, which, in the judgment of the special committee, increases the likelihood that such financing will be available;

o	the absence of a financing condition in the merger agreement;

o	the likelihood and anticipated timing of completing the merger in light of the scope of the conditions to completion, including the absence of significant required regulatory approvals;

o	the fact that the merger agreement provides that, in the event of a failure of the merger to be completed under certain circumstances, Parent will pay the Company a $1.8 million termination fee, and the guarantee of such payment obligation by Mr. Jianquan Li pursuant to the limited guaranty; and

o	the Company’s right, pursuant to the merger agreement, to enforce Parent’s obligation to cause DBS to fund the financing at the effective time of the merger in certain circumstances;

•	our ability, under certain circumstances, based on the unanimous recommendation of the special committee, to change, withhold, withdraw, qualify or modify our recommendation that our stockholders vote to approve the merger agreement;

•	our ability, subject to compliance with the terms and conditions of the merger agreement, to terminate the merger agreement prior to the receipt of stockholders’ approval if our board of directors determines (upon recommendation of the special committee) in its good faith judgment that failure to do so would be inconsistent with its fiduciary duties;

•	our ability, subject to compliance with the terms and conditions of the merger agreement, to terminate the merger agreement prior to the completion of the merger in order to accept an alternative transaction proposed by a third party that is a “superior proposal” (as defined in the merger agreement and further explained under “The Agreement and Plan of Merger—Alternative Transaction Proposals” beginning on page 62);

•	the fact that, under the terms of the merger agreement, the Company has a period of 40 days to actively solicit competing proposals for the Company and has the ability after such “go-shop” period to consider and engage in discussions with respect to any unsolicited alternative acquisition proposal that constitutes or could reasonably be expected to result in a superior proposal until the date that our stockholders vote upon and approve the merger agreement;

•	the belief of the special committee that the possible alternatives to a sale to buyer group, including an alternative sales process or continuing as a standalone company, were less favorable to the Company’s stockholders than the merger given the potential risks, rewards and uncertainties associated with those alternatives; and

•	the financial analysis reviewed and discussed with the special committee by representatives of William Blair as well as the oral opinion of William Blair rendered to the special committee on July 24, 2012 (which was confirmed by delivery of William Blair’s written opinion dated the same date) as to the fairness, from a financial point of view, to the stockholders of the Company (other than members of the buyer group and the directors of the Company) of the $4.50 per share merger consideration to be received by those stockholders in the merger, as of July 24, 2012, based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by William Blair in preparing its opinion. Please see “Special Factors—Opinion of the Special Committee’s Financial Advisor” beginning on page 33 for additional information.

In addition, the special committee believes that sufficient procedural safeguards were and are present to ensure that the merger is procedurally fair to our unaffiliated stockholders and to permit the special committee and our board of directors to represent effectively the interests of such unaffiliated stockholders. These procedural safeguards, which are not listed in any relative order of importance, are discussed below:

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•	the terms and conditions of the merger agreement were the product of extensive negotiations between the special committee and its advisors, on the one hand, and the buyer group and its advisor, on the other hand, which, among other things, resulted in an increase in the merger consideration from $4.30 per share to $4.50 per share;

•	in considering the transaction with the buyer group, the special committee acted solely to represent the interests of the unaffiliated stockholders, and the special committee had independent control of the extensive negotiations with the buyer group and its legal advisor on behalf of such unaffiliated stockholders;

•	all of the directors serving on the special committee during the entire process were and are independent directors and free from any affiliation with the buyer group. In addition, none of such directors is or ever was an employee of the Company or any of its subsidiaries or affiliates and none of such directors has any financial interest in the merger that is different from that of the unaffiliated stockholders other than the members’ receipt of board and special committee compensation (which are not contingent upon the completion of the merger or the special committee’s or board’s recommendation of the merger) and continued indemnification and liability insurance for the directors following the completion of the merger for certain claims and liabilities arising from their actions taken prior to the effective time of the merger;

•	the special committee was assisted in negotiations with the buyer group and in its evaluation of the merger by William Blair and Cleary, its financial and legal advisors, respectively;

•	the special committee was empowered to consider, attend to and take any and all actions in connection with the written proposal from the buyer group and the transactions contemplated thereby from the date the committee was established, and no evaluation, negotiation or response regarding the transaction or any documentation in connection therewith from that date forward was considered by our board of directors for approval unless the special committee had recommended such action to our board of directors;

•	the special committee met regularly to consider and review the terms of the merger;

•	the recognition by the special committee that it had no obligation to recommend the approval of the merger proposal from the buyer group or any other transaction;

•	the fact that the merger agreement must be approved by an affirmative vote (in person or by proxy) of the holders of both (i) a majority of the outstanding shares of Company common stock and (ii) a majority of the outstanding shares of Company common stock not owned by the buyer group, at the special meeting of stockholders of the Company;

•	the fact that, under the terms of the merger agreement, the Company has a period of 40 days to actively solicit competing proposals for the Company and, furthermore, that the Company has the ability after such “go-shop” period to consider and engage in discussions with respect to any unsolicited acquisition proposal that constitutes or could reasonably be expected to result in a superior proposal until the date that our stockholders vote upon and approve the merger agreement;

•	the Company has the ability under certain circumstances to specifically enforce the terms of the merger agreement; and

•	the Company may terminate the merger agreement in order to enter into an agreement relating to a superior proposal.

The special committee also considered a variety of potentially negative factors, including the factors discussed below, concerning the merger agreement and the merger (which are not listed in any relative order of importance):

•	the fact that the Company’s unaffiliated stockholders will have no ongoing equity participation in the Company following the merger, and that they will cease to participate in our future earnings or growth, if any, or to benefit from increases, if any, in the value of the Company common stock, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company, which could include a dividend to stockholders;

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•	the possibility that the buyer group could sell part or all of the Company following the merger to one or more purchasers at a valuation higher than that being paid in the merger;

•	the fact that Mr. Jianquan Li and Ms. Ping Tse, who together beneficially own approximately 74.0% of the total number of outstanding shares of Company common stock, have expressed unwillingness to consider a sale of their stakes to any third party, which (i) made the special committee believe that it was unlikely that any transaction with a third party could be completed at this time and (ii) may have discouraged, and may in the future discourage, third parties from submitting alternative transaction proposals with terms and conditions, including price, that may be superior to the merger;

•	due to the lack of a pre-signing market check, the special committee recognized that the opportunities were limited for a potential acquiror to make a bid prior to the execution of the merger agreement;

•	the restrictions on the conduct of the Company’s business prior to the completion of the merger, which may delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company pending completion of the merger;

•	the risks and costs to the Company if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on business and customer relationships, and the negative impact of a public announcement of the merger on our sales and operating results and our ability to attract and retain key management, marketing and technical personnel;

•	the fact that the Company will be required to, under certain circumstances, pay Parent, which is wholly owned by Mr. Jianquan Li, a termination fee of $1.5 million or $750,000, as applicable, in connection with the termination of the merger agreement;

•	the fact that Parent and Merger Sub are corporations with essentially no assets other than the financing commitment of DBS and the limited guaranty and that the Company’s remedy in the event of breach of the merger agreement by Parent or Merger Sub is limited to receipt of a reverse termination fee of $1.8 million, and under certain circumstances the Company may not be entitled to a reverse termination fee at all;

•	the fact that, since the Company became publicly listed in 2009, the highest historical closing price of our common stock ($7.60 per share) exceeds the merger consideration offered to our unaffiliated stockholders;

•	the terms of the buyer group’s participation in the merger and the fact that the buyer group may have interests in the transaction that are different from, or in addition to, those of our unaffiliated stockholders (please see “Special Factors—Interests of Certain Persons in the Merger” beginning on page 49 for additional information);

•	the taxability of an all-cash transaction to our unaffiliated stockholders that are U.S. holders for U.S. federal income tax purposes; and

•	the possibility that Parent and Merger Sub may be unable or unwilling to complete the merger, including if DBS does not provide the financing pursuant to the debt commitment letter despite Parent and Merger Sub’s compliance with their financing obligations set forth in the merger agreement or if Parent or Merger Sub choose not to complete the merger despite the availability of financing. In such a situation, the Company is entitled to an injunction, specific performance or other equitable remedies to enforce Parent’s obligation to cause DBS to fund the financing at the effective time of the merger in certain circumstances under the merger agreement.

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 The foregoing discussion of information and factors considered by the special committee is not intended to be exhaustive, but includes all the material factors considered by the special committee. In view of the wide variety of factors considered by the special committee, the special committee found it impracticable to quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusions. In addition, individual members of the special committee may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The special committee recommended that our board of directors adopt, and our board of directors adopted, the merger agreement based upon the totality of the information presented to and considered by it.

In the course of reaching its conclusion regarding the fairness of the merger to the unaffiliated stockholders and its decision to recommend the approval of the merger agreement and approval of the transactions contemplated by the merger agreement, including the merger, the special committee considered financial analyses presented by William Blair. These analyses included, among others, selected public companies analysis, selected transaction analysis, discounted cash flow analysis, leveraged acquisition analysis and premiums paid analysis. All of the material analyses as presented to the special committee on July 24, 2012 are summarized below under the caption “Special Factors—Opinion of the Special Committee’s Financial Advisor” beginning on page 33. The special committee expressly adopted these analyses and the opinion of William Blair, among other factors considered, in reaching its determination as to the fairness of the transactions contemplated by the merger agreement, including the merger.

The special committee did not consider the liquidation value of the Company’s assets because the special committee considers the Company to be a viable going concern business where value is derived from cash flows generated from its continuing operations. In addition, the special committee believes that the value of the Company’s assets that might be realized in a liquidation would be significantly less than its going concern value. The special committee believes the analyses and additional factors it reviewed provided an indication of our going concern value. The special committee also considered the historical market prices of our common stock as described under the caption “Market Price of the Company’s Shares, Dividends and Other Matters—Market Price of the Shares” beginning on page 70. The special committee did not consider the Company’s net book value, which is defined as total assets minus total liabilities, attributable to the stockholders of the Company, as a factor. The special committee believes that net book value is not a material indicator of the value of the Company as a going concern. The Company’s net book value per share as of June 30, 2012 was $5.51 based on the weighted average number of outstanding shares of Company common stock. Net book value does not take into account the future prospects of the Company, market conditions or trends in the industry related to export and sales of high-quality medical dressings and consumer products made from 100% cotton.

Position of the Board of Directors as to Fairness of the Merger and Recommendation of the Board of Directors

The Company’s board of directors believes that the merger, on the terms and subject to the consideration set forth in the merger agreement, is advisable, fair to and in the best interests of the Company and its unaffiliated stockholders.

In reaching this determination, our board of directors considered and adopted:

•	the special committee’s unanimous determination that the merger, on the terms and subject to the conditions set forth in the merger agreement, is advisable, fair to and in the best interests of the Company and its unaffiliated stockholders; and

•	the special committee’s unanimous recommendation that our board of directors adopt and declare the advisability of the merger agreement and the transactions contemplated by the merger agreement, including the merger, and that our stockholders approve the merger agreement at the special meeting.

In making this determination, the Company’s board of directors also considered a number of other factors, including the following material factors:

•	the consideration and negotiation of the merger agreement was conducted entirely under the control and supervision of the special committee, which consists of three independent directors, each of whom is an outside, non-employee director, and no limitations were placed on the special committee’s authority with respect to the proposed merger;

•	following its formation, the special committee’s independent control of the sale process with the advice and assistance of William Blair and Cleary as its financial advisor and legal advisor, respectively, reporting solely to the special committee;

•	the process undertaken by the special committee and its advisors in connection with evaluating the merger, as described above in the section “Special Factors—Background of the Merger” beginning on page 20;

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•	the oral opinion of William Blair rendered to the special committee on July 24, 2012 (which was confirmed by delivery of William Blair’s written opinion dated the same date) as to the fairness, from a financial point of view, to the stockholders of the Company (other than members of the buyer group and the directors of the Company) of the $4.50 per share merger consideration to be received by those stockholders in the merger, as of July 24, 2012, based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by William Blair in preparing its opinion. Please see “Special Factors—Opinion of the Special Committee’s Financial Advisor” beginning on page 33 for additional information;

•	as a privately held entity, the Company’s management may have greater flexibility to focus on improving the Company’s financial performance without the constraints caused by the public equity market’s valuation of the Company and emphasis on short-term period-to-period performance. As a publicly traded company, the Company faces pressure from public stockholders and investment analysts to make decisions that might produce better short-term results, but over the long term lead to a reduction in the per share price of its publicly traded equity securities; and

•	our board of directors also believes that it is appropriate for the Company to undertake the merger and terminate the registration of the Company common stock at this time because (a) the offer price of $4.50 per share represents a significant premium over recent market prices, (b) the limited trading volume of the Company common stock on NASDAQ Global Market does not justify the costs of remaining a public company, including the cost of complying with the Sarbanes-Oxley Act of 2002 and other U.S. federal securities laws, which totaled approximately $0.9 million and $0.9 million for the fiscal years ended September 30, 2010 and 2011, respectively, and (c) of the fact that Parent was able to obtain a debt financing commitment from DBS to fund a portion of the merger consideration to be paid in connection with the merger. With respect to (b) above, these costs are ongoing, comprise a significant element of our corporate overhead expense, and are difficult to reduce. In addition to the direct out-of-pocket costs associated with SEC reporting and compliance, the Company’s management and accounting staff, which comprises a handful of individuals, need to devote significant time to these matters. Furthermore, as an SEC-reporting company, the Company is required to disclose a considerable amount of business information to the public, some of which would be considered proprietary and need not be disclosed by a non-reporting company. As a result, our actual or potential competitors, customers, lenders and vendors all have ready access to this information which potentially may help them compete against us or make it more difficult for us to negotiate favorable terms with them, as the case may be.

Our board of directors did not consider firm offers made by any unaffiliated person as, other than as described in this proxy statement, the Company is not aware of any firm offers made by any other persons during the two years prior to the date of merger agreement for (i) the merger or consolidation of the Company with another company, or vice versa, (ii) the sale or transfer of all or any substantial part of the Company’s assets or (iii) a purchase of the Company’s securities that would enable such person to exercise control of the Company.

To the extent known by each filing person after making reasonable inquiry, except as set forth under “Special Factors—Recommendation of Our Board of Directors and the Special Committee and Their Reasons for the Merger,” no executive officer, director or affiliate of the Company or such filing person has made a recommendation either in support of or opposed to the transaction.

Except as set forth under “Special Factors—Background of the Merger,” “Special Factors—Recommendation of Our Board of Directors and the Special Committee and Their Reasons for the Merger,” and “Special Factors—Opinion of the Special Committee’s Financial Advisor,” no director who is not an employee of the Company has retained an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the transaction and/or preparing a report concerning the fairness of the transaction.

After careful consideration of the unanimous recommendation of the special committee and other factors, at a meeting of our board of directors, with Mr. Jianquan Li having recused himself, our board of directors determined by the unanimous approval of those present at the meeting, that the merger is advisable, fair to and in the best interests of the Company and its unaffiliated stockholders, and adopted the merger agreement and the transactions contemplated by the merger agreement, including the merger, and recommends that our stockholders vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

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Opinion of the Special Committee’s Financial Advisor

William Blair was retained to act as financial advisor to the special committee in connection with the proposed transaction. As part of its engagement, William Blair was asked by the special committee to render an opinion to the special committee as to whether the per share merger consideration to be received by the stockholders of the Company (other than members of the buyer group and the directors of the Company) was fair to those stockholders, from a financial point of view. On July 24, 2012, William Blair rendered its oral opinion to the special committee and subsequently confirmed in writing, as to the fairness, from a financial point of view, as of that date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken stated in its opinion, of the per share merger consideration to be received by the stockholders of the Company (other than members of the buyer group and the directors of the Company).

William Blair provided its opinion for the information and assistance of the special committee in connection with its consideration of the proposed transaction. William Blair’s opinion was one of many factors taken into account by the special committee in making its determination to recommend that our board of directors approve the proposed transaction. The terms of the merger agreement and the amount and form of the consideration to be paid pursuant to the merger agreement, however, were determined through negotiations between the special committee and the buyer group and were recommended by the special committee for approval by the board of directors. William Blair did not recommend any specific consideration to us, the special committee or the board of directors or that any specific consideration constituted the only appropriate consideration for the proposed transaction.

The full text of William Blair’s written opinion, dated July 24, 2012, is attached as Annex B to this proxy statement and incorporated herein by reference. You are urged to read the entire opinion carefully and in its entirety to learn about the assumptions made, procedures followed, matters considered and limits on the scope of the review undertaken by William Blair in rendering its opinion. The analysis performed by William Blair should be viewed in its entirety; none of the methods of analysis should be viewed in isolation. William Blair’s opinion was directed to the special committee for its benefit and use in evaluating the fairness of the per share merger consideration to be received pursuant to the merger agreement and relates only to the fairness, as of the date of the opinion and from a financial point of view, of the per share merger consideration to be received by the stockholders of the Company (other than members of the buyer group and the directors of the Company) in the proposed transaction pursuant to the merger agreement, does not address any other aspects of the proposed transaction or any related transaction, and does not constitute a recommendation to any stockholder of the Company as to how that stockholder should vote with respect to the merger agreement or the proposed transaction. William Blair did not address the merits of the underlying decision by the Company to engage in the proposed transaction.

In connection with its opinion, William Blair examined or discussed, among other things:

•	a draft of the merger agreement dated July 21, 2012;

•	certain audited historical financial statements of the Company for the years ended September 30, 2009 through September 30, 2011;

•	the unaudited financial statements of the Company for the six-month periods ended March 31, 2011 and March 31, 2012;

•	certain internal business, operating and financial information and forecasts of the Company for the fiscal years ending September 30, 2012 through 2016 prepared by the senior management of the Company (the “forecasts”);

•	information regarding publicly available financial terms of certain other business combinations that William Blair deemed relevant;

•	the financial position and operating results of the Company compared with those of certain other publicly traded companies that William Blair deemed relevant;

•	current and historical market prices and trading volumes of the Company common stock;

•	certain other publicly available information about the Company and the industry in which it operates; and

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•	a letter of representation as to certain factual matters and the completeness and accuracy of the information provided by senior officers of the Company in connection with William Blair’s opinion.

William Blair also held discussions with certain members of our senior management to discuss the foregoing, considered other matters which it deemed relevant to its inquiry, and took into account those accepted financial and investment banking procedures and considerations that it deemed relevant.

In rendering its opinion, William Blair assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with William Blair for purposes of the opinion including, without limitation, the forecasts provided by the senior management of the Company. William Blair did not make or obtain an independent valuation or appraisal of the assets, liabilities or solvency of the Company. William Blair was advised by the senior management of the Company that the forecasts were reasonably prepared on bases reflecting the best estimates then available to, and judgments of, the senior management of the Company. In that regard, William Blair assumed, with the consent of the senior management of the Company, that (a) the forecasts would be achieved in the amounts and at the times contemplated thereby and (b) all of the material assets and liabilities (contingent or otherwise) of the Company were as set forth in the Company’s financial statements or other information made available to William Blair. William Blair expressed no opinion with respect to the forecasts or the estimates and judgments on which they were based. William Blair assumed, at the direction of the senior management of the Company, that the final executed merger agreement would not differ in any material respect from the draft of the merger agreement circulated on July 21, 2012. William Blair did not consider and expressed no opinion as to the amount or nature of the compensation of any of the Company’s officers, directors or employees (or any class of such persons) relative to the per share merger consideration to be received by the stockholders of the Company (other than members of the buyer group and the directors of the Company). William Blair was not asked to consider, and its opinion did not address, the relative merits of the proposed transaction as compared to any alternative business strategies that might have existed for the Company or the effect of any other transaction in which the Company might have engaged. William Blair’s opinion was based upon economic, market, financial and other conditions existing on, and other information disclosed to William Blair, as of the date of its opinion. Although subsequent developments may affect its opinion, William Blair does not have any obligation to update, revise or reaffirm its opinion. William Blair is a financial advisor only and relied upon, without independent verification, the assessment of the Company and its counsel and accountants for legal, accounting, tax and regulatory matters and William Blair expressed no opinion as to any of such advice. William Blair assumed that the proposed transaction would be consummated on the terms described in the merger agreement, without any amendment, modification or waiver of any material terms or conditions. As of the date of its opinion, William Blair did not seek alternative participants for the proposed transaction.

William Blair’s investment banking services and its opinion were provided for the use and benefit of the special committee in connection with its consideration of the proposed transaction. William Blair’s opinion was limited to the fairness, from a financial point of view, to the stockholders of the Company (other than members of the buyer group and the directors of the Company) of the per share merger consideration to be received by those stockholders in the proposed transaction pursuant to the merger agreement, and William Blair did not address the merits of the underlying decision of the special committee to recommend that our board of directors engage in the proposed transaction or of the board of directors to engage in the proposed transaction and its opinion did not constitute a recommendation to the special committee, the board of directors or any stockholder of the Company as to how such person should act or vote with respect to the proposed transaction.

The following is a summary of the material financial analyses performed and material factors considered by William Blair to arrive at its opinion. William Blair performed certain procedures, including each of the financial analyses described below, and reviewed with the special committee the assumptions upon which such analyses were based, as well as other factors. Although the summary does not purport to describe all of the analyses performed or factors considered by William Blair in this regard, it does set forth those considered by William Blair to be material in arriving at its opinion. The financial analyses summarized below include information presented in tabular format. In order to understand fully the financial analyses performed by William Blair, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by William Blair. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by William Blair. The order of the summaries of the analyses described below does not represent the relative importance or weight given to those analyses by William Blair.

The analyses performed by William Blair are based on the financial results of the Company as reported in its SEC filings for the fiscal year ended September 31, 2011, the six month periods ended March 31, 2011 and 2012, and the forecasts of the Company for the fiscal years 2012 through 2016.

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Selected Public Company Analysis

William Blair reviewed and compared certain financial information relating to us to corresponding financial information, ratios and public market multiples for certain publicly traded companies that William Blair deemed relevant. Among the factors William Blair considered to select these companies for the group named “U.S. Listed Other Companies” were exchange on which the company was trading, whether the company was profitable, whether the company had publicly available Wall Street analysts’ estimates, product and service offering and business model. Among the factors William Blair considered to select these companies for the group named “U.S. Listed Reverse Takeover Chinese Healthcare Companies” were nationality of its domicile, exchange on which the company was trading, method with which it achieved its listing, whether the company was profitable, whether the company had publicly available Wall Street analysts’ estimates and industry. Among the factors William Blair considered to select these companies for the group named “U.S. Listed Reverse Takeover Other Chinese Companies” were nationality of its domicile, exchange on which the company was trading, method with which it achieved its listing, size of market capitalization under $250 million, size of enterprise value under $250 million, size of revenue within the range from $100 million to $300 million, profitability, and publicly available Wall Street analysts’ estimates. No companies that met these criteria were excluded. Among the information William Blair considered was revenue, earnings before interest, taxes, depreciation and amortization (“EBITDA”), and earnings per share (“EPS”). William Blair considered the enterprise value as a multiple of revenue and EBITDA for each company for the latest twelve months (“LTM”) for which results were publicly available and as a multiple of calendar year revenue and EBITDA estimates for 2012 and 2013 and the stock price of common equity as a multiple of EPS for each company for the LTM for which results were publicly available and as a multiple for the calendar year EPS estimates for 2012 and 2013. The operating results and the corresponding derived multiples for us and each of the selected public companies were based on each company’s most recent publicly available financial information, closing share prices as of July 19, 2012 and consensus Wall Street analysts’ estimates for calendar years 2012 and 2013, as well as, for the Company only, the Company’s management’s estimate of revenue, EBITDA and EPS for 2012 and 2013.

William Blair then used the implied enterprise value to derive implied valuation multiples for the Company based on revenue, EBITDA and price/earnings (“P/E”) results, for LTM as of March 31, 2012 and estimates for fiscal years 2012 and 2013.

William Blair then compared the multiples implied for us based on the terms of the proposed transaction to the range of trading multiples for the selected public companies. The table below sets forth a summary of relevant information reviewed by William Blair for conducting its selected public company analysis. Information for each of the selected public companies was based on each company’s most recent publicly available financial information and closing share prices as of July 19, 2012.

	Market	LTM	LTM
	Capitalization	Revenue	EBITDA
	(in millions)
U.S. Listed Other Companies
Buckeye Technologies Inc.	$1,212.1	$940.1	$226.0
Derma Sciences Inc.	$127.5	$63.5	$(3.6)
Medical Action Industries Inc.	$54.4	$437.3	$15.6
U.S. Listed Reverse Takeover Chinese Healthcare Companies
China Biologic Products, Inc.	$271.4	$165.8	$68.8
China Cord Blood Corporation	$183.6	$60.4	$21.4
Skystar Bio Pharmaceutical Company	$16.4	$53.6	$17.8
U.S. Listed Reverse Takeover Other Chinese Companies
China Ceramics Co., Ltd.	$53.7	$243.0	$76.4
Deer Consumer Products, Inc.	$86.0	$241.9	$55.6
Feihe International, Inc.	$135.8	$288.2	$21.3
SORL Auto Parts, Inc.	$44.2	$209.4	$27.6

Although William Blair compared the trading multiples of the selected public companies to those implied for the Company, none of the selected public companies is identical or directly comparable to the Company. Accordingly, any analysis of the selected publicly traded companies necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics and other factors that would necessarily affect the analysis of trading multiples of the selected publicly traded companies. Information regarding the multiples derived from William Blair’s selected public company analysis is set forth in the following table.

	Proposed	Selected Companies
	Transaction	Valuation Multiples
	Multiples	Min	Median	Mean	Max
Enterprise Value / LTM Revenue	0.59x	0.27x	0.58x	0.79x	1.68x
Enterprise Value / 2012E Revenue	0.54x	0.25x	0.95x	0.82x	1.48x
Enterprise Value / 2013E Revenue	0.46x	0.20x	0.78x	0.72x	1.28x
Enterprise Value / LTM EBITDA	5.2x	0.8x	3.3x	4.2x	11.3x
Enterprise Value / 2012E EBITDA	5.5x	2.5x	2.7x	3.5x	5.4x
Enterprise Value / 2013E EBITDA	5.3x	2.4x	3.2x	3.6x	5.0x
LTM P/E	10.6x	1.1x	4.7x	6.2x	17.4x
2012E P/E	12.2x	1.2x	4.4x	6.1x	13.9x
2013E P/E	11.1x	1.0x	7.5x	7.4x	15.7x

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The special committee noted that the implied multiples for the proposed transaction were within the range of multiples for the selected public companies.

Selected Transactions Analysis

William Blair performed an analysis of selected precedent transactions consisting of transactions announced since January 1, 2005 and focused primarily on target companies that it deemed relevant. Among the factors William Blair considered to select these transactions were announcement date, status as completed, the target company’s industry, the enterprise value of the target company being under $100 million, and the target company’s product and service offering. No transactions that met these criteria were excluded.

William Blair did not take into account any announced transactions that were subsequently abandoned or otherwise not consummated. William Blair’s analysis was based solely on publicly available information regarding such transactions. The selected transactions were not intended to be representative of the entire range of possible transactions in the respective industries. The table below sets forth a summary of relevant information reviewed by William Blair for its selected transactions analysis.

Announced	Target		Enterprise	EV/LTM	EV/LTM
Date	Company	Bidder	Value	Revenue	EBITDA	P/E
			(in millions)
6/12/2012	SRI Surgical Express Inc.	Synergy Health plc	$35.9	0.33x	4.8x	Not Meaningful
3/8/2011	Tharreau Industries SA	Fibertex A/S	$59.2	0.82x	4.5x	10.1x
1/12/2009	ADS Inc.	Fonds de solidarite FTQ	$19.2	0.39x	4.6x	18.4x
1/26/2006	Western Medical, Inc.	Derma Sciences Inc.	$5.0	0.75x	5.5x	7.4x
8/1/2005	Crosstex International, Inc.	Cantel Medical Corp.	$78.0	1.65x	9.7x	18.6x
6/28/2005	Shiloh plc	Synergy Healthcare plc	$21.4	0.25x	Not Meaningful	Not Meaningful

William Blair reviewed the consideration paid in the selected transactions in terms of the enterprise value of the target as a multiple of its revenue, EBITDA and P/E for the LTM prior to the announcement of the respective transaction. William Blair compared the resulting range of transaction multiples of revenue, EBITDA and P/E for the selected transactions to the implied transaction multiples of LTM revenue, EBITDA and P/E for us based on the terms of the proposed transaction. Information regarding the manner in which William Blair derived the implied transaction multiple for the Company and the underlying financial information used in that analysis is set forth above. Information regarding the multiples from William Blair’s analysis of the selected transactions is set forth in the following table:

	Proposed	M&A Transactions
	Transaction	Valuation Multiples
Multiple	Multiples	Min	Median	Mean	Max
Enterprise Value / LTM Revenue	0.59x	0.25x	0.57x	0.70x	1.65x
Enterprise Value / LTM EBITDA	5.2x	4.5x	4.8x	5.8x	9.7x
P/E	10.6x	7.4x	14.2x	13.6x	18.6x

Although William Blair analyzed the multiples implied by the selected transactions and compared them to the implied transaction multiples of us, none of these transactions or associated companies is identical or directly comparable to the proposed transaction or us. Accordingly, this involved complex considerations and judgments concerning the differences in financial and operating characteristics, parties involved and terms of their transactions and other factors therein.

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The special committee noted that the implied multiples for the proposed transaction were within the range of multiples for the selected transactions.

Discounted Cash Flow Analysis

William Blair utilized the forecasts to perform a discounted cash flow analysis to estimate the present value as of March 31, 2012 of the Company’s forecasted free cash flows through the fiscal year ending September 30, 2016. William Blair calculated the assumed terminal value of the enterprise at September 30, 2016 by multiplying projected EBITDA in the fiscal year ending September 30, 2016 by multiples ranging from 4.0x to 6.0x. William Blair selected the range of 4.0x to 6.0x based on an approximate range around the median enterprise value to LTM EBITDA multiple derived for the transactions used in the Selected Transactions Analysis described above.

To discount the projected free cash flows and assumed terminal value to present value, William Blair used discount rates ranging from 19.0% to 25.0%. The discount rates were selected by William Blair based on the weighted average cost of capital for the public companies used in the Selected Public Company Analysis described above. To determine the range of fully diluted implied equity value per share for us, William Blair subtracted net debt as of March 31, 2012. William Blair then divided this result by the total shares outstanding and in-the-money options as of July 19, 2012, which were approximately 24.4 million shares. The fully diluted equity value implied by the discounted cash flow analysis ranged from $1.77 per share to $3.13 per share, based on a range of terminal values derived by multiples of EBITDA, as compared to the per share merger consideration in the proposed transaction of $4.50.

	Exit Multiple
Discount Rate	4.0x	5.0x	6.0x
19.0%	$2.15	$2.64	$3.13
20.5%	$2.05	$2.51	$2.97
22.0%	$1.95	$2.39	$2.82
23.5%	$1.86	$2.27	$2.69
25.0%	$1.77	$2.16	$2.56

The special committee noted that the per share merger consideration in the proposed transaction exceeded the per share price range of the fully diluted equity value derived by this analysis.

Leveraged Acquisition Analysis

Based on the forecasts provided by the management of the Company for fiscal years 2012 through 2016, William Blair performed a leveraged acquisition analysis to determine, based on the Company’s ability to service a given level of debt using its projected future earnings stream and corresponding cash flows, an estimate of a theoretical purchase price that could be paid by a hypothetical financial sponsor in an acquisition of the Company, assuming such transaction was financed on customary market terms and assuming that such financial buyer will seek to realize a return on its investment in 2016. Estimated exit values were calculated by applying a range of exit value multiples from 4.0x to 6.0x of 2016 estimated EBITDA, which exit value multiples were determined based on an approximate range around the median enterprise value to LTM EBITDA multiple derived for the transactions used in the Selected Transactions Analysis described above. William Blair then derived a range of theoretical purchase prices based on assumed required internal rates of return for a buyer between 20% and 30%, which range of percentages was, in William Blair’s professional judgment, generally reflective of the range of required internal rates of return commonly assumed when performing a leveraged acquisition analysis of this type. This analysis indicated an implied per share equity reference range of $2.69 to $3.78 as compared to the per share merger consideration of $4.50.

The special committee noted that the per share merger consideration was above the per share equity reference range implied by the leveraged acquisition analysis.

Premiums Paid Analysis

William Blair reviewed data from 402 acquisitions of publicly traded companies, in which 100% of the target’s equity was acquired for cash, announced between January 1, 2006 and July 19, 2012 and with transaction values between $50 million and $150 million. William Blair did not exclude any transactions from this range. Specifically, William Blair analyzed the acquisition price per share as a premium to the closing share price one day, one week, one month, 90 days and 180 days prior to the announcement of the proposed transaction, for all 402 transactions. William Blair compared the range of resulting per share stock price premiums for the reviewed transactions to the premiums implied by the proposed transaction based on our share prices one day, one week, one month, 90 days and 180 days prior to April 2, 2012. Information regarding the premiums from William Blair’s analysis of selected transactions is set forth in the following table:

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		Implied
Premium		Company
Period	Company	Premium
Before	Share	at $4.50 /	Premiums Paid Percentage Data by Percentile
Announcement	Price	Share	10th	20th	30th	40th	50th	60th	70th	80th	90th
One Day Prior	$3.40	32.3%	4.0%	10.3%	17.6%	25.0%	30.7%	36.6%	44.7%	59.0%	96.5%
One Week Prior	$3.15	42.9%	5.6%	12.9%	22.0%	28.8%	34.2%	40.4%	48.9%	68.0%	100.0%
One Month Prior	$3.70	21.6%	6.3%	17.8%	25.9%	32.6%	38.0%	44.2%	54.3%	72.9%	107.8%
90 Days Prior	$2.61	72.4%	2.6%	16.0%	26.8%	35.7%	43.6%	53.3%	64.3%	80.0%	134.7%
180 Days Prior	$3.10	45.2%	(10.0)%	14.4%	20.9%	27.5%	35.3%	50.1%	61.7%	83.3%	121.4%

The special committee noted that the premiums implied by the proposed transaction exceeded the 50th percentile one day prior to the announcement, exceeded the 60th percentile one week prior to the announcement, exceeded the 20th percentile one month prior to the announcement, exceeded the 70th percentile 90 days prior to the announcement, and exceeded the 50th percentile 180 days prior to the announcement.

General

This summary is not a complete description of the analysis performed by William Blair but contains the material elements of the analysis. The preparation of an opinion regarding fairness is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. The preparation of an opinion regarding fairness does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but requires William Blair to exercise its professional judgment, based on its experience and expertise, in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by William Blair was carried out in order to provide a different perspective on the financial terms of the proposed transaction and add to the total mix of information available. The analyses were prepared solely for the purpose of William Blair providing its opinion and do not purport to be appraisals or necessarily reflect the prices at which securities actually may be sold. William Blair did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion about the fairness of the per share merger consideration to be received by the stockholders of the Company (other than members of the buyer group and the directors of the Company). Rather, in rendering its oral opinion (subsequently confirmed in writing) on July 24, 2012 to the special committee as of that date and based upon and subject to the assumptions, qualifications and limitations stated in its written opinion, as to the fairness, from a financial point of view, to the stockholders of the Company (other than members of the buyer group and the directors of the Company) of the per share merger consideration to be received by those stockholders, William Blair considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. William Blair did not place particular reliance or weight on any particular analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, William Blair believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete view of the evaluation process underlying its opinion. No company or transaction used in the above analyses as a comparison is identical or directly comparable to the Company or the proposed transaction. In performing its analyses, William Blair made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by William Blair are not necessarily indicative of future actual values and future results, which may be significantly more or less favorable than suggested by such analyses.

William Blair is an internationally recognized firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of strategic combinations and acquisitions. Furthermore, in the ordinary course of business, William Blair and its affiliates may beneficially own or actively trade the Company’s securities for its own account and for the accounts of customers, and, accordingly, may at any time hold a long or short position in such securities.

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The special committee hired William Blair based on its qualifications and expertise in providing financial advice to companies and its reputation as an internationally recognized investment banking firm. Pursuant to a letter agreement dated April 19, 2012, a fee of $50,000 was paid to William Blair upon execution of that letter agreement, a fee of $400,000 was paid to William Blair upon delivery of its opinion, a fee of $50,000 is payable to William Blair upon completion of the later of its “market-check” activities prior to or after the signing of the merger agreement (if such activities were requested by the special committee), and a fee of $100,000 is payable to William Blair upon stockholders’ approval of the proposed transaction. In addition, we have agreed to reimburse William Blair for certain of its out-of-pocket expenses (including fees and expenses of its counsel) reasonably incurred by it in connection with its services and will indemnify William Blair against potential liabilities arising out of its engagement, including certain liabilities under the U.S. federal securities laws. William Blair had not previously provided services to the Company.

Reasons of the Buyer Group for the Merger

Under SEC rules governing “going private” transactions, each member of the buyer group may be deemed to be an affiliate of the Company and is required to express its reasons for the merger to the Company’s unaffiliated stockholders. Each member of the buyer group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. For the buyer group, the purpose of the merger is to enable Parent to acquire control of the Company in a transaction in which the unaffiliated stockholders will receive $4.50 per share of Company common stock. After shares of Company common stock cease to be publicly traded, Parent will bear 100% of the risks and rewards of ownership of the Company. In addition, the merger will allow the buyer group to maintain an investment in the Company through its equity investments in Holdco as described in this proxy statement under “Special Factors—Financing of the Merger—Rollover Financing” beginning on page 48, and at the same time enable Mr. Jianquan Li to maintain a leadership role with the surviving corporation.

The buyer group believes that, as a privately held entity, the Company’s management will have greater flexibility to focus on improving the Company’s long-term profitability without the constraints caused by the public equity market’s valuation of the Company and emphasis on short-term period-to-period performance. As a privately held entity, the Company will have greater flexibility to make decisions that might negatively affect short-term results, but that could increase the Company’s value over the long term. In contrast, as a publicly traded entity, the Company faces pressure from public stockholders and investment analysts to make decisions that might produce improved short-term results, but which are not necessarily beneficial to the Company in the long term.

As a privately held entity, the Company will also be relieved of many of the other expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the federal securities laws of the United States, including the Exchange Act and the Sarbanes-Oxley Act of 2002. The need for the management of the Company to be responsive to unaffiliated stockholders’ concerns and to engage in dialogue with unaffiliated stockholders can also at times distract management’s time and attention from the effective operation and improvement of the business. Please see “Special Factors—Recommendation of Our Board of Directors and the Special Committee and Their Reasons for the Merger” beginning on page 27 for additional information.

The buyer group decided to undertake the going private transaction at this time because it wants to take advantage of the benefits of the Company being a privately held company as described above, and because the buyer group was able to obtain a commitment for debt financing from DBS on terms satisfactory to the buyer group.

Position of the Buyer Group as to the Fairness of the Merger

Under SEC rules governing “going private” transactions, each member of the buyer group may be deemed to be an affiliate of the Company and is required to express its beliefs as to the fairness of the merger to the Company’s unaffiliated stockholders. The buyer group is making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the buyer group as to the fairness of the merger are not intended and should not be construed as a recommendation to any stockholder of the Company as to how to vote on the proposal to approve the merger agreement. The buyer group has interests in the merger that are different from those of the unaffiliated stockholders of the Company by virtue of their continuing interests in the surviving company after the consummation of the merger. These interests are described under “Special Factors—Interests of Certain Persons in the Merger—Interests of Continuing Stockholders in the Merger” beginning on page 49.

The buyer group believes the interests of the Company’s unaffiliated stockholders were represented by the special committee, which negotiated the terms and conditions of the merger agreement with the assistance of its independent legal and financial advisors. The buyer group attempted to negotiate a transaction that would be most favorable to it, and not to the Company’s unaffiliated stockholders and, accordingly, did not negotiate the merger agreement with a goal of obtaining terms that were substantively and procedurally fair to such unaffiliated stockholders. The buyer group did not participate in the deliberations of the special committee regarding, and did not receive any advice from the special committee’s independent legal or financial advisors as to, the fairness of the merger to the Company’s unaffiliated stockholders. The buyer group did not perform, or engage a financial advisor to perform, any independent valuation or other analysis for the buyer group to assist it in assessing the substantive and procedural fairness of the merger to the Company’s unaffiliated stockholders.

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Based on its knowledge and analyses of available information regarding the Company, as well as discussions with the Company’s management regarding the Company and its business and the factors considered by, and findings of, the special committee and the Company’s board of directors discussed in “Special Factors—Recommendation of Our Board of Directors and the Special Committee and Their Reasons for the Merger” beginning on page 27 (which considerations and findings are adopted by the buyer group solely for the purposes of making the statements in this section), the buyer group believes the merger is substantively fair to the Company’s unaffiliated stockholders based upon the following factors:

•	the current and historical market prices of the Company common stock, including the fact that the merger consideration of $4.50 per share represents a 32.3% premium over the closing price of $3.40 per share on the NASDAQ Global Market on March 30, 2012, and a 46.4% premium over the 90-trading day volume weighted average price on the NASDAQ Global Market on March 30, 2012, the last trading day before the Company’s announcement on April 2, 2012 of the Company’s receipt of Mr. Jianquan Li’s going private proposal;

•	the all-cash merger consideration, which will allow the unaffiliated stockholders an opportunity to immediately realize a fixed amount of cash for their investment without incurring brokerage and other costs typically associated with market sales;

•	the special committee and, based in part upon the unanimous recommendation of the special committee, the Company’s board of directors determined by the unanimous approval of those present at the meeting that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of the Company’s unaffiliated stockholders;

•	Parent has entered into the debt commitment letter, dated as of July 23, 2012, with DBS and Mr. Jianquan Li, pursuant to which DBS has agreed to provide debt financing, under the terms and subject to the conditions of the debt commitment letter, in an aggregate amount up to $25 million, to fund the merger and pay certain fees and expenses contemplated by the facility agreement;

•	Mr. Jianquan Li has agreed to guarantee the obligations of Parent under the merger agreement to pay, under certain circumstances, a reverse termination fee to the Company and reimburse certain expenses of the Company; and

•	the merger will provide liquidity for the Company’s unaffiliated stockholders without incurring brokerage and other costs typically associated with market sales.

The buyer group did not consider the Company’s net book value, which is defined as total assets minus total liabilities, as a factor. The buyer group believes that net book value, as an accounting concept based on historical costs, is not a material indicator of the value of the Company as a going concern because it does not take into account the future prospects of the Company, market conditions, trends in the industry in which the Company conducts its business or the business risks inherent in competing with other companies in the same industry. Therefore, the buyer group does not believe that net book value reflects, or has any meaningful impact on, the market price of Company common stock or the fair market value of its assets or business.

The buyer group did not consider the Company’s liquidation value to be a relevant valuation method because it considers the Company to be a viable going concern and because the Company will continue to operate its business following the merger.

The buyer group did not establish, and did not consider, a going concern value for the Company common stock as a public company to determine the fairness of the merger consideration to the Company’s unaffiliated stockholders. However, to the extent the pre-merger going concern value was reflected in the pre-announcement price of the Company common stock, the merger consideration of $4.50 per share represented a premium to the going concern value of the Company.

The buyer group is not aware of, and thus did not consider in its fairness determination, any offers or proposals made by any unaffiliated third parties with respect to a merger or consolidation of the Company with or into another company, a sale of all or a substantial part of the Company’s assets, or the purchase of the Company voting securities that would enable the holder to exercise control over the Company.

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The buyer group did not receive any independent reports, opinions or appraisals from any outside party related to the merger, and thus did not consider any such reports, opinions or appraisals in determining the substantive and procedural fairness of the merger to the unaffiliated stockholders.

The buyer group believes the merger is procedurally fair to the Company’s unaffiliated stockholders based upon the following factors:

•	the special committee, consisting entirely of directors who are not officers or employees of the Company and who are not affiliated with the buyer group, was established and given absolute authority to, among other things, formulate, establish, oversee and direct a process for the identification, solicitation, evaluation and negotiation of any potential sale transaction, evaluate and negotiate the terms of any proposed definitive or other agreements in respect of any potential sale transaction, make recommendations to the board of directors in respect of any potential sale transaction, including, without limitation, any recommendation to not proceed with or to recommend that the Company’s stockholders reject a potential sale transaction;

•	the members of the special committee do not have any interests in the merger different from, or in addition to, those of the Company’s unaffiliated stockholders, other than the members’ receipt of board and special committee compensation (which are not contingent upon the consummation of the merger or special committee’s or the board’s recommendation of the merger) and continued indemnification and liability insurance for these directors following the completion of the merger for certain claims and liabilities arising from their actions taken prior to the effective time of the merger;

•	the special committee retained and was advised by its independent legal and financial advisors who are experienced in advising committees such as the special committee in similar transactions;

•	the buyer group did not participate in or have any influence over the deliberative process of, or the conclusions reached by, the special committee or the negotiating positions of the special committee;

•	the special committee and the Company’s board of directors had no obligation to recommend the approval of the merger agreement;

•	the merger was unanimously approved by the special committee;

•	the merger consideration and other terms and conditions of the merger agreement were the result of extensive negotiations over an extended period of time between the buyer group and its legal advisor, on the one hand, and the special committee and its legal and financial advisors, on the other hand;

•	in addition to the statutory stockholder approval requirement under Nevada law, approval of the merger agreement is subject to the approval of a “a majority of the outstanding shares of Company common stock not owned by Parent, Merger Sub or the rollover holders,” giving such unaffiliated stockholders a meaningful opportunity to consider and vote upon the approval of the merger agreement;

•	the special committee negotiated a 40-day "go-shop" period;

•	the special committee received from William Blair, its financial advisor, an opinion, dated July 24, 2012, as to the fairness, from a financial point of view, to the Company’s stockholders (other than members of the buyer group and the directors of the Company) of the consideration of $4.50 per share to be received by those stockholders in the merger, as of July 24, 2012, based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by William Blair in preparing its opinion;

•	the merger is not conditioned on any financing being obtained by Parent or Merger Sub, thus increasing the likelihood that the merger will be completed and the merger consideration will be paid to the Company’s unaffiliated stockholders;

•	under the terms of the merger agreement, in certain circumstances prior to obtaining the requisite stockholders’ approval of the merger, the Company is permitted to provide information to and participate in discussions or negotiations with persons making alternative transaction proposals and the board of directors of the Company is permitted to withdraw or modify its recommendation of the merger agreement;

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•	the Company has the ability under certain circumstances to specifically enforce the terms of the merger agreement; and

•	the ability of the Company to terminate the merger agreement (in accordance with the terms of the merger agreement) upon acceptance of a superior proposal.

The foregoing discussion of the information and factors considered and given weight by the buyer group in connection with their evaluation of the substantive and procedural fairness to the Company’s unaffiliated stockholders of the merger agreement and the transactions contemplated by the merger agreement, including the merger, is not intended to be exhaustive, but is believed by the buyer group to include all material factors considered by them. The buyer group did not find it practicable to and did not quantify or otherwise attach relative weights to the foregoing factors in reaching its position as to the substantive and procedural fairness of the merger agreement and the transactions contemplated by the merger agreement, including the merger, to the Company’s unaffiliated stockholders. Rather, the buyer group made the fairness determinations after considering all of the foregoing as a whole. In addition, the buyer group considered and recognized the negative factors considered by the special committee and the board of directors described under “Special Factors-Recommendation of Our Board of Directors and the Special Committee and Their Reasons for the Merger,” the consideration of which is expressly adopted here by the buyer group.

The buyer group believes these factors provide a reasonable basis for its belief that the merger is both substantively and procedurally fair to the Company’s unaffiliated stockholders. This belief, however, is not intended to be and should not be construed as a recommendation by the buyer group to any stockholder of the Company as to how such stockholder should vote with respect to the approval of the merger agreement.

Effect of the Merger on the Company

The merger agreement provides that Merger Sub will merge with and into the Company on the terms and subject to the conditions in the merger agreement. After the merger, Merger Sub will no longer exist. The Company will be the surviving corporation and will continue to exist as a wholly owned subsidiary of Parent. Pursuant to the merger agreement, each share of Company common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive $4.50 in cash, without interest and net of any applicable withholding taxes, except for (i) shares owned by Parent and Merger Sub, including shares to be contributed to Parent by rollover holders immediately prior to the effective time of the merger pursuant to the contribution agreement, and (ii) shares held by the Company as treasury stock or owned, directly or indirectly, by any wholly owned subsidiaries of the Company, which will be cancelled and retired and cease to exist as of the effective time of the merger. The shares of Company common stock are currently listed on NASDAQ Global Market under the symbol “WWIN.” Upon completion of the merger, the Company will cease to be a publicly traded company and will instead become a privately held company owned directly by Parent and indirectly by Mr. Jianquan Li and Ms. Ping Tse. Following the completion of the merger, the shares of Company common stock will cease to be listed on NASDAQ Global Market, and price quotations with respect to sales of Company common stock in the public market will no longer be available. In addition, registration of Company common stock under the Exchange Act will be terminated. After the effective time of the merger, the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the United States federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies. After the completion of the merger, you will no longer enjoy the rights or protections that the United States federal securities laws provide. You will not own any shares of capital stock of the surviving corporation, and you will cease to have any rights in the Company as a stockholder. We have attached the merger agreement to this proxy statement as Annex A. We encourage you to read the entire merger agreement carefully, because it is the legal document that governs the merger.

Effect of the Merger on the Company’s Net Book Value and Net Earnings

Following consummation of the merger, Parent will directly own 100% of our outstanding common stock and will have a corresponding interest in our net book value and net earnings. The table below sets forth the indirect beneficial interest in our net book value and net earnings for Mr. Jianquan Li and Ms. Ping Tse, affiliates of Parent, before and after the merger in proportion to each such party’s indirect beneficial ownership in the Company before and after the merger, based on our net income for the fiscal year ended September 30, 2011 of approximately $11.54 million and our net book value as of September 30, 2011 of approximately $125.68 million.

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All dollar figures in the chart immediately below are in thousands.

	Ownership of the Company Prior to the Merger			Fully Diluted Ownership of the Company After the Merger
	% Ownership	Net Earnings for the fiscal year ended September 30, 2011	Net Book Value for the fiscal year ended September 30, 2011	% Ownership	Net Earnings for the fiscal year ended September 30, 2011	Net Book Value for the fiscal year ended September 30, 2011
		($ thousands)	($ thousands)		($ thousands)	($ thousands)
Chairman
Jianquan Li	55.4%	6,397	69,687	81.9%	9,452	102,969

Ping Tse	18.5%	2,135	23,263	18.1%	2,084	22,707

Total	74.0%	8,532	92,950	100.0%	11,536	125,676

Effects on the Company if the Merger Is Not Completed

If our stockholders do not approve the merger agreement, or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares of Company common stock provided by the merger agreement. Instead, unless the Company is sold to a third party, we will remain an independent publicly traded company, the management expects to operate the business in a manner similar to that in which it is being operated today, and our stockholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of our common stock. If the merger is not completed, there is no assurance as to the effect of these risks and opportunities on the future value of your shares of Company common stock, including the risk that the market price of our common stock may decline to the extent that the current market price of our stock reflects a market assumption that the merger will be completed. From time to time, the board of directors of the Company will evaluate and review the business operations, properties and capitalization of the Company and, among other things, make such changes as are deemed appropriate and continue to seek to maximize stockholder value. If our stockholders do not approve the merger agreement, or the merger is not completed for any other reason, there is no assurance that any other transaction acceptable to the Company will be offered or that the business, prospects or results of operations of the Company will not be adversely impacted. Pursuant to the merger agreement, under certain circumstances the Company is permitted to terminate the merger agreement and enter into an agreement with respect to an alternative transaction. Also, under other circumstances, if the merger is not completed, the Company may be obligated to pay to Parent a termination fee and reimburse certain of Parent’s expenses. See “The Agreement and Plan of Merger—Termination Fees and Reimbursement of Expenses” beginning on page 67 for additional information.

Plans for the Company After the Merger

If the merger is completed, all of our common stock will be owned by Parent. Except for the rollover holders, none of our current stockholders will have any ownership interest in, or be a stockholder of, the Company after the completion of the merger. As a result, our current stockholders (other than the rollover holders) will no longer benefit from any increase in our value, nor will they bear the risk of any decrease in our value. Following the merger, Parent will benefit from any increase in our value and also will bear the risk of any decrease in our value.

Upon completion of the merger, each share of Company common stock issued and outstanding immediately prior to the closing (other than shares which are held in the treasury of the Company or owned directly or indirectly by Parent including shares owned by Mr. Jianquan Li and Ms. Ping Tse and contributed to Parent in accordance with the contribution agreement, Merger Sub or any of the Company’s wholly owned subsidiaries) will be converted into the right to receive the merger consideration. No merger consideration will be paid for shares of Company common stock owned by Mr. Jianquan Li and Ms. Ping Tse.

After the effective time of the merger, Parent anticipates that the Company will continue its current operations, except that it will (i) cease to be an independent publicly traded company and will instead be a wholly owned subsidiary of Parent and (ii) have substantially more debt than it currently has. There are no current plans to repay any debt that will be incurred to finance the merger. After the effective time of the merger, the directors of Merger Sub immediately prior to the effective time of the merger will become the directors of the Company, and the officers of the Company immediately prior to the effective time of the merger will remain the officers of the Company, in each case until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be. The Company will no longer be subject to the Exchange Act, the Sarbanes Oxley Act of 2002 or NASDAQ compliance and reporting requirements and the related direct and indirect costs and expenses.

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Parent has advised the Company that, except for the transactions contemplated by the merger agreement, it does not have any current plans, proposals or negotiations that relate to or would result in any of the following:

•	an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

•	the relisting of Company common stock;

•	the sale or transfer of a material amount of the assets of the Company or any of its subsidiaries; or

•	any other material changes to the Company’s corporate structure or otherwise in the Company’s business.

Certain Financial Projections

The Company does not as a matter of course make public projections as to future performance, earnings or other results beyond the current fiscal year due to the unpredictability of the underlying assumptions and estimates. However, as part of its process, the special committee requested that the Company’s management team prepare long-term financial projections for the Company for use in connection with the financial analyses that William Blair performed in connection with rendering its opinion to the board of directors. At the request of the special committee, management prepared a sets of financial projections for fiscal years 2012 through 2016. A summary of these five-year projections are included below.

The prospective financial information was prepared by, and is the responsibility of, the Company’s management. The prospective financial information was not prepared with a view toward public disclosure, and, accordingly, does not necessarily comply with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or generally accepted accounting principles (“GAAP”). BDO Shu Lun Pan Certified Public Accountants LLP, the Company’s independent registered public accounting firm, has not audited, compiled or performed any procedures with respect to the prospective financial information and does not express an opinion or any form of assurance related thereto. The summary of the prospective financial information is not being included in this proxy statement to influence a stockholder’s decision whether to approve the merger agreement, but is being included because the prospective financial information was provided to William Blair for use in connection with rendering its opinion to the board of directors.

The prospective financial information, while presented with numerical specificity, necessarily was based on numerous variables and assumptions that are inherently uncertain and many of which are beyond the control of the Company’s management. Because the prospective financial information covers multiple years, by its nature, it becomes subject to greater uncertainty with each successive year. The assumptions upon which the prospective financial information was based necessarily involve judgments with respect to, among other things, future economic, competitive and financial market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. The prospective financial information also reflects assumptions as to certain business decisions that are subject to change. In addition, the prospective financial information might be affected by the Company’s ability to achieve strategic goals, objectives and targets over the applicable periods.

Accordingly, there can be no assurance that the prospective financial information will be realized, and actual results may vary materially from those shown. The inclusion of the prospective financial information in this proxy statement should not be regarded as an indication that the Company or any of its affiliates, advisors, officers, directors or representatives considered or consider the prospective financial information to be predictive of actual future events or events which have occurred since the date of such forecasts, and the prospective financial information should not be relied upon as such. Neither the Company nor any of its affiliates, advisors, officers, directors or representatives can give any assurance that actual results will not differ materially from the prospective financial information, and none of them undertakes any obligation to update or otherwise revise or reconcile the prospective financial information to reflect circumstances existing after the date the prospective financial information was generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the prospective financial information are shown to be in error. The Company does not intend to make publicly available any update or other revision to the prospective financial information, except as otherwise required by law. Neither the Company nor any of its affiliates, advisors, officers, directors or representatives has made or makes any representation to any stockholder of the Company or other person regarding the ultimate performance of the Company compared to the information contained in the prospective financial information or that the prospective financial information will be achieved. The Company has made no representation to Parent or its affiliates, in the merger agreement or otherwise, concerning the prospective financial information.

In light of the foregoing factors and the uncertainties inherent in the prospective financial information, stockholders are cautioned not to place undue, if any, reliance on the prospective financial information.

Projections

The management of the Company prepared projections based upon methodologies and factors customarily used by the Company in preparing projections for the consideration of the board of directors in connection with the annual budget planning process. The projections reflect numerous estimates and assumptions with respect to industry performance and general business, economic, regulatory, market and financial conditions, as well as matters specific to management outlook and business circumstances existing at that time. The following is a summary of the projections:

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Winner Medial Group Inc.

Income Statements

In thousands	Year End September 30,
	2012	2013	2014	2015	2016
	US$	US$	US$	US$	US$
Net sales	180,293	212,764	251,668	293,762	340,490

Cost of sales	(134,578)	(157,889)	(185,658)	(215,898)	(246,789)
Gross profit	45,715	54,875	66,010	77,864	93,701

Other operating income/(loss), net	119	119	119	119	119
Government subsidies	493	500	480	470	490
Realized gain/(loss) on commodity financial instruments	75	0	0	0	0
Foreign currency exchange gain/(loss)	(841)	(866)	(892)	(919)	(947)
Selling, general and administrative expenses	(33,763)	(42,553)	(52,850)	(61,690)	(74,908)

Income from operations	11,798	12,075	12,867	15,844	18,455
Interest income	333	433	498	573	659
Interest expense	(207)	(250)	(325)	(423)	(550)
Equity in earnings of 50 percent or less owned persons	249	261	274	288	302
Income before income taxes	12,173	12,519	13,314	16,282	18,866
Income tax
	(3,070)	(2,504)	(2,663)	(4,071)	(4,717)
Net income	9,103	10,015	10,651	12,211	14,149

Net income attributable to noncontrolling interests	(70)	(70)	(70)	(70)	(70)
Net income attributable to Winner Medical Group Inc.	9,033	9,945	10,581	12,141	14,079

Winner Medial Group Inc.

Statement of Cash Flows

In thousands	Year ended September 30,
	2012	2013	2014	2015	2016
	US$	US$	US$	US$	US$
Cash flows from operating activities
Net income	9,103	10,015	10,651	12,211	14,149
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization of property, plant and equipment	5,838	6,247	6,684	7,152	7,653
Amortization of intangible assets	33	33	33	33	33
Impairment of property, plant and equipment	647	0	0	0	0
Equity in earnings of 50 percent or less owned persons	(163)	(280)	(280)	(280)	(280)
Stock-based compensation expenses	740	0	0	0	0
Changes in operating assets and liabilities:
Restricted bank deposits	1,836	0	0	0	0
Restricted broker margin account	(794)	0	0	0	0
Accounts receivable and notes receivable	(4,612)	(4,367)	(5,791)	(6,017)	(7,259)
Amounts due from affiliated companies	158	0	0	0	0
Inventories	(4,591)	(6,000)	(6,480)	(8,496)	(9,176)
Prepaid expenses and other current assets	(1,130)	(1,173)	(1,945)	(2,105)	(2,337)
Accounts payable	1,579	1,800	1,944	2,549	2,753
Accrued payroll and employee benefits	628	754	905	1,086	1,303
Accrued and other liabilities	253	812	973	1,052	1,168
Income taxes payable	(145)	52	119	445	388
Net cash provided by/(used in) operating activities	9,380	7,893	6,813	7,630	8,395

Cash flows from investing activities
Purchase of property, plant and equipment	(11,388)	(9,282)	(5,332)	(5,332)	(5,332)
Deposits paid for property, plant and equipment	(3,026)	(2,468)	(1,418)	(1,418)	(1,418)
Net cash used in investing activities	(14,414)	(11,750)	(6,750)	(6,750)	(6,750)

Cash flows from financing activities
Proceeds from bank borrowings	17,548	14,167	15,464	15,929	17,857
Repayment of bank borrowings	(15,936)	(6,667)	(9,450)	(10,619)	(12,500)
Net cash (used in)/provided by financing activities	1,612	7,500	6,014	5,310	5,357

Effect of exchange rate changes	1,131	1,165	1,200	1,236	1,273

Net increase in cash and cash equivalents	(2,291)	4,808	7,277	7,426	8,275
Cash and cash equivalents, beginning of period	21,945	19,654	24,462	31,739	39,165
Cash and cash equivalents, end of period	19,654	24,462	31,739	39,165	47,440

The above prospective financial information should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding the Company contained elsewhere in this proxy statement and the Company’s public filings with the SEC.

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Financing of the Merger

The buyer group estimates that the total amount of funds necessary to consummate the merger and related transactions, including the payment of customary fees and expenses in connection with the merger, will be approximately $33.5 million. Parent and Merger Sub expect this amount to be provided through a combination of debt financing, rollover financing and use of the Company’s available cash in an amount of approximately $8.5 million. Neither Parent nor Merger Sub has entered into any alternative financing arrangements or alternative financing plans.

Debt Financing

On July 23, 2012, Parent and Mr. Jianquan Li entered into the debt commitment letter with DBS pursuant and subject to which DBS has agreed to provide a loan in an aggregate amount of up to $25 million (the “DBS loan”), to fund the merger and pay certain fees and expenses contemplated by the facility agreement.

Conditions to Financing. The funding of the DBS loan is subject to the satisfaction or waiver of the following conditions:

•	DBS shall have received (a) copies of the constitutional documents (or, in the case of Mr. Jianquan Li, identification documents) of each of Parent, Holdco, Mr. Jianquan Li and the Company, (b) corporate authorizations of each of Parent, Holdco and the Company, (c) customary incumbency certificates of each of Parent, Holdco and the Company, (d) a customary closing certificate signed by a director of Parent and (e) evidence of appointment of a process agent;

•	DBS shall have received evidence that all necessary government, regulatory and corporate approvals of the DBS loan and the related security (except the first ranking security over 100% of the capital stock of Winner Group Limited, and any first ranking fixed and floating charge over the assets of Winner Group Limited) have been obtained and are in full force and effect;

•	DBS shall have received a copy of the executed merger agreement;

•	there shall have been no amendment, supplement or waiver of the merger agreement (except for amendments, supplements or waivers that are not materially adverse to the interests of DBS) without the prior written consent of DBS, and there shall have been no breach (including breach of representation) or default under the merger agreement that is materially adverse to the interests of DBS and that would entitle Parent or Merger Sub not to proceed with the merger;

•	DBS shall have received evidence that (a) all conditions precedent under the merger agreement have been fulfilled or duly waived (subject to the condition immediately above), (b) all of the merger consideration (less the amount equal to the available amount under the DBS loan minus the aggregate financing costs) has been paid to and received by the applicable third party paying agent for the purposes of settling the merger consideration, (c) all of the consideration payable to holders of outstanding options and restricted stock units under the merger agreement shall have been paid into and received in the applicable account specified in the merger agreement and (d) all of the shares of Company common stock owned and/or held directly or indirectly by the rollover holders have been transferred to Parent;

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•	subject to the Limited Conditionality Provisions (as defined in the debt commitment letter), DBS shall have received executed copies of the facility agreement with respect to DBS loan and the security documents with respect to the related security including customary deliverables required to be delivered under such security documents to be agreed;

•	DBS shall have received customary legal opinions issued by the legal counsel to DBS as to relevant jurisdictions (including Hong Kong and the Cayman Islands) and by the legal counsel to Parent as to Nevada;

•	DBS shall have received evidence that an aggregate amount of not less than $25 million or equivalent amount (plus the amount of any withholding tax that would apply if such amount were paid by way of dividends to Winner Group Limited) in RMB has been deposited into and is standing to the credit of account(s) opened with DBS Bank (China) Ltd., Shenzhen Branch;

•	DBS shall have received an executed drawdown notice complying with the requirements of the facility agreement;

•	satisfactory completion by DBS of client identification procedures in compliance with applicable money laundering laws and regulations;

•	subject to the Limited Conditionality Provisions (as defined in the debt commitment letter), the repeating representations are correct in all material respects;

•	no major default (to be agreed between DBS and Parent in the facility agreement, which shall be a limited subset of the events of default taking into account customary practice for acquisition financings of this nature) shall be outstanding;

•	the absence of any effect, change, event or occurrence that has had or would reasonably be expected to have a material adverse effect (as defined in the merger agreement); and

•	the absence of any illegality event affecting DBS.

Interest Rate. The interest rate of the DBS loan is LIBOR plus 3.25% per annum on the outstanding amounts under the DBS loan.

Prepayment and Repayment. Parent may prepay the whole or any part of the DBS loan (but, if in part, the amount paid must be an amount that reduces the amount of the DBS loan by at least $5 million and in integral multiples of $1 million). Parent is required to make a mandatory prepayment upon the occurrence of any of the following:

•	dividends and distributions received by Parent from the surviving corporation or by any non-PRC subsidiaries of Parent from any PRC subsidiaries of Parent, and/or net cash proceeds received by any subsidiaries of Parent formed outside the PRC in respect of any disposal or transfer of any interest in any PRC subsidiary of Parent;

•	any initial public offering of shares or securities of Parent, any direct or indirect subsidiary or holding company of Parent;

•	disposal or transfer of any business and/or assets (including without limitation any interest in any subsidiary) by Parent or any of its subsidiaries (subject to customary exceptions to be agreed upon) unless written approval is obtained from DBS;

•	issuance or placement of shares, securities or equity interests of Parent or any of its subsidiaries (subject to customary exceptions to be agreed upon); and

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•	claims by Parent or Merger Sub under or in connection with the merger and/or the merger agreement.

Parent is required to repay the total outstanding principal amount of the DBS loan on the date that is 6 months after the consummation of the initial drawdown. Currently, Parent does not have any plans or arrangements to refinance the DBS loan.

Security. The obligations of Parent under the facility agreement will be secured by:

•	a personal guarantee from Mr. Jianquan Li;

•	a guarantee from Winner Group Limited with effect from the consummation of the merger;

•	a first ranking charge over 100% of the shares of Parent;

•	a first ranking security over 100% of the capital stock of the surviving corporation, Merger Sub and Winner Group Limited (with effect from the consummation of the merger); and

•	a first ranking fixed and floating charge over all assets of Parent and Winner Group Limited (with effect from the consummation of the merger).

Other Terms. The facility agreement will contain customary representations and warranties and customary affirmative and negative covenants, including, among others, restrictions on indebtedness, disposal of assets, declaration of dividends and mergers and consolidations. The facility agreement will also include customary events of default.

Rollover Financing

On July 24, 2012, the rollover holders entered into a contribution agreement with Parent and Holdco pursuant to which the rollover holders collectively committed to contribute, immediately prior to the consummation of the merger, an aggregate amount of 18,024,134 shares of Company common stock to Parent (the equivalent of a $81,108,603 investment based upon the per share merger consideration of $4.50) in exchange for a certain number of shares of Holdco. Subject to the satisfaction or waiver of all of the conditions to the obligations of Parent and Merger Sub to complete the merger contained in the merger agreement (other than conditions that by their nature are to be satisfied at the effective time of the merger), the closing of the contribution and exchange contemplated by the contribution agreement shall take place within 48 hours prior to the consummation of the merger.

Limited Guaranty

Concurrently with the execution of the merger agreement, Mr. Jianquan Li entered into a limited guaranty in favor of the Company, pursuant to which Mr. Jianquan Li agreed to guarantee the obligations of Parent under the merger agreement to pay a reverse termination fee of $1.8 million to the Company if the merger agreement is terminated under certain circumstances.

Mr. Jianquan Li has also covenanted with the Company not to sell, offer to sell, give, pledge, encumber, assign, grant any option for the sale of or otherwise dispose of, or enter into any agreement, arrangement or understanding to sell, give, encumber, assign or otherwise dispose of, or permit any charge, lien or encumbrance over, the Company common stock beneficially owned by him.

The limited guaranty will terminate as of the earliest of (i) the effective time of the merger and (ii) the date that is six (6) months after the date of the termination of the merger agreement in accordance with its terms.

Voting Agreement

On July 24, 2012, the rollover holders entered into the voting agreement with the Company and Parent under which they have agreed to, among other things, vote all shares of Company common stock beneficially owned by them in favor of approval of the merger agreement and against any other acquisition proposal. The voting agreement will terminate upon the earliest of (i) the termination of the merger agreement, (ii) the written agreement of Parent and, at the direction of the special committee, the Company to terminate the voting agreement and (iii) the effective time of the merger.

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Liability Cap and Limitation on Remedies

Other than any equitable remedies to which the Company may be entitled, our right to receive payment of a reverse termination fee of $1.8 million from Parent or Merger Sub is our sole and exclusive remedy for any loss or damage suffered as a result of the failure of the merger to be consummated under certain circumstances or for a breach or failure to perform under the merger agreement or otherwise.

Other than any equitable remedies to which Parent or Merger Sub may be entitled, Parent’s and Merger Sub’s right to receive payment of a termination fee of $1.5 million or $750,000 from us is the sole and exclusive remedy of Parent and Merger Sub against us for any loss or damage suffered as a result of the failure of the merger to be consummated under certain circumstances or for a breach or failure to perform under the merger agreement or otherwise.

Parent and Merger Sub are entitled to specific performance of the terms under the merger agreement, including an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement. The Company is entitled to an injunction, specific performance or other equitable remedies to enforce Parent’s obligation to cause DBS to fund the financing at the effective time of the merger but only in the event that (a) all the conditions of Parent and Merger Sub to consummate the merger have been satisfied or waived, (b) the financing has been funded or DBS has confirmed in writing that the financing will be funded at closing and (c) the Company has irrevocably confirmed that, if the financing is funded, it would take such actions that are within its control to cause the consummation of the transactions contemplated by the merger agreement to occur. However, under no circumstances shall the Company be permitted or entitled to both a grant of specific performance that results in completion of the merger and payment of all or any reverse termination fee.

Interests of Certain Persons in the Merger

In considering the recommendation of the special committee and our board of directors with respect to the merger, you should be aware that each member of the buyer group has interests in the transaction that are different from, and/or in addition to, the interests of our stockholders generally. The Company’s board of directors and special committee were aware of such interests and considered them, among other matters, in reaching their decisions to approve the merger agreement and approve the transactions contemplated by the merger agreement, including the merger, and recommend that our stockholders vote in favor of approving the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Interests of Continuing Stockholders in the Merger

As a result of the merger, the rollover holders will indirectly hold 100% of the equity interest of Parent, which will own 100% of the Company immediately following the completion of the merger. Because of their indirect equity ownership in Parent, the rollover holders will enjoy the benefits from any future earnings and growth of the Company after the merger which, if the Company is successfully managed, could exceed the value of their original investments in the Company, including the amount paid by Parent as merger consideration to the Company’s stockholders who are not members of the buyer group in the merger. The rollover holders will also bear the risks of any possible decreases in the future earnings, growth or value of the Company and they will have no certainty of any future opportunity to sell their shares in Parent at an attractive price, or that any dividends paid by Parent will be sufficient to recover their investment.

The merger may provide additional means to enhance stockholder value for the rollover holders, including improved profitability due to the elimination of the expenses associated with public company reporting and compliance, increased flexibility and responsiveness in management of the business to achieve growth and respond to competition without the restrictions of short-term earnings comparisons, and additional means for making liquidity available to them, such as through dividends or other distributions.

Indemnification and Insurance

Pursuant to the merger agreement, Parent and Merger Sub have agreed that:

•	The indemnification, advancement of expenses and limitations on, or exculpation provisions of certain indemnification agreements by and among the Company and its directors, officers or employees as in effect at the effective time of the merger will survive the merger and may not be amended or modified in any manner that would adversely affect the rights of the current or former directors, officers or employees of the Company or any subsidiaries.

•	The articles of incorporation and bylaws of the surviving corporation will contain provisions with respect to indemnification of present and former directors, officers and employees of the Company that are at least as favorable to the directors, officers or employees of the Company as those presently set forth in the Company’s articles of incorporation and bylaws, which provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights of the Company’s present and former directors, officers or employees, unless required by law.

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•	From and after the effective time of the merger, the surviving corporation will comply with all of the Company’s obligations and will cause its subsidiaries to comply with their respective obligations to indemnify: (a) the current and former directors, officers or employees of the Company or any subsidiaries against liabilities arising out of, relating to or in connection with (i) the fact that such party is or was a director, officer or employee of the Company or such subsidiary, or (ii) any acts or omissions occurring before or at the effective time of the merger to the extent provided under the Company and its subsidiaries’ respective organizational and governing documents or agreements effective on the date of the merger agreement and to the fullest extent permitted by the Cayman Islands Companies Law or any other applicable law; and (b) such persons against all liabilities arising out of acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company or any of its subsidiaries.

•	The surviving corporation will maintain the Company’s and its subsidiaries’ directors and officers liability insurance for a period of six (6) years after the effective time of the merger on terms with respect to coverage and amount no less favorable than the existing insurance; provided that the surviving corporation will not be required to expend in any one year an amount in excess of 250% of the current annual premium paid by the Company for such insurance. In addition, the Company may purchase a six-year “tail” prepaid policy prior to the effective time of the merger on terms and conditions providing substantially equivalent benefits as the existing directors’ and officers’ liability insurance maintained by the Company.

 The Special Committee

On April 1, 2012, our board of directors established a special committee of directors to consider the proposal from Mr. Jianquan Li and to take any actions it deems appropriate to assess the fairness and viability of such proposal. The special committee is composed of independent directors—Mr. Wenzhao Liang, Mr. Lawrence Xiaoxia Pan and Mr. Xuedong Wu. Other than their receipt of board and special committee compensation (which are not contingent upon the completion of the merger or the special committee’s or our board of directors’ recommendation of the merger) and their indemnification and liability insurance rights under the merger agreement, none of the members of the special committee has a financial interest in the merger or any of transactions contemplated thereby and none of them is related to any member of the buyer group. Our board of directors did not place any limitations on the authority of the special committee regarding its investigation and evaluation of the merger.

We have compensated, and will continue to compensate, the members of the special committee in exchange for their service in such capacity at a rate of $10,000 per month in the case of the chairman of the special committee and $7,000 per month in the case of the other members of the special committee.

Company Options and Restricted Stock Units

Pursuant to the merger agreement, upon the terms and subject to the conditions thereof, each Company RSU pursuant to the Company 2010-2011 RSU Plan that is then outstanding, whether vested or unvested, will become fully vested immediately prior to the effective time of the merger, and be treated as a share of Company common stock for all purposes of the merger agreement as of the effective time of the merger. Each (a) Company RSU pursuant to the Company 2011-2013 RSU Plan that is then outstanding, whether vested or unvested and (b) Company RSU and option pursuant to the Company 2012-2013 Incentive Plan that is outstanding but unvested immediately prior to the effective time of the merger, shall be cancelled and converted into the right to receive either one restricted stock unit or one option to purchase one share of Holdco. In addition, each option pursuant to the Company 2012-2013 Incentive Plan that is outstanding and vested immediately prior to the effective time of the merger shall be cancelled and converted into the right to receive cash, at the effective time of the merger, in an amount equal to the total number of shares of Company common stock subject to such option immediately prior to the effective time of the merger multiplied by the amount, if any, by which (x) the merger consideration exceeds (y) the exercise price payable per share issuable under such option.

Position with the Surviving Corporation

After completion of the merger, Mr. Jianquan Li expects to continue to serve as chairman of the board of directors and chief executive officer of the Company, and Ms. Ping Tse does not expect to hold any position with the Company.

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Relationship between Company and Buyer Group

Mr. Jianquan Li is the sole director and 100% owner of Parent and Merger Sub. As such, Mr. Jianquan Li and his affiliates, including Ms. Ping Tse, will have direct and indirect interests in the Company after the merger. Mr. Jianquan Li has also been the chairman and chief executive officer of the Company since December 16, 2005. Mr. Jianquan Li received compensation for his services as the chief executive officer of the Company. Mr. Jianquan Li recused himself from the deliberations and the board of directors’ determination with respect to the merger agreement and the merger.

Except as set forth above and elsewhere in this proxy statement, no member of the buyer group nor any of their respective directors, executive officers or other affiliates engaged in any transactions with us or any of our directors, officers or other affiliates that would require disclosure under the rules and regulations of the SEC applicable to this proxy statement.

Dividends

The Company has not paid any cash dividends on its common stock, and does not currently intend to pay cash dividends in the foreseeable future.

Regulatory Matters

The Company does not believe that any material federal, national, provincial, local or state, whether domestic or foreign, regulatory approvals, filings or notices are required in connection with the merger other than the approvals, filings or notices required under the U.S. federal securities laws and the filing of the articles of merger with the Secretary of State of the State of Nevada with respect to the merger.

Fees and Expenses

Fees and expenses incurred or to be incurred by the Company and the buyer group in connection with merger are estimated at the date of this proxy statement to be as follows:

Description	Amount
Financing fees and expenses and related professional fees	$30,900,000
Financial advisory fees and expenses	$600,000
Legal fees and expenses	$1,700,000
Special committee fees	$200,000
Miscellaneous (including printing, proxy solicitation, filing fees, mailing costs, etc.)	$80,000
Total	$33,500,000

These expenses will not reduce the merger consideration to be received by the Company’s stockholders. Except for the right to reimbursement of costs and expenses under certain circumstances, the party incurring any costs and expenses in connection with the merger and the merger agreement will pay such costs and expenses.

Delisting and Deregistration of the Company Common Stock

If the merger is completed, the Company common stock will be delisted from the NASDAQ Global Market and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC.

Litigation Relating to the Merger

In April 2012, the Company and certain directors of the Company were named as defendants in three putative class action complaints filed in the District Court by stockholders of the Company in connection with the proposed merger. The cases are captioned Vitie Rakauskas v. Jianquan Li et al., Case No. A-12-659777; Edouard Bazior v. JianQuan Li et al., Case No. A-12-659967; and Estate of William Weiss v. Winner Medical Group et al., Case No. A-12-660903. On June 25, 2012, the cases were consolidated under the caption In re Winner Medical Group, Inc. Stockholder Litigation, Case No. A-12-659777. Also on that date, plaintiffs Vitie Rakausak, Eduouard Bazior and the Estate of William Weiss were named Co-Lead Plaintiffs for the putative class, and the law firms Berman DeValerio, Levi Korsinski LLP, and Rigrodsky & Long P.A. were named Co-Lead Counsel for the putative class. On August 9, 2012, Co-Lead Plaintiffs served a Consolidated Class Action Complaint. The Consolidated Class Action Complaint alleges, among other things, that the members of the board of directors breached their fiduciary duties to the Company’s stockholders and seeks, among other things, damages and to enjoin the defendants from completing the proposed merger.

The Company and the board of directors believe that the plaintiffs' claims are without merit and intend to defend against them vigorously.

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One of the conditions to the closing of the merger is that no order by a court or other governmental entity shall be in effect that prohibits the consummation of the merger or that makes the consummation of the merger illegal. As such, if the plaintiffs are successful in obtaining an injunction prohibiting the defendants from completing the merger on the agreed-upon terms, then such injunction may prevent the merger from becoming effective, or from becoming effective within the expected timeframe.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the Company’s board of directors for use at the special meeting to be held on                     , 2012, starting at                 Shenzhen time, at                                 , or at any postponement or adjournment thereof. At the special meeting, holders of Company common stock will be asked to vote upon the proposal to approve the merger agreement, and to approve the proposal to adjourn or postpone the special meeting in order to take such actions as our board of directors determines are necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

The merger is subject to the approval of the merger agreement by an affirmative vote of stockholders of both (i) a majority of the outstanding shares of the Company common stock and (ii) a majority of the outstanding shares of the Company common stock not owned by the buyer group, voting in person or by proxy at a special meeting of stockholders of the Company. If our stockholders fail to approve the merger agreement, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully in its entirety.

Record Date and Quorum

We have fixed the close of business on                    , 2012 as the record date for the special meeting, and only holders of record of Company common stock on the record date are entitled to vote at the special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Company common stock at the close of business on the record date. On the record date, there were 24,371,872 shares of Company common stock outstanding and entitled to vote. Each share of Company common stock entitles its holder to one vote on all matters properly coming before the special meeting.

The presence, in person or by proxy, of the holders of a majority of the shares of Company common stock outstanding and entitled to vote on the record date is necessary to constitute a quorum for the transaction of business at the special meeting. Abstentions and broker non-votes are included in determining the number of shares present or represented at the special meeting for purposes of determining whether a quorum exists. Once a share of Company common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned.

Attendance

Stockholders may vote by attending the special meeting and voting in person. In order to attend the special meeting in person, arrive on time at the address listed above with your proxy card and a form of valid photo identification. To obtain directions to attend the special meeting, call           at         . If you are a beneficial owner of shares held in street name and you want to vote in person at the special meeting, you must contact the bank, brokerage firm or other nominee that holds your shares in their name prior to the meeting and obtain from them a valid proxy issued by them in your name giving you the right to vote the shares registered in their name. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

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Vote Required

Approval of the merger agreement requires the affirmative vote of both (i) a majority of the outstanding shares of the Company common stock and (ii) a majority of the outstanding shares of the Company common stock not owned by the buyer group. For the proposal to approve the merger agreement , you may vote “FOR,” “AGAINST” or “ABSTAIN”. Abstentions will not be counted as votes cast in favor of the proposal to approve the merger agreement, but will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy or to vote in person at the special meeting, or abstain, it will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

If your shares of Company common stock are registered directly in your name with our transfer agent, Broadridge Financial Solutions, Broadridge Corporate Issuer Solutions, Inc., you are considered, with respect to those shares of Company common stock, the “stockholder of record.” This proxy statement and proxy card have been sent directly to you by the Company.

If your shares of Company common stock are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares of Company common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of Company common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting.

Under the rules of NASDAQ Global Market, banks, brokerage firms or other nominees who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms or other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the proposal to approve the merger agreement, and, as a result, absent specific instructions from the beneficial owner of such shares of Company common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of Company common stock on non-routine matters, which we refer to generally as broker non-votes. These broker non-votes will be counted for purposes of determining a quorum, and will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement. Broker non-votes will have no effect on the outcome of the proposal to adjourn or postpone the special meeting.

The proposal to adjourn or postpone the special meeting in order to take such actions as our board of directors determines are necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement will be approved if more holders of the shares of the Company common stock present in person or by proxy and entitled to vote on the proposal vote in favor of the proposal than against the proposal. For the proposal to adjourn or postpone the special meeting in order to take such actions as our board of directors determines are necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN”. For purposes of this proposal, if you have given a proxy and abstained on this proposal, such abstention will have no effect on the outcome of this proposal. If there are broker non-votes on the issue, such broker non-votes will have no effect on the outcome of this proposal.

If you are a stockholder of record, you may submit your proxy or vote your shares of Company common stock on matters presented at the special meeting in any of the following ways:

By Telephone: You may submit your proxy by calling the toll-free telephone number indicated on your proxy card. Please follow the voice prompts that allow you to submit your proxy and confirm that your instructions have been properly recorded.

Via the Internet: You may submit your proxy by logging on to the website indicated on your proxy card. Please follow the website prompts that allow you to submit your proxy and confirm that your instructions have been properly recorded.

By Mail: You may submit your proxy by completing, signing and returning the proxy card in the postage-paid envelope provided with this proxy statement. The proxy holders will vote your shares of Company common stock according to your directions. If you sign and return your proxy card without specifying choices, your shares of Company common stock will be voted by the persons named in the proxy in accordance with the recommendations of the Company’s board of directors as set forth in this proxy statement.

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Vote at the Meeting: You may cast your vote in person at the special meeting. Written ballots will be passed out to stockholders or legal proxies who want to vote in person at the meeting.

If you are a beneficial owner, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of Company common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted.

Please note that if you are a beneficial owner of shares held in street name and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee.

Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for submitting your proxy over the Internet or by telephone. If you choose to submit your proxy by mailing a proxy card, your proxy card must be filed with our investment relationship manager, Ms. Huixuan (Fiona) Chen, by the time the special meeting begins. Please do not send in your stock certificates with your proxy card. When the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the merger consideration in exchange for your stock certificates.

If you submit your proxy, regardless of the method you choose, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, or your proxies, will vote your shares of Company common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of Company common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of Company common stock should be voted on a matter, the shares of Company common stock represented by your properly signed proxy will be voted “FOR” the proposal to approve the merger agreement and “FOR” the proposal to adjourn or postpone the special meeting in order to take such actions as our board of directors determines are necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

If you have any questions or need assistance voting your shares, please call       at      .

IT IS IMPORTANT THAT YOU SUBMIT A PROXY FOR YOUR SHARES OF COMPANY COMMON STOCK PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. STOCKHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

As of                    , 2012, the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate,                            shares of Company common stock (excluding shares issuable upon the exercise of options and restricted stock units as of such date.), representing           % of the outstanding shares of Company common stock on the record date. The directors and executive officers have informed the Company that they currently intend to vote all of their shares of Company common stock “FOR” the proposal to approve the merger agreement and “FOR” the proposal to adjourn or postpone the special meeting in order to take such actions as our board of directors determines are necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

As of the record date, the buyer group owns 18,024,134 shares of Company common stock. These represent approximately 74.0% of the total outstanding shares of Company common stock. Based on the number of shares of Company common stock expected to be outstanding on the record date, more than 50% of the remaining 6,347,738 shares of Company common stock (representing approximately 26.0% of the total outstanding shares of Company common stock), namely, at least 3,173,870 shares of Company common stock (representing at least 13.0% of the total outstanding shares of Company common stock) owned by the stockholders other than members of the buyer group must be voted in favor of the proposal to approve the merger agreement for it to be approved.

Proxies and Revocation

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, or by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person at the special meeting. If your shares of Company common stock are held in “street name” by your bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Company common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or vote in person at the special meeting, or abstain, or do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, your shares of Company common stock will not be voted on the proposal to approve the merger agreement, which will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

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If you are a stockholder of record, you have the right to revoke a proxy, whether delivered over the Internet, or by telephone or by mail, at any time before it is voted at the special meeting by:

•	submitting a new proxy by telephone or via the Internet after the date of the earlier voted proxy;

•	signing another proxy card with a later date and returning it to us prior to the special meeting; or

•	attending the special meeting and voting in person.

If you hold your shares in street name, you may submit new voting instructions by contacting your bank, brokerage firm or other nominee. You may also vote in person at the special meeting if you obtain a legal proxy from your bank, brokerage firm or other nominee.

Adjournments

Although it is not currently expected, the special meeting may be adjourned, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the special meeting to approve the merger agreement, or if a quorum is not present at the special meeting. Other than an announcement to be made at the special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned.

Anticipated Date of Completion of the Merger

We are working towards completing the merger as soon as possible. If the merger agreement is approved at the special meeting, then, assuming timely satisfaction of the other necessary closing conditions, we anticipate that the merger will be completed before the end of the first quarter of fiscal year 2013.

Payment of Solicitation Expenses

The Company may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of Company common stock for their expenses in forwarding soliciting materials to beneficial owners of Company common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call       at      .

THE AGREEMENT AND PLAN OF MERGER

This section of the proxy statement describes the material terms of the merger agreement but does not purport to describe all of the terms of the merger agreement. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger. This description of the merger agreement has been included to provide you with information regarding its terms.

Structure and Completion of the Merger

The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, of the merger agreement. Merger Sub is a Nevada company formed solely for purposes of the merger. Parent is a Cayman Islands company beneficially owned by Mr. Jianquan Li, our chairman and chief executive officer. If the merger is completed, the Company will cease to be a publicly traded company. The closing will occur on the second business day immediately after all of the closing conditions have been satisfied or waived. At the closing, Merger Sub and the Company will file articles of merger with respect to the merger with the Secretary of State of the State of Nevada. The merger will become effective upon such filing or on such other date as Parent and the Company shall agree in writing that shall be specified in the articles of merger.

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We currently expect the merger to be completed before December 31, 2012, subject to all conditions to the merger having been satisfied or waived. We cannot assure you that all conditions to the merger will be satisfied or waived by then or at all. We are working to complete the merger as quickly as possible.

Articles of Incorporation and Bylaws of the Surviving Corporation; Directors and Officers of the Surviving Corporation

Upon completion of the merger, the articles of incorporation and bylaws of Merger Sub, as in effect at the effective time of the merger, will be the articles of incorporation and bylaws of the surviving corporation (except that at the effective time of the merger, they should be amended to reflect that the name of the surviving corporation is “Winner Medical Group Inc.”). The directors of Merger Sub immediately prior to the effective time of the merger will become the directors of the surviving corporation and the officers of the Company immediately prior to the effective time of the merger will remain the officers of the surviving corporation.

Treatment of Common Stock, Options and Restricted Stock Units

Each Company RSU pursuant to the Company 2010-2011 RSU Plan that is outstanding immediately prior to the effective time of the merger, whether vested or unvested, shall become fully vested immediately prior to the effective time of the merger, and each such Company RSU shall be treated as a share of Company common stock for all purposes of the merger agreement as of the effective time of the merger.

Each Company RSU pursuant to the Company 2011-2013 RSU Plan, whether vested or unvested, shall be cancelled and converted into the right to receive one restricted stock unit of Holdco at the effective time of the merger.

Each option to purchase Company common stock pursuant to the Company 2012-2013 Incentive Plan that is outstanding and vested immediately prior to the effective time of the merger shall be cancelled and converted into the right to receive cash, at the effective time of the merger, in an amount equal to the total number of shares of Company common stock subject to each option immediately prior to the effective time of the merger multiplied by the amount, if any, by which $4.50 exceeds the exercise price payable per share issuable under such option. Each of the options to purchase the Company common stock and the Company RSU pursuant to the Company 2012-2013 Incentive Plan that is outstanding and unvested immediately prior to the effective time of the merger shall be cancelled and converted into the right to receive, as applicable, either one option to purchase one ordinary share of Holdco or one restricted stock unit of Holdco, at the effective time of the merger.

The Company 2010-2011 RSU Plan shall terminate, and the Company 2011-2013 RSU Plan and the Company 2012-2013 Incentive Plan shall be assumed by Holdco, as of the effective time of the merger.

 Exchange Procedures

At or prior to the effective time of the merger, Parent will deposit, or cause to be deposited, with the paying agent for the benefit of the holders of the shares of Company common stock, an amount in cash sufficient for the paying agent to make payments under the merger agreement. Promptly after the effective time (but in no event later than five business days following the effective time of the merger), the paying agent will mail to each holder of record of shares of Company common stock (other than holders of the Excluded Shares) (a) a letter of transmittal specifying how the delivery of the merger consideration to holders of record of shares of Company common stock will be effected and (b) instructions for effecting the surrender of share certificates in exchange for the applicable merger consideration. Upon surrender of a share certificate, or receipt of an “agent’s message” by the paying agent in the case of shares held in book-entry form, each record holder of such share certificates will receive an amount equal to (i) the number of shares multiplied by (ii) the per share merger consideration.

Representations and Warranties

The merger agreement contains representations and warranties made by the Company to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to the Company, in each case, as of specific dates. The statements embodied in those representations and warranties were made for purposes of the merger agreement and are subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the merger agreement. In addition, some of those representations and warranties may be subject to a contractual standard of materiality different from that generally applicable to stockholders, may have been made for the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and allocating risk between the parties to the merger agreement rather than establishing matters as facts. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

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The representations and warranties made by the Company to Parent and Merger Sub include representations and warranties relating to, among other things:

•	due organization, existence, good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) and authority to carry on the Company’s businesses;

•	the Company’s corporate power and authority to execute and deliver, to perform its obligations under and to consummate the transactions under the merger agreement, and the enforceability of the merger agreement against the Company;

•	the declaration of advisability of the merger agreement and the merger by the special committee and by the board of directors of the Company, and the approval of the merger agreement and the merger by the board of directors of the Company;

•	the absence of violations of, default under, or material breach of, the governing documents of the Company and its subsidiaries, applicable law regarding the Company and its subsidiaries and certain agreements of the Company and its subsidiaries as a result of the Company entering into and performing under the merger agreement and consummating the transactions contemplated by the merger agreement;

•	the Company’s capitalization and the absence of encumbrances on the Company’s ownership of the equity interests of its subsidiaries;

•	governmental consents and approvals;

•	the required vote of the Company’s stockholders to approve the merger agreement;

•	the Company’s SEC filings since January 1, 2010 and the financial statements included therein;

•	the absence of a Company “Material Adverse Effect” (as defined below) and the absence of certain other changes or events from September 30, 2011 to July 24, 2012;

•	the absence of certain undisclosed liabilities;

•	the absence of legal proceedings and governmental orders against the Company or its subsidiaries;

•	compliance with applicable laws, licenses and permits;

•	title to assets;

•	intellectual property;

•	insurance matters;

•	material contracts and the absence of any default under, or termination of, any material contract;

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•	the absence of certain transactions with the Company’s affiliates and employees;

•	the Company’s disclosure controls and procedures and internal control over financial reporting;

•	the accuracy of the information provided by the Company for inclusion in the Schedule 13E-3 and this proxy statement;

•	the receipt of an opinion from William Blair;

•	tax matters;

•	environmental matters;

•	the absence of foreign corrupt practices;

•	the absence of sanctions;

•	the inapplicability of Nevada anti-takeover statutes to the merger;

•	the absence of any undisclosed broker’s or finder’s fees; and

•	acknowledgement as to the absence of any other representations and warranties made by the Company to Parent and Merger Sub.

The representations and warranties of the Company are made subject to any matters with respect to which Mr. Jianquan Li has actual knowledge.

Many of the representations and warranties in the merger agreement made by the Company are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the merger agreement, a “Material Adverse Effect” means any circumstance, event, change, effect or development that has had or would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the financial condition, results of operations, assets, liabilities, properties or business of the Company and its subsidiaries taken as a whole; provided, however, that a Material Adverse Effect shall not be deemed to include circumstances, events, changes, effects or developments arising out of, relating to or resulting from the following:

(i)	changes or modifications in GAAP or regulatory accounting requirements or changes in applicable law (or interpretations thereof) applicable to the Company and its subsidiaries;

(ii)	changes, effects or circumstances in the industries or markets in which the Company or any of its subsidiaries operates;

(iii)	changes in general business, economic, political or financial market conditions;

(iv)	changes in the financial, credit or securities markets in the United States, the PRC or any other country or region in the world, including changes in interest rates, credit availability, currency controls, foreign exchange rates and sovereign credit ratings;

(v)	the public disclosure of the merger agreement or the transactions contemplated thereby or the consummation of the transactions contemplated thereby, including, without limitation, any stockholder litigation relating to the merger agreement;

(vi)	the identity of, or any fact or circumstance relating to, Parent or Merger Sub or any of their respective “controlling person” (as such term is defined under Rule 405 under the Securities Act);

(vii)	any change in the price of the Company common stock or trading volume as quoted on NASDAQ ;

(viii)	any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, acts of God, natural disasters, epidemics or similar force majeure events;

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(ix)	actions or omissions taken with the prior written consent or at the written request of the other parties to the merger agreement or expressly required or permitted by the merger agreement;

(x)	failure by the Company or any of its subsidiaries to meet any internal or industry estimates, expectations, forecasts, projections or budgets for any period;

(xi)	change or prospective change in the Company’s credit ratings;

(xii)	change resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub or any of their respective Affiliates; or

(xiii)	any loss of, or change in, the relationship of the Company or any of its subsidiaries, contractual or otherwise, with its brokers, customers, suppliers, vendors, lenders, employees, investors, or joint venture partners arising out of the execution, delivery or performance of the merger agreement, the consummation of the transactions contemplated thereby or the announcement of any of the foregoing.

The representations and warranties made by Parent and Merger Sub to the Company include representations and warranties relating to, among other things:

•	their due organization, existence and good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) ;

•	capitalization of Parent and ownership of Parent;

•	operation and ownership of Merger Sub;

•	their corporate power and authority to execute, deliver and perform their obligations under and to consummate the transactions contemplated by the merger agreement, and the enforceability of the merger agreement against them;

•	the absence of violations of, default under, or material breach of, the governing documents of Parent or Merger Sub, applicable law regarding Parent or Merger Sub and certain agreements of Parent or Merger Sub as a result of Parent or Merger Sub entering into and performing under the merger agreement and consummating the transactions contemplated by the merger agreement;

•	governmental consents and approvals;

•	the absence of legal proceedings and governmental orders against Parent and Merger Sub;

•	the accuracy of the information provided by Parent or Merger Sub for inclusion in the Schedule 13E-3 and this proxy statement;

•	sufficiency of funds in the financing contemplated by the debt commitment letter and contribution agreement to consummate the transactions contemplated by the merger agreement, including the merger, and to pay all reasonable related fees and expenses, including legal, accounting, and advisory fees and expenses;

•	the delivery of the debt commitment letter and the contribution agreement and the absence of any default thereunder;

•	the absence of contingencies related to the funding of the financing other than as set forth in the debt commitment letter;

•	the absence of any side letters or other arrangements related to the funding or investment other than as set forth in the debt commitment letter and contribution agreement;

•	the absence of any undisclosed broker’s or finder’s fees;

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•	the absence of undisclosed shares and other securities of, any other rights to acquire the shares and other securities of, or any other economic interest in, the Company, beneficially owned by Parent, Merger Sub or any member of the buyer group;

•	the absence of any side letters or other oral or written contract relating to the merger between two or more of Parent, Merger Sub and Guarantor or any of their respective affiliates;

•	the absence of amendment or modification to the contribution agreement or the voting agreement;

•	solvency of Parent and the surviving corporation immediately following completion of the merger;

•	the inapplicability of Nevada anti-takeover statutes to the merger;

•	independent investigation conducted by Parent and Merger Sub and non-reliance on the Company’s estimates; and

•	acknowledgement as to the absence of any other representations and warranties made by Parent and Merger Sub to the Company.

Conduct of Business Prior to Closing

Under the merger agreement, the Company has agreed that, subject to certain exceptions in the merger agreement, from the date of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement, the Company and its subsidiaries will conduct its business in the ordinary course consistent with past practice in all material respects and use reasonable best efforts to maintain and preserve substantially intact its business organization and present business relationships with key customers and suppliers and keep available the services of current key officers and employees.

Subject to certain exceptions set forth in the merger agreement, unless Parent consents in writing (which consent cannot be unreasonably conditioned, withheld or delayed), the Company will not and will not permit any of its subsidiaries to, among other things:

•	issue, sell, pledge, dispose, encumber, grant, or authorize any shares of Company common stock or any other capital stock of the Company or its subsidiaries;

•	make or declare any dividend or adjust, split, combine, redeem, reclassify, repurchase or otherwise acquire any Company shares subject to certain exceptions;

•	sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties in excess of $5 million other than in the ordinary course of business;

•	acquire (including by merger, consolidation or acquisition of stock or assets) all or any portion of the assets, business, deposits or properties of any other entity in excess of $5 million other than in the ordinary course of business;

•	amend or otherwise change the governing documents of the Company or any of the subsidiaries of the Company;

•	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements or as a result of a change in law;

•	grant any material increases in the compensation of any of its or its subsidiaries' directors or executive officers;

•	except for limited exceptions, (i) grant any severance or termination payments or benefits to any director or officer of the Company or any of its subsidiaries; (ii) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any benefit or compensation plan of the Company, to the extent not already required in any such benefit or compensation plan; (iii) establish, amend or terminate any benefit or compensation plan of the Company (except as required by law); (iv) enter into any new employment or compensatory agreements; or (v) issue or grant any options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Company common stock;

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•	incur or guarantee any long-term indebtedness for borrowed money;

•	enter into, terminate, modify or amend any material contracts that calls for annual aggregate payments of $5 million or more with a term longer than one year which cannot be terminated without material penalty upon notice of ninety days or less, other than in the ordinary course of business; or

•	authorize or agree to take any of the actions prohibited by the foregoing.

During the period from the date of the effective time or termination of the merger agreement, Parent shall not, and shall not permit any of its subsidiaries to, without the written consent of special committee (on behalf of the Company, which consent shall not be unreasonably conditioned, withheld or delayed), take, or agree to take, any action that would reasonably be expected to (a) adversely affect or materially hinder or delay the ability of Parent or Merger Sub to obtain any requisite regulatory approvals or to perform its covenants and agreements under the merger agreement or (b) result in any of the conditions to effect the merger becoming incapable of being satisfied or (c) otherwise, individually or in the aggregate, prevents or materially impedes, interferes with, hinders or delays the consummation by Parent or Merger Sub of the transactions contemplated by the merger agreement on a timely basis, including the merger (including financing of the merger).

However, the Company shall not be deemed to be in breach of any covenant if the alleged breach is the proximate result of actions or inactions taken by the Company at the direction of Mr. Jianquan Li without the approval of the board of directors of the Company (acting with the consent of the special committee) or the special committee.

Financing

As of the date of the merger agreement, Parent has delivered to the Company (a) a copy of the executed debt commitment letter from DBS pursuant to which DBS has committed to provide debt financing to Parent in the aggregate amount set forth therein, subject to the terms and conditions therein, and (b) a copy of the executed contribution agreement pursuant to which Mr. Jianquan Li and Ms. Ping Tse will contribute to Parent an aggregate amount of 18,024,134 shares of Company common stock beneficially owned by them in exchange for shares of Holdco.

Parent and Merger Sub will use their reasonable best efforts to obtain the financing for the merger on the terms and conditions described in the debt commitment letter, and will not permit any amendment, replacement, supplement or other modification to or waiver of any provision under, the debt commitment letter without the prior written consent of the special committee (on behalf of the Company) and in no event shall such amendment, replacement, supplement or other modification or waiver (a) reduce the aggregate amount of the financing, together with the Company cash, below the amount required to consummate the merger, (b) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the financing, (c) prevent or materially delay the consummation of the transactions contemplated by the merger agreement or (d) adversely impact the ability of Parent, Merger Sub or the Company, as applicable, to enforce its rights against other parties to the debt commitment letter.

Parent and Merger Sub will use their commercially reasonable efforts to:

•	cause DBS to fund the financing required to consummate the transactions contemplated under the merger agreement, including the merger, in accordance with the terms of the merger agreement (including taking enforcement actions to cause such persons to provide such financing);

•	negotiate and enter into definitive agreements with respect to the debt financing on the terms and conditions contained in the debt commitment letter (or on terms reasonably acceptable to Parent and not in violation of the merger agreement);

•	satisfy on a timely basis all conditions in the debt commitment letter that are within its control;

•	consummate the financing in an amount, together with available Company cash, that is sufficient to fund the merger consideration at or prior to the effective time of the merger; and

•	enforce its rights under the debt commitment letter.

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In the event that any portion of the debt financing becomes unavailable, Parent shall promptly notify the Company and use its commercially reasonable efforts to arrange to obtain alternative financing from the same or alternative sources on terms not materially less beneficial to Parent and Merger Sub (as determined in the reasonable judgment of Parent), as promptly as practicable following the occurrence of such event. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the alternative financing.

Parent shall promptly notify the Company of any material breach or default of which Parent or Merger Sub has become aware by any party to the debt commitment letter or any written notice, proposal or other communication by any financing party named in a debt commitment letter to withdraw, repudiate or terminate the debt commitment letter.

Parent shall use its reasonable best efforts to consummate the transactions contemplated by the contribution agreement immediately prior to the closing and shall not agree to any amendment or modification to be made to, or any waiver of any provision or remedy under, the contribution agreement that would reasonably be expected to (in the special committee’s good faith judgment) prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.

The obtaining of the financing and the equity rollover contribution, or any alternative financing, is not a condition to the consummation of the merger.

Alternative Transaction Proposals

From the date of the merger agreement until 11:59 p.m. New York time on September 2, 2012, the Company and its subsidiaries and their respective representatives are permitted to:

•	initiate, solicit and encourage any alternative transaction proposal (as defined below under “The Agreement and Plan of Merger—Alternative Transaction Proposals”) from third parties, including by providing third parties access to information pursuant to confidentiality agreements containing terms at least as restrictive with respect to such third parties as the confidentiality terms contained in the merger agreement (provided that the Company shall promptly provide any material non-public information concerning the Company or its subsidiaries to Parent if not previously provided to Parent); and

•	enter into and maintain discussions or negotiations with any person with respect to any alternative transaction proposal, or otherwise cooperate with, assist or participate in, facilitate or take any action in connection with such inquiries, proposals, discussions or negotiations.

From and after 12:00 a.m. New York time on September 3, 2012, the Company shall immediately cease any discussions with any person (other than Parent and any excluded party as defined below) that are ongoing with respect to any alternative transaction proposal except as described in the following paragraph. From and after 12:00 a.m. New York time on September 3, 2012 until the effective time of the merger or, if earlier, the termination of the merger agreement, neither the Company nor its subsidiaries nor any officer or director of the Company or any of its subsidiaries will, directly or indirectly:

•	solicit, initiate, knowingly encourage or knowingly induce an alternative transaction proposal;

•	provide any material non-public information concerning the Company or its subsidiaries to any person in connection with an alternative transaction proposal; or

•	engage in any discussions or negotiations with any third party concerning an alternative transaction proposal.

In this proxy statement, we refer to any person that, prior to 11:59 p.m. New York time on September 2, 2012, has made a bona fide alternative transaction proposal that the board of directors of the Company and the special committee determine in good faith (after consultation with their outside financial and legal advisors) constitutes, or would reasonably be expected to result in a superior proposal, as an “excluded party.”

From and after 12:00 a.m. New York time on September 3, 2012 until obtaining the required stockholders’ approval of the merger agreement, the Company may:

(a)	after its receipt of an alternative transaction proposal from any person, contact such person who made such proposal to clarify and understand the terms and conditions of such alternative transaction proposal so as to determine whether such alternative transaction proposal constitutes, or could reasonably be expected to result in, a superior proposal;

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(b)	furnish information in response to a request by any person who has made such alternative transaction proposal pursuant to a customary confidentiality agreement; or

(c)	engage in any discussions or negotiations with any person who has made such an alternative transaction proposal.

In each such case referred to in (b) or (c) above, the board of directors of the Company must have determined in good faith (after consultation with its outside financial advisor and legal counsel) that such alternative transaction proposal either constitutes a superior proposal or could reasonably be expected to result in a superior proposal.

From and after 12:00 a.m. New York time on September 3, 2012, the Company shall promptly advise Parent within 36 hours, orally or in writing, of any alternative transaction proposal, any initial request for non-public information and any initial request for discussions or negotiations related to an alternative transaction proposal. In connection with such notice, the Company must also provide the material terms and conditions and the identity of the third party making the takeover proposal or request. The Company must also keep Parent informed in all material respects of the status and details of such alternative transaction proposal or request.

Except as described in the following paragraph, the board of directors of the Company may not: (a) withdraw or propose publicly to withdraw the board of directors’ recommendation with respect to the merger; or (b) adopt, approve or recommend, or allow the Company or any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement constituting or related to, or that would reasonably be expected to result in, any alternative transaction proposal (such action is referred to herein as a “change of recommendation”).

However, prior to obtaining the required stockholders’ approval of the merger agreement, if (a) the board of directors of the Company (acting upon the recommendation of the special committee) has determined in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law, it may make a change of recommendation and terminate the merger agreement; and (b) authorize the Company to terminate the merger agreement in order to enter into a definitive agreement with respect to such alternative transaction proposal determined in good faith to constitute a superior proposal; provided, however, that prior to taking such action:

•	the Company has given Parent at least five business days’ prior written notice of its intention to take such action and a description of the reasons for taking such action;

•	with respect to any alternative transaction proposal received from and after 12:00 a.m. New York time on September 3, 2012, the Company has negotiated in good faith with Parent during such notice period (to the extent Parent and Merger Sub desire to negotiate), to enable Parent to revise the terms of the merger agreement in such a manner that would obviate the need for taking such action; and

•	following the end of such notice period, the board of directors of the Company (acting upon recommendation of the special committee) shall have determined in good faith, taking into account any revisions to the merger agreement proposed in writing by Parent and Merger Sub, that the acquisition proposal continues to constitute a superior proposal.

In this proxy statement, we refer to any proposal or offer made by any Person (other than Parent, Merger Sub or any affiliate thereof) to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of transactions, (A) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of fifteen percent (15%) or more of any class of equity securities of the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer, exchange offer or similar transaction or (B) any one or more assets or businesses of the Company and its subsidiaries that constitute fifteen percent or more of the revenues or assets of the Company and its subsidiaries, taken as a whole, as an “alternative transaction proposal.”

In this proxy statement, we refer to a written alternative transaction proposal (provided that for purposes of this definition, references to "fifteen percent" in the definition of alternative transaction proposal shall be deemed to be references to "fifty percent") on terms which the Company board and special committee determines in good faith (after consultation with the Company's outside legal and financial advisors) to be more favorable to the Company's stockholders from a financial point of view than the terms of the merger agreement (taking into account such factors as the Company board deems appropriate, including any changes to the terms of the merger agreement proposed by Parent in response to such offer or otherwise) and to be reasonably capable of being consummated on the terms proposed, as a “superior proposal.”

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Stockholders’ Meeting

Unless the merger agreement is terminated, the Company shall duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable after the SEC confirms that it has no further comments on this proxy statement and the Schedule 13E-3 for the purpose of obtaining the stockholders’ approval required by the merger agreement. Subject to the provisions of the merger agreement discussed above under “The Agreement and Plan of Merger—Alternative Transaction Proposal” , the Company shall include in the proxy statement the Company board recommendation that the Company's stockholders approve the merger agreement and use its reasonable best efforts to obtain the stockholders’ approval.

The rollover holders have agreed to vote all of their shares in favor of the proposal to approve the merger agreement at the special meeting.

Indemnification; Directors’ and Officers’ Insurance

Pursuant to the merger agreement, Parent and Merger Sub have agreed that:

•	The indemnification, advancement of expenses and limitations on, or exculpation provisions of certain indemnification agreements by and among the Company and its directors, officers or employees, as in effect at the effective time of the merger will survive the merger and may not be amended or modified in any manner that would adversely affect the rights of the current or former directors, officers or employees of the Company or any subsidiaries.

•	The articles of incorporation and bylaws of the surviving corporation will contain provisions with respect to indemnification of present and former directors, officers and employees of the Company that are at least as favorable to the directors, officers or employees of the Company as those presently set forth in the Company’s articles of incorporation and bylaws, which provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights of the Company’s present and former directors, officers or employees, unless required by law.

•	From and after the effective time of the merger, the surviving corporation will comply with all of the Company’s obligations and will cause its subsidiaries to comply with their respective obligations to indemnify (a) the current and former directors, officers or employees of the Company or any subsidiaries against liabilities arising out of, relating to or in connection with (i) the fact that such party is or was a director, officer or employee of the Company or such subsidiary, or (ii) any acts or omissions occurring before or at the effective time of the merger to the extent provided under the Company and its subsidiaries’ respective organizational and governing documents or agreements effective on the date of the merger agreement and to the fullest extent permitted by the Cayman Islands Companies Law or any other applicable law; and (b) such persons against all liabilities arising out of acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company or any of its subsidiaries.

•	The surviving corporation will maintain the Company’s and its subsidiaries’ directors and officers liability insurance for a period of six years after the effective time on terms with respect to coverage and amount no less favorable than the existing insurance; provided that the surviving corporation will not be required to expend in any one year an amount in excess of 250% of the current annual premium paid by the Company for such insurance. In addition, the Company may purchase a six-year “tail” prepaid policy prior to the effective time of the merger on terms and conditions providing substantially equivalent benefits as the existing directors’ and officers’ liability insurance maintained by the Company.

Actions Taken at the Direction of Rollover Holders

The Company will not be deemed to be in breach of any representation, warranty, covenant or agreement under the merger agreement if the alleged breach is the proximate result of action or inaction taken by the Company at the direction of any director or officer of the Company that is a rollover holder without the approval or direction of the board of directors or the special committee of the Company.

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Other Covenants

The merger agreement contains additional agreements between the Company and Parent and/or Merger Sub relating to, among other things:

•	the filing of this proxy statement and the Rule 13e-3 transaction statement on Schedule 13E-3 with the SEC (and cooperation in response to any comments from the SEC with respect to either statement);

•	access by Parent’s officers and other authorized representatives to the Company’s properties, books, contracts, commitments, analyses, projections, plans and records between the date of the merger agreement and the effective time of the merger (subject to all applicable legal or contractual obligations and restrictions);

•	delisting and deregistration of the shares of Company common stock;

•	notification of certain events;

•	matters relating to takeover statutes;

•	resignation of the Company’s directors;

•	participation in litigation relating to the merger; and

•	coordination of press releases and other public announcements or filings relating to the merger.

Conditions to the Merger

The completion of the transactions contemplated by the merger agreement is subject to the satisfaction of the following conditions:

•	the merger agreement being approved by the stockholders at the special meeting; and

•	no order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the merger or any of the other transactions contemplated by the merger agreement shall be in effect.

The obligations of Parent and Merger Sub to consummate the merger are also subject to the satisfaction, or waiver by Parent, of the following conditions:

•	the representations and warranties of the Company in the merger agreement being true and correct as of the date of the merger agreement and as of the closing date, subject to a material adverse effect exception;

•	the Company having performed or complied in all material respects with all covenants and agreements required to be performed or complied with by it under the merger agreement at or prior to the closing date;

•	the Company having delivered to Parent a certificate, dated the closing date, signed by an executive officer of the Company, certifying as to the fulfillment of the conditions above; and

•	since the date of the merger agreement, there having been no effect, change, event or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect, and Parent and Merger Sub shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to such effect.

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The obligations of the Company to consummate the merger are subject to the satisfaction, or waiver by the Company, of the following conditions:

•	the representations and warranties of Parent and Merger Sub in the merger agreement being true and correct in all material respects as of the date of the merger agreement and as of the closing date, subject to a materiality exception;

•	each of Parent and Merger Sub having performed or complied in all material respects with all covenants and agreements required to be performed or complied with by it under the merger agreement prior to or at the time of closing; and

•	each of Parent and Merger Sub having delivered to the Company a certificate, dated the closing date, signed by a designated director of Parent and a designated director of Merger Sub, certifying as to the fulfillment of the conditions above.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after stockholders’ approval has been obtained:

•	by mutual written consent of the Company (acting upon the recommendation of the special committee) and Parent;

•	by either Parent or the Company, if:

o	any governmental entity of competent jurisdiction shall have issued a final order, injunction or decree permanently having the effect of enjoining or otherwise prohibiting or making illegal the consummation of the merger; provided, that this termination right is not available to a party whose failure to fulfill any obligation under the merger agreement has been the primary cause of, primarily resulted in or materially contributed to such order, injunction or decree;

o	the merger is not consummated by the termination date (which is July 24, 2013), provided that this termination right is not available to a party whose failure to fulfill any obligation under the merger agreement has been the primary cause of, primarily resulted in or materially contributed to the failure of closing to occur; or

o	our stockholders do not approve the merger agreement at the special meeting or any adjournment or postponement thereof.

•	by the Company:

o	if Parent or Merger Sub has breached or failed to perform any of its representations, warranties, covenants or agreements under the merger agreement, such that the corresponding condition to closing would not be satisfied and such breach or inaccuracy is not cured, within thirty business days after written notice of such breach; provided that this termination right is not available to the Company if it is then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement;

o	if the board of directors of the Company has effected a change of recommendation and authorized termination of the merger agreement;

o	if the Company enters into a definitive written agreement with respect to a superior proposal after paying to Parent the applicable termination fee; or

o	if all of the closing conditions to the completion of the merger or to the obligations of Parent and Merger Sub to consummate the merger are otherwise satisfied, and Parent and Merger Sub fail to complete the merger within two business days following the date the completion should have occurred;

•	by Parent, if:

o	the Company has breached or failed to perform any of its representations, warranties, covenants or agreements under the merger agreement, or any representation or warranty made by it under the merger agreement, such that the corresponding condition to closing would not be satisfied and such breach or inaccuracy is not cured, within thirty business days after written notice of such breach; provided, that this termination right is not available to Parent if it is then in material breach of any of its representations, warranties, covenants or other agreements under the merger agreement; or

o	the board of directors of the Company has made a change of recommendation.

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Termination Fee and Reimbursement of Expenses

The merger agreement contains certain termination rights for the Company and Parent. The Company is required to pay Parent and, therefore indirectly, Mr. Jianquan Li as the beneficial owner of Parent, a termination fee of $1.5 million if the merger agreement is: (a) terminated by the Company prior to the receipt of the stockholders’ approval in order to enter into a definitive agreement in connection with a superior proposal; (b) terminated by Parent if the board of directors of the Company has made a change of recommendation; or (c) (i) an alternative transaction proposal has been made and publicly disclosed (and not withdrawn) prior to the termination of the merger agreement, (ii) the merger agreement is terminated by the Company or Parent due to (x) expiration of the termination date or (y) failure to obtain the stockholders’ approval and (iii) such alternative transaction proposal is consummated or any definitive agreement is entered into with respect to such alternative transaction proposal within twelve months of the termination of the merger agreement, except that if the merger agreement is terminated by the Company in order to enter into a definitive agreement in connection with a superior proposal that is received by the Company on or prior to 11:59 p.m. New York time on September 2, 2012, the Company is only required to pay Parent a termination fee of $750,000.

Parent is required to pay the Company a termination fee of $1.8 million if: (a) the merger agreement is terminated by the Company due to a material breach by Parent or Merger Sub; or (b) the merger agreement is terminated by the Company because (i) all of the closing conditions to the completion of the merger or to the obligations of Parent and Merger Sub to consummate the merger are otherwise satisfied and (ii) the merger shall not have been completed within two business days following the date the merger should have completed.

Fees and Expenses

Except for the right to reimbursement of costs and expenses under certain circumstances, whether or not the merger is completed, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expense.

Modification or Amendment

The merger agreement may be amended with the approval of the respective boards of directors of the parties at any time before or after approval of the merger by the stockholders of the Company but, after any such approval, no amendment shall be made which requires the approval of such stockholders under applicable law without such approval. The merger agreement may not be amended except by an instrument in writing signed on behalf of the Company, Parent and Merger Sub.

 Extension and Waiver

At any time before the consummation of the merger, each of the parties to the merger agreement may waive compliance with any of the agreements or conditions contained in the merger agreement to the extent permitted by applicable law.

Remedies

Other than any equitable remedies to which the Company may be entitled, the Company’s right to terminate the merger agreement and receive payment of (i) a reverse termination fee of $1.8 million, which is approximately 1.6% of the enterprise value of the Company calculated based on the $4.50 per share merger consideration, in connection with the merger from Parent, (ii) any reimbursement of costs and expenses pursuant to the merger agreement, is the sole and exclusive remedy of the Company against the Parent and Merger Sub with respect to this Agreement and the transactions contemplated hereby .

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Other than any equitable remedies to which Parent and Merger Sub may be entitled, Parent’s and Merger Sub’s right to receive payment of (i) a termination fee of $1.5 million or $750,000, which is approximately 1.4% or 0.7%, as applicable, of the enterprise value of the Company calculated based on the $4.50 per share merger consideration, and (ii) any reimbursement of costs and expenses pursuant to the merger agreement, is the sole and exclusive remedy of Parent and Merger Sub against the Company with respect to this Agreement and the transactions contemplated hereby.

Parent and Merger Sub are entitled to specific performance of the terms under the merger agreement, including an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement. The Company is entitled to an injunction, specific performance or other equitable remedies to enforce Parent’s obligation to cause DBS to fund the financing at the effective time of the merger but only in the event that (a) all the conditions of Parent and Merger Sub to consummate the merger have been satisfied or waived, (b) the financing has been funded or DBS has confirmed in writing that the financing will be funded at closing and (c) the Company has irrevocably confirmed that, if the financing is funded, it would take such actions that are within its control to cause the consummation of the transactions contemplated by the merger agreement to occur. However, under no circumstances is the Company permitted or entitled to both a grant of specific performance that results in completion of the merger and payment of all or any portion of the reverse termination fee.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF THE COMPANY

The following table sets forth information regarding beneficial ownership of the Company common stock as of the date of this proxy statement: (i) by each person who is known by the Company to beneficially own more than 5% of the Company common stock; (ii) by each of the Company’s officers and directors; and (iii) by all of the Company’s officers and directors as a group.

Name & Address of Beneficial Owner	Office	Amount & Nature of Beneficial Ownership[1]	Percent of Class[2]
Jianquan Li & Ping Tse[3] 6-15D, Donghai Garden, Futian District, Shenzhen, China	CEO, President and Director	18,024,134	74.0%
Xiuyuan Fang Room 5B Building 2 Jun’an Garden, Futian District, Shenzhen City, Guangdong Province, China	CFO, Vice President, Treasurer and Director	249,297	1.0%
Wenzhao Liang Floor 10, Shun Hing Square, Diwang Center 5002 Shennan Road East Shenzhen 518008, China	Director	0	*
Lawrence Xiaoxia Pan 19 Bristol Road North Brunswick, NJ 08902	Director	0	*
Xuedong Wu Flat 18-B, Building 7 Xiangsimeishuyuan Garden Futian District, Shenzhen City, Guangdong Province, China	Director	0	*
Nianfu Huo Hai Yi Wan Pan, No. 333 Jin Tang Road, Tang Jia Wan Zhuhai, China 519000	Senior vice president and chairman of supervisory board of Winner Group Limited	93,632	0.4%
All officers and directors as a group		18,367,063	75.4%

*	Less than 1%

1	Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of the Company common stock.

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2	A total of 24,371,872 shares of the Company common stock are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1) as of August 10, 2012. For each beneficial owner above, any options exercisable within 60 days have been included in the denominator.

3	Mr. Jianquan Li and his wife, Ms. Ping Tse, hold a total of 18,024,134 shares of the Company common stock. Mr. Jianquan Li disclaims the power to vote and dispose of the 4,510,565 shares of the Company common stock held by Ms. Ping Tse. As such, Mr. Jianquan Li owns 13,513,569 shares of the Company common stock.

COMMON STOCK TRANSACTION INFORMATION

There have been no prior stock purchases by Parent, Merger Sub or any affiliate of those companies in shares of Company common stock during the past two years.

APPRAISAL RIGHTS

You are not entitled to appraisal rights or other statutory rights of objection in connection with the merger under Nevada law. Section 92A.390 of the Nevada Revised Statutes, or the NRS, does not provide any right of dissent with respect to a plan of merger under criteria described in that section of the NRS, which the Company satisfies.

SELECTED FINANCIAL INFORMATION

Selected Financial Information

The following sets forth summary historical consolidated financial information of the Company as of the dates and for the periods indicated. The selected consolidated statement of income and comprehensive income data and selected consolidated statement of cash flows data for the years ended September 30, 2011 and 2010, and the selected consolidated balance sheet data as of September 30, 2011 and 2010, are derived from the Company’s audited consolidated financial statements included in the Company’s annual report on Form 10-K for the year ended September 30, 2011 (“Annual Report”). The selected consolidated financial data for the fiscal years ended September 30, 2009, 2008 and 2007, are derived from the Company’s audited consolidated financial statements not included in the Annual Report.

The following selected historical financial information should be read in conjunction with the Company’s consolidated financial statements and related notes and the information contained in the Annual Report.

	Year Ended September 30,
	2007	2008	2009	2010	2011
Statement of operations data:
Net sales	$70,280,960	$85,505,762	$98,385,603	$115,030,651	$149,896,424

Cost of sales	52,869,597	64,086,581	70,444,383	80,473,292	109,046,284

Gross profit	17,411,363	21,419,181	27,941,220	34,557,359	40,850,140
Selling, general and administrative expenses	11,959,184	14,437,539	16,874,131	20,370,950	26,525,378

Income before income taxes	5,662,391	5,563,166	11,421,176	14,664,295	13,545,977
Income taxes	(15,015)	591,118	2,358,093	1,666,933	1,970,314

Net income attributable to Winner Medical Group Inc.	5,624,854	5,066,295	9,128,574	13,090,498	11,535,891

Net income attributable to Winner Medical Group Inc. per share
— basic	$0.25	$0.23	$0.41	$0.57	$0.48
— diluted	$0.25	$0.23	$0.41	$0.56	$0.47

Weighted average number of shares outstanding
— basic	22,338,675	22,363,675	22,363,675	23,014,065	24,128,868
— diluted	22,338,675	22,510,962	22,403,237	23,383,532	24,549,361
Cash dividend declared per common share	-	-	-	-	-

Cash flows data:
Net cash provided by operating activities	$7,662,424	$9,644,401	$14,688,351	$12,653,828	$4,982,289
Net cash used in investing activities	(12,246,855)	(11,084,844)	(3,281,369)	(9,401,100)	(6,911,311)
Net cash provided by/(used in) financing activities	6,295,377	958,553	(8,426,513)	1,962,602	7,957,864

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	September 30,
	2007	2008	2009	2010	2011
Balance sheet data:
Cash and cash equivalents	$6,377,488	$6,462,505	$9,493,026	$14,818,179	$21,945,105

Total assets	85,121,335	101,918,091	100,936,009	118,975,995	149,918,687

Total current liabilities	24,085,690	28,966,069	18,679,691	13,036,125	24,197,178
Total long term liabilities	22,857	41,965	41,899	42,699	45,025
Total liabilities	24,108,547	29,008,034	18,721,590	13,078,824	24,242,203

Total Winner Medical Group Inc. stockholders’ equity	60,821,657	72,761,751	82,131,604	105,796,972	125,535,766

Noncontrolling interests	191,131	148,306	82,815	100,199	140,718

Ratio of Earnings to Fixed Charges

	Nine months ended June 30,	Years ended September 30,
	2012	2011	2010
Ratio of Earnings to Fixed Charges	21.29	40.99	115.56

(1)	In calculating the ratio of earnings to fixed charges, the Company used the following definitions:

•	For the years ended September 30, 2010 and 2011, and the nine months ended June 30, 2012, fixed charges amounted to $128,816, $336,648 and $412,576, respectively.

•	The term “fixed charges” means the sum of the following: (a) interest expensed and capitalized; (b) amortized premiums, discounts, and capitalized expenses related to indebtedness; (c) an estimate of the interest within rental expense; and (d) preference security dividend requirements of consolidated subsidiaries.

•	The term “earnings” is the amount resulting from adding the following items: (a) pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees; (b) fixed charges; (c) amortization of capitalized interest, (d) distributed income of equity investees; and (e) the Company’s share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges, and subtracting the following items: (i) interest capitalized; (ii) preference security dividend requirements of consolidated subsidiaries; and (iii) the minority interest in pre-tax income of subsidiaries that have not incurred fixed charges.

Net Book Value Per Share

The net book value per basic share of the Company’s common stock as of June 30, 2012 was $ $5.51.

MARKET PRICE OF THE COMPANY’S SHARES, DIVIDENDS AND OTHER MATTERS

Market Price of the Company’s Shares

The Company common stock is listed for trading on NASDAQ Global Market under the symbol “WWIN”. The table below shows, for the periods indicated, the high and low sales prices for Company common stock, as reported on NASDAQ Global Market. These prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. The Company’s fiscal year end is on September 30.

Fiscal Year	High	Low
2010:	(US Dollars)
First Quarter	7.40	4.20
Second Quarter	7.60	5.80
Third Quarter	7.30	5.30
Fourth Quarter	6.40	4.40

2011:
First Quarter	6.19	4.5
Second Quarter	6.05	4.48
Third Quarter	5.23	4.47
Fourth Quarter	4.89	3.17

2012:
First Quarter	3.42	2.57
Second Quarter	3.86	2.57
Third Quarter	4.00	3.24
Fourth Quarter (through August 10)	4.26	3.95

On March 30, 2012, the last trading day before the Company publicly announced its receipt of Mr. Jianquan Li’s non-binding proposal to acquire the outstanding shares of the Company common stock that are not owned by him or his wife, Ms. Ping Tse, for $4.30 per share, the last sale price of the Company common stock reported on the NASDAQ was $3.40 per share. On July 24, 2012, the last trading day prior to the public announcement of the merger agreement, the last sale price of the Company common stock reported on the NASDAQ Global Market was $4.05 per share. On                             , 2012, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for Company common stock on NASDAQ Global Market was $     per share of Company common stock. You are encouraged to obtain current market quotations for Company common stock in connection with voting your shares of Company common stock.

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Dividends

The Company has not paid any cash dividends on its common stock, and does not currently intend to pay cash dividends in the foreseeable future.

Other Matters for Action at the Special Meeting

As of the date of this proxy statement, the Company board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

Once the merger is completed, there will be no public participation in any future meetings of the Company’s stockholders. If the merger is not completed, our public stockholders will continue to be entitled to attend and participate in our stockholder meetings, and we would expect to hold our 2013 annual meeting of stockholders prior to the end of 2013.

If the merger is not completed or we are otherwise required to hold the 2013 annual meeting of stockholders, the date of such 2013 annual meeting will be more than 30 days after the one year anniversary of the 2012 annual meeting of stockholders, which was held on April 19, 2012. As such, in order to be considered for inclusion in the proxy statement distributed to stockholders prior to the 2013 annual meeting of stockholders, a stockholder proposal pursuant to Rule 14a-8 under the Exchange Act must be received by us a reasonable time before the Company begins to print and send its proxy materials. Proposals should be submitted in writing to the Company at our principal executive offices at Winner Industrial Park, Bulong Road, Longhua, Shenzhen, 518109, China. We suggest that you mail your proposal by certified mail, return receipt requested.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain material United States federal income tax consequences to beneficial owners of shares of Company common stock upon the exchange of shares of Company common stock for cash pursuant to the merger. This summary is general in nature and does not discuss all aspects of United States federal income taxation that may be relevant to a holder of shares of Company common stock in light of its particular circumstances. In addition, this summary does not describe any tax consequences arising under the laws of any local, state or foreign jurisdiction and does not consider any aspects of United States federal tax law other than income taxation. This summary deals only with shares of Company common stock held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment), and does not address tax considerations applicable to any holder of shares of Company common stock that may be subject to special treatment under the United States federal income tax laws, including:

•	a bank, insurance company, or other financial institution;

•	a tax-exempt organization;

•	a retirement plan or other tax-deferred account;

•	a partnership, an S corporation or other pass-through entity (or an investor in a partnership, corporation or other pass-through entity);

•	a mutual fund;

•	a real estate investment trust;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

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•	a holder of shares of Company common stock subject to the alternative minimum tax provisions of the Code;

•	a holder of shares of Company common stock that received the shares of Company common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a “U.S. Holder” (as defined herein) that has a functional currency other than the United States dollar;

•	“controlled foreign corporations”, “passive foreign investment companies”, or corporations that accumulate earnings to avoid United States federal income tax;

•	a holder of shares of Company common stock that includes any brother, sister, spouse, ancestors, and lineal descendants of Mr. Jianquan Li, or that is otherwise treated as owning Company common stock by reason of certain U.S. rules related to the attribution of ownership of shares;

•	a person that holds the shares of Company common stock as part of a hedge, straddle, constructive sale, conversion or other risk reduction strategy or integrated transaction;

•	a United States expatriate or a former citizen or long term resident of the United States; or

•	any holder of shares of Company common stock that entered into a voting agreement as part of the transactions described in the merger agreement.

This summary is based on the Code, the Treasury regulations promulgated under the Code, and rulings and judicial decisions, all as in effect as of the date hereof, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation. This discussion does not address the United States federal income tax consequences to holders of shares of Company common stock who exercise appraisal rights under Nevada law nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010.

THE DISCUSSION SET OUT HEREIN IS INTENDED ONLY AS A SUMMARY OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO A HOLDER OF SHARES OF COMPANY COMMON STOCK. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO YOU IN CONNECTION WITH THE MERGER IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES, INCLUDING FEDERAL ESTATE, GIFT AND OTHER NON-INCOME TAX CONSEQUENCES, AND TAX CONSEQUENCES UNDER STATE, LOCAL OR FOREIGN TAX LAWS OR TAX TREATIES.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of shares of Company common stock that is, for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation (or any other entity or arrangement treated as a corporation for United States federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

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•	a trust if (i)a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii)the trust has validly elected to be treated as a “United States person” under applicable Treasury regulations.

A “non-U.S. Holder” is any beneficial owner of shares of Company common stock that is not a U.S. Holder or a partnership (or other entity treated as a partnership for United States federal income tax purposes).

If a partnership (including any entity or arrangement treated as a flow-through for United States federal income tax purposes) holds shares of Company common stock, the tax treatment of a holder that is a partner in the partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. Such holder should consult its own tax advisor regarding the tax consequences of exchanging the shares of Company common stock pursuant to the merger.

U.S. Holders

Payments with Respect to Shares of Company Common Stock

The exchange of shares of Company common stock for cash pursuant to the merger will be a taxable transaction for United States federal income tax purposes, and a U.S. Holder who receives cash for shares of Company common stock pursuant to the merger will recognize gain or loss, if any, equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the shares of Company common stock exchanged therefor. Gain or loss will be determined separately for each block of shares of Company common stock (i.e., shares of Company common stock acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if such U.S. Holder’s holding period for the shares of Company common stock is more than one year at the time of the exchange. Long-term capital gain recognized by an individual holder generally is subject to tax at a lower rate than short-term capital gain or ordinary income. There are limitations on the deductibility of capital losses.

Information Reporting and Backup Withholding

A U.S. Holder generally will be subject to information reporting and backup withholding at the applicable rate with respect to the proceeds from the disposition of shares of Company common stock pursuant to the merger. A U.S. Holder can avoid backup withholding if it provides a valid taxpayer identification number and complies with certain certification procedures (generally, by providing a properly completed and executed IRS FormW-9) or otherwise establishes an exemption from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will be allowed as a credit against that holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS. Each U.S. Holder should complete and sign the IRS Form W-9, which will be included with the Letter of Transmittal to be returned to the paying agent, to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Non-U.S. Holders

Payments with Respect to Shares of Company Common Stock

Payments made to a non-U.S. Holder with respect to shares of Company common stock exchanged for cash pursuant to the merger generally will be exempt from United States federal income tax unless:

•	the non-U.S. Holder is an individual who was present in the United States for 183 days or more during the taxable year of the exchange and certain other conditions are met;

•	the gain is effectively connected with the non-U.S. Holder’s conduct of a trade or business in the United States, and, if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the holder in the United States; or

•	the Company is or has been a United States real property holding corporation, or a USRPHC, for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of exchange of the shares of Company common stock or the period that the non-U.S. Holder held shares of Company common stock.

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Gain described in the first bullet point above generally will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on any gain from the exchange of the shares of Company common stock, net of applicable United States-source losses from sales or exchanges of other capital assets recognized by the holder during the year. Unless a tax treaty provides otherwise, gain described in the second bullet point above will be subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. Holder were a resident of the United States. Non-U.S. Holders that are foreign corporations also may be subject to a 30% branch profits tax (or applicable lower treaty rate). Non-U.S. Holders are urged to consult any applicable tax treaties that may provide for different rules.

With respect to the third bullet point above, the determination whether the Company is a USRPHC depends on the fair market value of its United States real property interests relative to the fair market value of its other trade or business assets and its foreign real property interests. Based on its financial statements and operations, the Company does not believe it currently is, nor within the past five years has been, a USRPHC. Moreover, since the shares of Company common stock are regularly traded on an established securities market (within the meaning of applicable Treasury regulations), even if the Company constitutes a USRPHC, any gain realized on the receipt of cash for shares of Company common stock pursuant to the merger generally will not be subject to United States federal income tax if the non-U.S. Holder owns (actually or constructively) five percent or less of the shares of Company common stock at all times during the five year period ending on the date of disposition.

Information Reporting and Backup Withholding

A non-U.S. Holder may be subject to information reporting and backup withholding at the applicable rate with respect to the proceeds from the exchange of shares of Company common stock pursuant to the merger. A non-U.S. Holder can avoid backup withholding by certifying on an appropriate IRS Form W-8 that such non-U.S. Holder is not a United States person, or by otherwise establishing an exemption in a manner satisfactory to the paying agent. Information provided by a non-U.S. Holder may be disclosed to such non-U.S. Holder’s local tax authorities under an applicable tax treaty or broad information exchange agreement. Non-U.S. Holders should consult their tax advisors regarding the certification requirements for non-United States persons.

Any amounts withheld under the backup withholding tax rules will be allowed as a refund or a credit against the non-U.S. Holder’s United States federal income tax liability, provided the required information is timely furnished to the IRS.

THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF UNITED STATES FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR HOLDERS OF SHARES OF COMPANY COMMON STOCK. HOLDERS OF SHARES OF COMPANY COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF EXCHANGING THEIR SHARES OF COMPANY COMMON STOCK FOR CASH IN THE MERGER UNDER ANY FEDERAL, STATE, FOREIGN, LOCAL OR OTHER TAX LAWS OR TAX TREATIES.

CERTAIN MATERIAL PRC INCOME TAX CONSEQUENCES

The following is a summary of certain material PRC tax consequences of the merger to beneficial owners of our common stock who are U.S. Holders.

On March 16, 2007, the Fifth Session of the Tenth National People’s Congress passed the Enterprise Income Tax Law of the PRC (“EIT Law”), which became effective on January 1, 2008. Under the EIT Law, enterprises are classified as “resident enterprises” and “non-resident enterprises.” Pursuant to the EIT Law and its implementing rules, enterprises established outside China whose “de facto management bodies” are located in China are considered “resident enterprises” and subject to the uniform 25% enterprise income tax rate on worldwide income. According to the implementing rules of the EIT Law, “de facto management body” refers to a managing body that in practice exercises overall management control over the production and business, personnel, accounting and assets of an enterprise. On April 22, 2009, the State Administration of Taxation (“SAT”) issued Circular 82, “Issues Concerning the Identification of China – Controlled Overseas-Incorporated Enterprises as Resident Enterprises on the Basis of the Standard of De Facto Management Bodies.” This Circular provides that an overseas incorporated enterprise that is controlled domestically will be recognized as a “tax-resident enterprise” if it satisfies all of the following conditions: (i) the senior management responsible for daily production/business operations are primarily located in the PRC, and the location(s) where such senior management execute their responsibilities are primarily in the PRC; (ii) strategic financial and personnel decisions are made or approved by organizations or personnel located in the PRC; (iii) major properties, accounting ledgers, company seals and minutes of board meetings and stockholder meetings, etc., are maintained in the PRC; and (iv) 50% or more of the board members with voting rights or senior management habitually reside in the PRC.

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Given the short history of the EIT Law and lack of applicable legal precedent, it remains unclear how the PRC tax authorities will determine the PRC tax resident status of a company organized under the laws of a foreign (non-PRC) jurisdiction, such as us. If the PRC tax authorities determine that we are a “resident enterprise” for PRC enterprise income tax purposes, gains realized by investors that are not tax residents of the PRC, including U.S. Holders (“non-resident investors”) may be treated as income derived from sources within the PRC. In such event, any such gain derived by such investors on the sale or transfer of our common stock, including pursuant to the merger, may be subject to income tax under the PRC tax laws. Under the EIT Law and its implementing rules, non-resident investors that are enterprises (but not individuals) and that (i) do not have an establishment or place of business in the PRC or (ii) have an establishment or place of business in the PRC but the relevant income is not effectively connected with the establishment or place of business, generally may be subject to a 10% PRC income tax on any gain realized on the sale or transfer of our common stock, including pursuant to the merger, if such gain is regarded as income derived from sources within the PRC.

Additionally, if we are determined to be a resident enterprise under the EIT Law, under the PRC Individual Income Tax Law and its implementing rules, any gain realized on the sale or transfer of our common stock, including pursuant to the merger, by non-resident investors who are individuals may be subject to a 20% PRC income tax if such gain is regarded as income derived from sources within the PRC.

Accordingly, if non-resident investors as described under the PRC tax laws (including U.S. Holders) realized any gain from the sale or transfer of our common stock pursuant to the merger and if such gain were considered as PRC-sourced income, such non-resident investors may be responsible for paying the applicable PRC income tax on the gain from the sale or transfer of our common stock. Under the PRC tax laws, however, we would not have an obligation to withhold PRC income tax in respect of the gains that non-resident investors (including U.S. Holders) may realize from the sale or transfer of our common stock pursuant to the merger.

Moreover, the SAT released Circular Guoshuihan No. 698 (“Circular 698”) on December 10, 2009 that reinforces the taxation of certain equity transfers by non-resident investors through overseas holding vehicles. Circular 698 addresses indirect equity transfers as well as other issues. Circular 698 is retroactively effective from January 1, 2008. According to Circular 698, where a non-resident investor who indirectly holds equity interests in a PRC resident enterprise through a non-PRC offshore holding company indirectly transfers equity interests in a PRC resident enterprise by selling the equity interests of the offshore holding company, and the latter is located in a country or jurisdiction where the actual tax burden is less than 12.5% or where the offshore income of its residents is not taxable, the non-resident investor is required to provide the PRC tax authority in charge of that PRC resident enterprise with certain relevant information within 30 days from the date of the execution of the equity transfer agreement. The tax authorities in charge will evaluate the offshore transaction for tax purposes. In the event that the tax authorities determine that such transfer is abusing forms of business organization and a reasonable commercial purpose for the offshore holding company other than the avoidance of PRC income tax liability is lacking, the PRC tax authorities will have the power to re-assess the nature of the equity transfer under the doctrine of substance over form. If the SAT’s challenge of a transfer is successful, it may deny the existence of the offshore holding company that is used for tax planning purposes and subject the non-resident investor to PRC tax on the capital gain from such transfer. Circular 698 also provides that where a non-PRC resident enterprise transfers its equity interests in a PRC resident enterprise to its related parties at a price lower than the fair market value, the relevant tax authority has the power to make a reasonable adjustment to the taxable income from the transaction. Since Circular 698 has a short history, there is uncertainty as to its application. A non-resident investor may become at risk of being taxed under Circular 698 and may be required to expend valuable resources to comply with Circular 698 or to establish that such non-resident investor should not be taxed under Circular 698, including in respect of any gain from the sale or transfer of our common stock pursuant to the merger.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, as well as information included in oral statements or other written statements made or to be made by us, contain statements that, in our opinion, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “project,” “estimate,” “will,” “may,” “should,” “future,” “predicts,” “potential,” “continue” and similar expressions identify these forward-looking statements, which appear in a number of places in this proxy statement (and the documents to which we refer you in this proxy statement) and include, but are not limited to, all statements relating directly or indirectly to statements regarding the ability to complete the transaction considering the various closing conditions, projected financial information, the timing or likelihood of completing the merger to which this proxy statement relates, plans for future growth and other business development activities as well as capital expenditures, financing sources and the effects of regulation and competition and all other statements regarding our intent, plans, beliefs or expectations or those of our directors or officers. You are cautioned that such forward-looking statements are not assurances for future performance or events and involve risks and uncertainties that could cause actual results and developments to differ materially from those covered in such forward-looking statements. These forward-looking statements are only predictions based on the Company’s current expectations and projections about future events. Important factors could cause the Company’s actual results, level of activity, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including our most recent filings on Forms 10-K, 10-K/A and 10-Q, factors and matters contained or incorporated by reference in this document, and the following factors:

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•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including a termination under circumstances that could require us to pay a termination fee;

•	the inability to complete the merger due to the failure to obtain stockholders’ approval or the failure to satisfy other conditions to completion of the merger, including required regulatory approvals;

•	the failure of the merger to close for any other reason;

•	risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger;

•	the outcome of any legal proceedings that have been or may be instituted against the Company and/or others relating to the merger agreement;

•	diversion of management’s attention from ongoing business concerns;

•	the effect of the announcement of the merger on our business relationships, operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	uncertainties as to the timing of the closing of the merger;

•	risks that the merger will not close because of a failure to satisfy (or to have waived) one or more of the closing conditions and that the Company’s business will have been adversely impacted during the pendency of the transaction;

•	the effects of disruption from the transaction making it more difficult to maintain relationships with employees, suppliers, sourcing agent and landlords;

•	risks that stockholder litigation in connection with the merger may result in significant costs of defense, indemnification and liability; and

•	the risk that competing offers will be made.

These risks are not exhaustive and may not include factors which could adversely impact the Company’s business and financial performance. Other factors that may cause actual results to differ materially include those set forth in the reports that the Company files from time to time with the SEC, including our annual report on Form 10-K and Form 10-K/A for the fiscal year ended September 30, 2011 and quarterly and current reports on Form 10-Q and Form 8-K. Consequently, all of the forward-looking statements we make in this document are qualified by the information contained or incorporated by reference herein, including, but not limited to (a) the information contained under this heading and (b) the information contained under the headings “Business” and “Risk Factors” and information in our consolidated financial statements and notes thereto included in our most recent filings, including our annual report on Form 10-K and Form 10-K/A for the fiscal year ended September 30, 2011 and quarterly and current reports on Form 10-Q and Form 8-K (see “ Where You Can Find More Information ” beginning on page 77). We are under no obligation to publicly release any revision to any forward-looking statement contained or incorporated herein to reflect any future events or occurrences. Moreover, the Company operates in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for the Company’s management to predict all risk factors, nor can it assess the impact of all factors on the Company’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

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Although the Company believes the expectations reflected in the forward-looking statements were reasonable at the time made, it cannot guarantee future results, level of activity, performance or achievements. Moreover, neither the Company nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. All forward-looking statements are made only as of the date they are made and you should not rely upon forward-looking statements as predictions of future events. Except to the extent required by law, the Company does not undertake any responsibility to update any of these forward-looking statements to conform its prior statements to actual results or revised expectations. You should carefully consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to the Investor Relations page of our corporate website at www.winnermedical.com. Our website address is provided as an inactive textual reference only. The information provided on our website, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement, and therefore is not incorporated herein by reference.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting:

•	Annual Report on Form 10-K for the fiscal year ended September 30, 2011 (filed with the SEC on November 30, 2011);

•	Form 10-K/A (filed with the SEC on December 1, 2011);

•	Form 10-Q for the quarterly period ended December 31, 2011 (filed with the SEC on February 9, 2012);

•	Form 10-Q for the quarterly period ended March 31, 2012 (filed with the SEC on May 10, 2012);

•	Form 10-Q for the quarterly period ended June 30, 2012 (filed with the SEC on August 9, 2012); and

•	Current Reports on Form 8-K (filed with the SEC on December 9, 2011, December 23, 2011, January 4, 2012, April 2, 2012, April 20, 2012, July 25, 2012 and August 10, 2012).

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to Winner Medical Group Inc., Winner Industrial Park, Bulong Road, Longhua, Shenzhen, 518109, China, Attn: Fiona (Huixuan), Chen, Investor Relations Manager, telephone number +86(755) 2806-6858 or from the SEC through the SEC website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

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THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF COMPANY COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED                           , 2012. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

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ANNEX A THE AGREEMENT AND PLAN OF MERGER

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AGREEMENT AND PLAN OF MERGER

by and among

WINNER HOLDING LIMITED,

WINNER ACQUISITION, INC,

and

winner medical group inc.

Dated as of July 24, 2012

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3.24	Investment Company	19
3.25	Nevada Takeover Statutes	20
3.26	Broker's Fees	20
3.27	No Other Representations or Warranties	20

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		20
4.1	Corporate Organization	20
4.2	Authorization	21
4.3	No Conflicts	21
4.4	Consents and Approvals	22
4.5	Operation and Ownership of Merger Sub	22
4.6	Legal Proceedings	22
4.7	Parent Information	22
4.8	Financing; Equity Rollover	22
4.9	Broker's Fees	24
4.10	Ownership of Shares	24
4.11	Vote/Approval Required	24
4.12	Certain Arrangements	24
4.13	Buyer Group Contracts	24
4.14	Solvency of Parent and the Surviving Corporation	24
4.15	Nevada Takeover Statutes	25
4.16	Non-Reliance on Company Estimates	25
4.17	No Other Representations or Warranties	25

ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS		26
5.1	Conduct of Business Prior to the Effective Time	26
5.2	Company Forbearances	26
5.3	Parent Forbearances	28

ARTICLE VI ADDITIONAL AGREEMENTS		28
6.1	Proxy Statement and Schedule 13E-3; Stockholder Approval	28
6.2	Reasonable Best Efforts	29
6.3	Access to Information	30
6.4	Indemnification; Advancement of Expenses; Exculpation and Insurance	30
6.5	Stock Exchange Delisting	32
6.6	Change of Recommendation	33
6.7	Notification of Certain Matters	36
6.8	Financing	36
6.9	Takeover Statutes	38
6.10	Resignations	38
6.11	Participation in Litigation	38
6.12	Publicity	38
6.13	Merger Sub	39
6.14	Actions Taken at Direction of Rollover Holders	39

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ARTICLE VII CONDITIONS PRECEDENT		39
7.1	Conditions to Each Party's Obligation To Effect the Merger	39
7.2	Conditions to Obligations of Parent and Merger Sub	39
7.3	Conditions to Obligations of the Company	40

ARTICLE VIII TERMINATION AND AMENDMENT		40
8.1	Termination	40
8.2	Effect of Termination	42
8.3	Fees and Expenses	42
8.4	Amendment	44
8.5	Extension; Waiver	44

ARTICLE IX GENERAL PROVISIONS		44
9.1	Nonsurvival of Representations, Warranties and Agreements	44
9.2	Notices	45
9.3	Interpretation	46
9.4	Severability	46
9.5	Entire Agreement	46
9.6	Governing Law; Jurisdiction	46
9.7	Assignment; Third Party Beneficiaries	47
9.8	Specific Performance	47
9.9	Confidentiality	48
9.10	WAIVER of jury trial	49
9.11	Counterparts	49

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INDEX OF DEFINED TERMS

	Section		Section

2010-2011 Company RSU	1.6(a)	Guarantor	Recitals
Affiliate	3.8	Holdco	1.6(b)
Agreement	Preamble	Indemnified Parties	6.4(a)
Alternative Transaction Proposal	6.6(g)(i)	Intellectual Property Rights	3.13
Articles of Merger	1.3	Judgment	3.9
Business Day	1.2	Knowledge	3.5
Buyer Group Contracts	4.13	Law	3.3(a)
Certificate	1.5(a)	Lender	4.8(a)
Change of Recommendation	6.6(d)	Liens	3.2
Closing	1.2	Material Adverse Effect	3.1(b)
Closing Date	1.2	Material Permits	3.11
Commitment Letter	4.8(a)	Merger	Recitals
Company	Preamble	Merger Consideration	1.5(a)
Company 2010-2011 RSU Plan	1.6(a)	Merger Sub	Preamble
Company 2010-2013 RSU Plan	1.6(b)	Merger Sub Common Stock	1.5(c)
Company 2012-2013 Incentive Plan	1.6(c)	NASDAQ	3.3(a)
Company Articles	3.1(a)	Nevada Secretary of State	1.3
Company Board	Recitals	Notice of Superior Proposal	6.6(e)
Company Board Recommendation	Recitals	NRS	Recitals
Company Bylaws	3.1(a)	Parent	Preamble
Company Common Stock	Recitals	Parent Material Adverse Effect	4.1
Company Contract	3.15(a)	Parent Termination Fee	8.3(c)
Company Plans	1.6(c)	Parties	Preamble
Company Preferred Stock	3.5	Paying Agent	2.1
Company SEC Reports	3.7(a)	Person	2.2(a)
Company Termination Fee	8.3(b)	Proceeding	3.1(a)
Confidential Information	9.9(c)	Proxy Statement	3.6
Contract	4.8(c)	Regulatory Approvals	3.6
Contribution Agreement	Recitals	Representatives	6.6(a)
D&O Premium	6.4(c)	Rollover Holders	Recitals
Effective Time	1.3	Rollover Shares	Recitals
Environmental Laws	3.21	SEC	3.6
Evaluation Date	3.17	Securities Act	3.7(a)
Exchange Act	3.7(a)	Solicited Person	6.6(a)
Exchange Fund	2.1	Special Committee	Recitals
Excluded Party	6.6(a)	Stockholder Approval	3.3(c)
Filings	3.6	Stockholders' Meeting	3.18
Financing	4.8(a)	Subsidiary	3.2
Financing Documents	4.8(a)	Superior Proposal	6.6(g)(ii)
GAAP	3.7(b)	Surviving Corporation	Recitals
Go-Shop Period End Date	6.6(a)	Termination Date	8.1(c)
Governmental Entity	3.6	Transaction Documents	9.9(c)
Guarantee	Recitals	Vested Company 2012-2013 Option	1.6(c)
Voting Agreement	Recitals

iv

AGREEMENT AND PLAN OF MERGER, dated as of July 24, 2012 (this "Agreement"), by and among Winner Holding Limited, a Cayman Islands exempted company with limited liability ("Parent"), Winner Acquisition, Inc., a Nevada corporation and a wholly owned, direct subsidiary of Parent ("Merger Sub"), and Winner Medical Group Inc., a Nevada corporation (the "Company" and, together with Parent and Merger Sub, the "Parties").

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Nevada Revised Statutes (the "NRS"), Merger Sub will merge with and into the Company (the "Merger"), with the Company as the surviving corporation in the Merger (sometimes referred to herein in such capacity as the "Surviving Corporation");

WHEREAS, the board of directors of the Company (the "Company Board"), acting upon the unanimous recommendation of the special committee of the Company Board (the "Special Committee"), has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable to, and in the best interests of, the Company and its stockholders (other than Parent, Merger Sub and their Affiliates, the Rollover Holders (as defined below) and the directors of the Company), (b) adopted this Agreement and approved the execution, delivery and performance by the Company of this Agreement and consummation of the transactions contemplated hereby, including the Merger, and (c) resolved to recommend that the stockholders of the Company approve this Agreement (the "Company Board Recommendation"), in each case upon the terms and subject to the conditions set forth herein;

WHEREAS, the board of directors of Parent has approved this Agreement and declared it advisable for Parent to enter into this Agreement;

WHEREAS, the board of directors of Merger Sub has approved and adopted this Agreement and recommended to Merger Sub's sole stockholder that it approve this Agreement in accordance with the NRS on the terms and conditions set forth herein; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent's and Merger Sub's willingness to enter into this Agreement, certain beneficial owners (the "Rollover Holders") of Company Common Stock (as defined below) are entering into a contribution agreement (the "Contribution Agreement") pursuant to which the Rollover Holders are agreeing, among other things, to contribute the shares of common stock, par value $0.001 per share, of the Company ("Company Common Stock") set forth on Exhibit A thereto owned by such Rollover Holders (the "rollover shares") to Parent immediately prior to the Effective Time of the Merger;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent's and Merger Sub's willingness to enter into this Agreement, certain stockholders of the Company are entering into a voting agreement in favor of Parent (the "Voting Agreement");

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company's willingness to enter into this Agreement, Mr. Jianquan Li (the "Guarantor") is entering into a limited guaranty in favor of the Company to guarantee the due and punctual performance and discharge of certain obligations of Parent and Merger Sub under this Agreement (the "Guarantee");

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WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

THE MERGER

1.1     The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the NRS, at the Effective Time, Merger Sub shall merge with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation in the Merger.

1.2     Closing. The closing of the Merger (the "Closing") shall take place at 10:00 a.m., Beijing time, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 30th Floor, China World Office 2, No. 1 Jianguomenwai Avenue, Beijing 100004, China, on the second (2nd) Business Day after the satisfaction or, to the extent permitted by applicable Law, waiver by the Party or Parties entitled to the benefits of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by Law, waiver thereof), or at such other place, time and date as shall be agreed in writing between Parent and the Special Committee (on behalf of the Company). The date on which the Closing occurs is referred to in this Agreement as the "Closing Date." As used in this Agreement, the term "Business Day" shall mean any day other than Saturday, Sunday or a day on which banking institutions in New York, Nevada, Hong Kong or the PRC are authorized or obligated under applicable Law to be closed.

1.3     Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date (Nevada time), the Parties shall file articles of merger (the "Articles of Merger") with respect to the Merger with the Secretary of State of the State of Nevada (the "Nevada Secretary of State"), in such form as is required by, and executed and acknowledged in accordance with the relevant provisions of the NRS, if any, and, as soon as practicable on or after the Closing Date, shall make any and all other filings or recordings required under the NRS. The Merger shall become effective on the date and at the time that the Articles of Merger are duly filed with the Nevada Secretary of State or on such other date as Parent and the Company shall agree in writing that, in each case, shall be specified in the Articles of Merger (the date and time the Merger becomes effective being the "Effective Time").

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1.4     Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement, the Articles of Merger and in the relevant provisions of the NRS. Without limiting the generality of the foregoing, at the Effective Time, all the properties, rights, privileges, powers, immunities and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation, all as provided in the NRS and other applicable Laws of the State of Nevada.

1.5     Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any of the following securities:

(a)     Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding any shares of Company Common Stock to be cancelled pursuant to Section 1.5(b)) shall be converted into the right to receive an amount in cash equal to $4.50 (the "Merger Consideration"), without any interest thereon. All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Section 1.5(a) shall no longer be outstanding and shall automatically be cancelled and cease to exist as of the Effective Time, and each certificate (or evidence of shares in book-entry form) that, immediately prior to the Effective Time, represented any such shares of Company Common Stock (each such certificate or evidence, a "Certificate") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.2(b), without interest.

(b)     Cancellation of Treasury Shares and Rollover Shares. Each share of Company Common Stock held by the Company as treasury stock or owned, directly or indirectly, by Parent, Merger Sub or any wholly owned Subsidiary of the Company immediately prior to the Effective Time shall be cancelled and retired and shall cease to exist as of the Effective Time, and no consideration shall be delivered with respect thereto. For the avoidance of doubt, the Rollover Shares contributed to Parent by the Rollover Holders pursuant to the Contribution Agreement immediately prior to the Effective Time shall not be converted into the right to receive the Merger Consideration.

(c)     Common Stock of Merger Sub. Each share of common stock, no par value per share, of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid and non-assessable share of common stock, no par value per share, of the Surviving Corporation. From and after the Effective Time, all certificates, if any, representing shares of Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

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1.6     Treatment of Options and Restricted Stock Units.

(a)     As of the Effective Time, each restricted stock unit of the Company pursuant to the Restricted Stock Unit Incentive Plan for the Fiscal Year 2010 – 2011 adopted by the Company Board on September 8, 2009 (the "Company 2010-2011 RSU Plan") that is then outstanding, whether vested or unvested (a “2010-2011 Company RSU”), shall become fully vested immediately prior to the Effective Time, and each such 2010-2011 Company RSU shall be treated as a share of Company Common Stock for all purposes of this Agreement.

(b)     As of the Effective Time, each restricted stock unit of the Company pursuant to the Restricted Stock Unit Incentive Plan for the Fiscal Years 2011-2013 adopted by the Company Board on October 6, 2011 (the “Company 2011-2013 RSU Plan”), whether vested or unvested, shall be cancelled and converted into the right to receive one restricted stock units of Glory Ray Holdings Limited (“Holdco”), in accordance with the terms and conditions set forth in a letter from Holdco to holders of such restricted stock units.

(c)     As of the Effective Time, each option to purchase Company Common Stock pursuant to the Equity Incentive Plan for the Fiscal Year 2012-2013 adopted by the Company Board on November 3, 2011 (the "Company 2012-2013 Incentive Plan," together with the Company 2010-2011 RSU Plan and the Company 2011-2013 RSU Plan, the "Company Plans") that is then outstanding and vested (a "Vested Company 2012-2013 Option") shall be cancelled and converted into the right to receive, net of any applicable withholding taxes, as soon as reasonably practicable after the Effective Time, cash in an amount equal to (i) the total number of shares of Company Common Stock subject to such Vested Company 2012-2013 Option immediately prior to the Effective Time multiplied by (ii) the excess, if any, of (x) the Merger Consideration over (y) the exercise price payable per share of Company Common Stock issuable under such Vested Company 2012-2013 Option.

(d)      As of the Effective Time, each of the options to purchase Company Common Stock and restricted stock units of the Company pursuant to the Company 2012-2013 Incentive Plan that is then outstanding and unvested shall be cancelled and converted into the right to receive, as applicable, either (i) an option to purchase one ordinary share of Holdco or (ii) one restricted stock unit of Holdco, in accordance with the terms and conditions set forth in a letter from Holdco to holders of such options and restricted stock units.

(e)     The Company 2010-2011 RSU Plan shall terminate, and the Company 2011-2013 RSU Plan and Company 2012-2013 Incentive Plan shall be assumed by Holdco, in each case as of the Effective Time.

(f)     At or prior to the Effective Time, the Company shall take all actions reasonably necessary to (i) effect the measures contemplated by this Section 1.6, including the adoption of any plan amendments, obtaining the approval of the Company Board or a committee thereof, and/or obtaining any necessary employee consents and (ii) cause there to be no rights under the Company 2010-2011 RSU Plan, Company 2011-2013 RSU Plan or the Company 2012-2013 Incentive Plan to acquire Company Common Stock following the Effective Time.

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(g)     Prior to the Effective Time, the Company shall take all such steps as may be required to cause the transactions contemplated by this Section 1.6 and any other dispositions of equity securities of the Company (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

1.7     Changes in Company Common Stock. If at any time during the period between the date of this Agreement and the Effective Time, the number of outstanding shares of Company Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class of shares, by reason of any stock dividend or distribution, subdivision, reclassification, recapitalization, stock split (including a reverse stock split), combination, readjustment or exchange of shares, or any similar event shall have occurred, then the Merger Consideration shall be equitably adjusted to reflect such change.

1.8     Articles of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, each of the articles of incorporation and bylaws of the Surviving Corporation shall be amended in its entirety to read as the articles of incorporation and bylaws, respectively, of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided therein and by applicable Law, in each case except to the extent necessary to (a) comply with Section 6.5 and (b) reflect that the name of the Surviving Corporation shall be Winner Medical Group Inc. until thereafter amended as provided therein and by applicable Law.

1.9     Directors and Officers of the Surviving Corporation. From and after the Effective Time, the directors of the Surviving Corporation shall consist of the directors of Merger Sub as of immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the Surviving Corporation's articles of incorporation and bylaws. From and after the Effective Time, the officers of the Surviving Corporation shall consist of the officers of the Company as of immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation's articles of incorporation and bylaws.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

2.1     Paying Agent. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, by wire transfer of immediately available funds (i) with a bank or trust company that is reasonably acceptable to the Company as may be designated by Parent at its own cost and expense (the "Paying Agent"), for the benefit of the holders of shares of Company Common Stock, immediately prior to the Effective Time (excluding any shares of Company Common Stock to be cancelled pursuant to Section 1.5(b)), cash in an amount sufficient for the Paying Agent to make payments under Sections 1.5(a) (such cash amount being hereinafter referred to as the "Exchange Fund") and (ii) in an account designated by Parent cash immediately available funds in an amount sufficient to make payments under Sections 1.6(a) and 1.6(b). The Paying Agent shall also act as the agent for the holders of shares of Company Common Stock for the purpose of holding the Certificates and shall obtain no rights or interests in the shares represented by such Certificates. The Exchange Fund shall, pending its disbursement to the holders of shares of Company Common Stock, be invested by the Paying Agent as directed by Parent or, after the Effective Time, the Surviving Corporation; provided that no such investment or losses shall affect the amounts payable to such holders and Parent shall promptly replace or cause to be replaced any funds deposited with the Paying Agent that are lost through any investment. Earnings from investments, subject to the immediately preceding proviso, shall be the sole and exclusive property of Parent and the Surviving Corporation; provided, further, that such investments shall be in short-term obligations of or guaranteed by the United States of America, in short-term commercial paper obligations rated A-l or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, deposit accounts with banks having a rating in high investment category granted by a recognized credit rating agency at the time of investment, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment. Except as contemplated by Section 2.4, the Exchange Fund shall not be used for any other purpose.

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2.2     Exchange Procedures.

(a)     Promptly after the Effective Time (but in no event later than five (5) Business Days following the Effective Time), Parent shall cause the Paying Agent to mail to each individual, partnership, joint venture, corporation, limited liability company, limited liability partnership, trust, unincorporated organization or other entity ("Person") who was at the Effective Time a holder of record of shares of Company Common Stock entitled to receive the Merger Consideration pursuant to Section 1.5(a) (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates that formerly evidenced the shares of Company Common Stock shall pass, only upon proper delivery of such Certificates (or affidavits of loss in lieu thereof) to the Paying Agent, and which shall have such customary provisions with respect to delivery of an "agent's message" with respect to shares held in book-entry form as the Company and Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of Certificates pursuant to such letter of transmittal in exchange for the Merger Consideration (which instructions shall provide that, at the election of the surrendering holder, such Certificates (including, as applicable, any book-entry shares) may be surrendered and the Merger Consideration in exchange therefor collected by hand delivery), in each case in form and substance reasonably agreed to by Parent and the Company.

(b)     Upon (i) surrender to the Paying Agent of a Certificate for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto or (ii) receipt of an "agent's message" by the Paying Agent, as applicable, in the case of shares held in book-entry form, and such other documents as may be reasonably required by the Paying Agent and reasonably approved by Parent and the Company, the holder of such Certificate (including, as applicable, book-entry shares) shall be entitled to receive in respect of each share previously represented thereby cash in the amount of the Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or will accrue on any cash payable pursuant to Sections 1.5(a) or 1.6(a).

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(c)     If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be an obligation of payment that (i) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate surrendered or shall have established to the reasonable satisfaction of the Paying Agent that such tax either has been paid or is not payable.

(d)     Until surrendered as contemplated by this Section 2.2, each Certificate (including, as applicable, book-entry shares) shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration in respect of the number of shares previously represented thereby. From and after the Effective Time, holders of Certificates (including, as applicable, book-entry shares) shall cease to have any rights as stockholders of the Company, except as provided herein or by applicable Law.

2.3     Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest or earnings from investments received with respect thereto) that remains undistributed to the holders of Company Common Stock (other than the Rollover Holders) twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand by the Surviving Corporation, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of their respective claims for the Merger Consideration that may be payable upon due surrender of their Certificates, as determined pursuant to this Agreement (subject to abandoned property, escheat or other similar Laws), without any interest thereon and less any required withholding of taxes. Any amounts remaining unclaimed by such holders immediately prior to such time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding any provision of this Agreement to the contrary, none of Parent, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any holder of a Certificate for Merger Consideration that was required to be delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law and was so delivered.

2.4     Withholding Rights. Each of the Surviving Corporation, Parent and the Paying Agent, without double counting, shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock such amount as any of them reasonably determines in good faith are required to be deducted and withheld with respect to the making of such payments under the Internal Revenue Code of 1986, as amended, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts (a) shall be paid over to the appropriate Governmental Entity by the Surviving Corporation, Parent or the Paying Agent, as the case may be, and (b) to the extent so paid over, shall be conclusively treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Paying Agent, as the case may be.

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2.5     Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable pursuant to this Agreement with respect to each share of Company Common Stock formerly represented by such Certificate; provided, however, the Surviving Corporation may, in its discretion and as a condition precedent to the delivery thereof, require the owner of such lost, stolen or destroyed Certificates to deliver an agreement of indemnification in a form reasonably satisfactory to the Surviving Corporation, or a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate alleged to have been lost, stolen or destroyed.

2.6     Transfer Books. The Merger Consideration paid in respect of shares of Company Common Stock upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. Subject to Section 2.5, if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the Company SEC Reports, other than disclosures in the Company SEC Reports contained in the "Risk Factors" and "Forward Looking Statements" sections or any other disclosures in the Company SEC Reports to the extent they are general, nonspecific, forward-looking or cautionary in nature, or (b) for any matters with respect to which Mr. Li has actual knowledge, the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1     Organization and Qualification.

(a)     Each of the Company and the Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in violation or default of any of the provisions of its articles of incorporation, bylaws or other equivalent organizational documents. Each of the Company and the Subsidiaries is duly qualified or licensed to conduct business and is in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing, as the case may be, would not reasonably be expected to result in a Material Adverse Effect, and no action, claim, suit, investigation or proceeding (including, without limitation, an informal investigation or partial proceeding, such as deposition) ("Proceeding") has been instituted or to the Knowledge of the Company, threatened in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification or licensing. True, complete and correct copies of the Articles of Incorporation of the Company as amended to date (the "Company Articles") and the Bylaws of the Company (the "Company Bylaws"), as in effect as of the date of this Agreement, have been publicly filed by the Company as part of the Company SEC Reports.

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(b)     As used in this Agreement, the term "Material Adverse Effect" means, with respect to the Company and its Subsidiaries, any circumstance, event, change, effect or development that, individually or in the aggregate together with all other circumstances, events, changes, effects or developments, has had or would reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets, liabilities, properties or business of the Company and its Subsidiaries, taken as a whole; provided, however, that a Material Adverse Effect shall not be deemed to include circumstances, events, changes, effects or developments arising out of, relating to or resulting from (i) changes or modifications in GAAP or regulatory accounting requirements or changes in Laws (or interpretations thereof) applicable to the Company or any of its Subsidiaries, (ii) changes, effects or circumstances in the industries or markets in which the Company or any of its Subsidiaries operates, (iii) changes in general business, economic, political or financial market conditions, (iv) changes in the financial, credit or securities markets in the United States, the PRC or any other country or region in the world, including changes in interest rates, credit availability, currency controls, foreign exchange rates and sovereign credit ratings, (v) the public disclosure of this Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated hereby, including, without limitation, any stockholder litigation relating to this Agreement; (vi) the identity of, or any fact or circumstance relating to, Parent or Merger Sub or any of their respective “controlling person” (as such term is defined under Rule 405 under the Securities Act), (vii) any change in the price of the Company Common Stock or trading volume as quoted on NASDAQ (it being understood that the underlying cause of such change in stock price or trading volume may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur), (viii) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, acts of God, natural disasters, epidemics or similar force majeure events; (ix) actions or omissions taken with the prior written consent or at the written request of the other Parties hereto or expressly required or permitted by this Agreement, (x) the failure by the Company or any of its Subsidiaries to meet any internal or industry estimates, expectations, forecasts, projections or budgets for any period (it being understood that the underlying cause of such failure may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); (xi) any change or prospective change in the Company's credit ratings (it being understood that the underlying cause of such change or prospective change may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); (xii) any change resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub or any of their respective Affiliates, or (xiii) any loss of, or change in, the relationship of the Company or any of its Subsidiaries, contractual or otherwise, with its brokers, customers, suppliers, vendors, lenders, employees, investors, or joint venture partners arising out of the execution, delivery or performance of this Agreement, the consummation of the transactions contemplated hereby or the announcement of any of the foregoing; provided, further, that in the case of the foregoing clauses (i), (ii) and (iii), the impact of such change, effect or occurrence is not disproportionately adverse to the Company and its Subsidiaries, taken as a whole, as compared to other companies in the industries in which the Company and its Subsidiaries operate.

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3.2     Subsidiaries. All of the Subsidiaries of the Company are set forth in the Company SEC Reports. Except as disclosed in the Company SEC Reports, the Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any liens, charges, security interests, encumbrances, rights of first refusal, preemptive rights or other restrictions ("Liens"), and all of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid except as permitted under applicable Law, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities, except where the failure to own such shares free and clear would not reasonably be expected to have a Material Adverse Effect. The Company or one of its Subsidiaries has the unrestricted right to vote, and (subject to limitations imposed by applicable Law) to receive dividends and distributions on, all capital securities of its Subsidiaries as owned by the Company or such Subsidiary. As used in this Agreement, the term "Subsidiary" means any entity in which the Company directly or indirectly, owns at least a majority of capital stock or holds at least a majority of equity or similar interest and shall, where applicable, include any subsidiary of the Company formed or acquired after the date hereof.

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3.3     Authorization, Special Committee and Fairness.

(a)     The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to the Stockholder Approval, to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement by the Company and, subject to the Stockholder Approval or as set forth in Section 3.6 (Consents and Approvals), the consummation by it of the Merger and other transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and, except for the Stockholder Approval, no further action is required on the part of the Company in connection therewith. This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by any applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity or the NASDAQ Global Market ("NASDAQ"), as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time ("Law").

(b)     The Special Committee is composed of three members of the Company Board who are not affiliated with Parent or Merger Sub and are not members of the Company's management. The Company Board, acting upon the unanimous recommendation of the Special Committee, has (i) determined that the Merger, on the terms and subject to the conditions set forth herein, is fair to, and in the best interests of, the Company and its stockholders (other than Parent, Merger Sub and their Affiliates, the Rollover Holders and the directors of the Company), (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby and (iii) subject to the terms of this Agreement (including Section 6.6) resolved to make the Company Board Recommendation to the holders of Company Common Stock. The Company Board, acting upon the unanimous recommendation of the Special Committee, has directed that this Agreement be submitted to the holders of Company Common Stocks for their approval.

(c)     The affirmative vote (in person or by proxy) of the holders of both (i) a majority of the outstanding shares of Company Common Stock and (ii) a majority of the outstanding shares of Company Common Stock not owned by Parent, Merger Sub or the Rollover Holders, at the Stockholders' Meeting or any adjournment or postponement thereof, in favor of the adoption of this Agreement (collectively, the "Stockholder Approval") are the only votes or approvals of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which are necessary to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

3.4     No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and other transactions contemplated hereby in accordance with their terms do not and will not (a) assuming the Stockholder Approval is obtained, conflict with or violate any provision of the Company Articles or Company Bylaws, or the articles of incorporation, bylaws or other equivalent organizational documents of any Subsidiary of the Company, (b) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien (other than any Liens created as a result of any actions by Parent or Merger Sub) upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (c) conflict with or result in a violation of any Law applicable to the Company or a Subsidiary, or by which any property or asset of the Company or a Subsidiary is bound or affected; except, in respect of clauses (b) and (c), for such conflict, breach, violation, default, loss, right or other occurrence which would not reasonably be expected to result in a Material Adverse Effect.

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3.5     Capitalization. The authorized capital stock of the Company consists of 247,500,000 shares of Company Common Stock and 2,500,000 shares of preferred stock, $0.001 par value per share ("Company Preferred Stock") of which, as of the date of this Agreement, (i) 24,371,872 shares of Company Common Stock and no shares of Company Preferred Stock are issued and outstanding; (ii) options to purchase 854,667 shares of Company Common Stock and 1,700,00 restricted stock units are granted and outstanding; and (iii) 854,667 shares of Company Common Stock are reserved for further issuance pursuant to the outstanding options of the Company and 1,700,000 shares of Company Common Stock are reserved for further issuance pursuant to the outstanding restricted stock units of the Company. Except as set forth in the Company SEC Reports or otherwise set forth herein, the Company has not issued any capital stock since its most recently filed periodic report under the Exchange Act. Except as disclosed in the Company SEC Reports, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Company Common Stock or Company Preferred Stock, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Company Common Stock or Company Preferred Stock. All of the outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities Laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. Except as disclosed in the Company SEC Reports, there are no stockholders’ agreements, voting agreements or other similar agreements with respect to the Company's capital stock to which the Company is a party or, to the Knowledge of the Company, between or among any of the Company's stockholders. As used in this Agreement, the term "Knowledge" means the actual knowledge of Mr. Jianquan Li, Chairman and Chief Executive Officer of the Company, and Mr. Xiuyuan Fang, Chief Financial Officer of the Company.

3.6     Consents and Approvals. Assuming that the Filings and Regulatory Approvals referred to in Section 4.4 are duly made and obtained, as applicable, and except for (a) the filing with the United States Securities and Exchange Commission (the "SEC") of a Proxy Statement in definitive form relating to the meeting of the Company's stockholders to be held in connection with adoption by the Company's stockholders of this Agreement and the transactions contemplated hereby (together with any supplements or amendments thereto, the "Proxy Statement") and a Schedule 13E-3, (b) the filing of the Articles of Merger with the Nevada Secretary of State pursuant to the NRS, (c) any Filings or Regulatory Approvals in connection with compliance with the rules of NASDAQ), and (d) such other Filings or Regulatory Approvals the failure of which to be made or obtained, as applicable, as would not reasonably be expected to have a Material Adverse Effect, no Filings with, or Regulatory Approvals from, any Governmental Entity are necessary in connection with the consummation by the Company of the Merger and the other transactions contemplated by this Agreement. As used in this Agreement, the term "Governmental Entity" means any federal, national, state, provincial or local, whether domestic or foreign, government or any court of competent jurisdiction, administrative agency or commission or other governmental, regulatory, self-regulatory or enforcement authority or instrumentality, whether domestic, foreign or supranational, the term "Filings" means filings of applications, notices, petitions, filings, registrations, declarations, submissions and other documentation with any Governmental Entity, and the term "Regulatory Approvals" means permits, consents, approvals, authorizations, clearances, exemptions, nonobjections, waivers or orders from any Governmental Entity.

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3.7     Company SEC Reports; Financial Statements.

(a)     The Company has filed all reports, schedules, forms, statements and other documents required to be filed by it under the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act") since January 1, 2010 (such documents, including the exhibits thereto and documents incorporated by reference therein, and to the extent publicly available via the SEC's EDGAR system, being collectively referred to herein as the "Company SEC Reports") on a timely basis or has received a valid extension of such time of filing and has filed any such Company SEC Reports prior to the expiration of any such extension. As of the date of filing, in the case of Company SEC Reports filed pursuant to the Exchange Act (and to the extent such Company SEC Report was amended, then as of the date of filing of such amendment), and as of the date of effectiveness in the case of Company SEC Reports filed pursuant to the Securities Act (and to the extent such Company SEC Report was amended, then as of the date of effectiveness of such amendment), the Company SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, as applicable, and none of the Company SEC Reports, as of the date of filing, in the case of Company SEC Reports filed pursuant to the Exchange Act (and to the extent such Company SEC Report was amended, then as to the date of filing of such amendment), and as of the date of effectiveness in the case of Company SEC Reports filed pursuant to the Securities Act (and to the extent such Company SEC Report was amended, then as of the date of effectiveness of such amendment), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

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(b)     The consolidated financial statements of the Company included in the Company SEC Reports complied in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved ("GAAP"), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal year-end audit adjustments and the exclusion of certain notes in accordance with the rules of the SEC.

3.8     Material Changes; Undisclosed Events, Liabilities or Developments. Since the date of the latest audited financial statements included within the Company SEC Reports to the date of this Agreement, except as specifically disclosed in a subsequent Company SEC Report filed prior to the date of this Agreement, or as expressly contemplated by this Agreement, (a) there has been no event, occurrence or development that has had or that would reasonably be expected to result in a Material Adverse Effect, (b) the Company has not incurred any liabilities (contingent or otherwise) in excess of $5,000,000 other than (i) liabilities incurred in the ordinary course of business consistent with past practice, (ii) liabilities not required to be reflected in the Company's financial statements pursuant to GAAP or disclosed in Filings made with the SEC, or (iii) liabilities that have been discharged or paid in full prior to the date of this Agreement, (c) the Company has not altered its method of accounting, (d) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (e) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to the Company Plans. The Company does not have pending before the SEC any request for confidential treatment of information. Except for the Merger or other transactions contemplated hereby or as disclosed in the Company SEC Reports, as of the date hereof no event, liability or development has occurred or exists with respect to the Company or its Subsidiaries or their businesses, properties, operations or financial condition, that would be required to be disclosed by the Company under applicable securities Laws that has not been publicly disclosed. For purposes of this Agreement, "Affiliate" means any Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with a Person as such terms are used in and construed under Rule 405 under the Securities Act.

3.9     Legal Proceedings. Neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company's Knowledge, threatened in writing, Proceedings of any nature against the Company or any of its Subsidiaries or to which any of their material properties or assets is subject, that would reasonably be expected to result in a Material Adverse Effect. As of the date of this Agreement, there is no material judgment, order, injunction or decree ("Judgment") (other than those of general application that apply to similarly situated companies) outstanding against the Company, any of its Subsidiaries or any of their material properties or assets.

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3.10     Compliance.      Except with respect to Tax Status and Environmental Matters (which are the subjects of Section 3.20 and 3.21, respectively), neither the Company nor any Subsidiary (i) is in material default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or Governmental Entity, or (iii) is or has been in violation of any statute, rule or regulation of any Governmental Entity, including without limitation, (A) any Law applicable to its business, (B) the Currency and Foreign Transactions Reporting Act of 1970, as amended, or any money laundering Laws, rules or regulations, and (C) any Laws, rules or regulations related to health or safety, including those relating to the regulation of hazardous substances; except for any such default or violation in respect of clauses (i), (ii) or (iii), which would not reasonably be expected to result in a Material Adverse Effect.

3.11     Regulatory Permits. Except as would not be reasonably expected to result in a Material Adverse Effect, the Company and the Subsidiaries possess all material certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the Company SEC Reports ("Material Permits"), and neither the Company nor any Subsidiary has received any notice of Proceedings relating to the revocation or modification of any Material Permit.

3.12     Title to Assets. Except as would not be reasonably expected to result in a Material Adverse Effect, the Company and the Subsidiaries have valid land use rights for all real property owned by them and good and marketable title in all personal property owned by them that is material to the business of the Company and the Subsidiaries, in each case free and clear of all Liens, except for (i) Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries, (ii) Liens for the payment of federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties, (iii) mechanics', carriers', workmen's, repairmen's, materialmen's or other Liens or security interests arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company or any of its Subsidiaries or that secure a liquidated amount that are being contested in good faith and by appropriate proceedings, (iv) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions), (v) Liens imposed by applicable Law, (vi) pledges or deposits to secure obligations under workers' compensation Laws or similar legislation or to secure public or statutory obligations, (vii) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business, (viii) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions such as record, zoning and building, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (ix) Liens securing indebtedness or liabilities that are reflected in the Company SEC Reports filed or furnished prior to the date of this Agreement, (x) matters which would be disclosed by an accurate survey or inspection of the real property which do not materially impair the occupancy or current use of such real property which they encumber, and (xi) outbound license agreements and non-disclosure agreements entered into in the ordinary course of business. Any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization, preference or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (regardless of whether enforcement is sought in equity or at law)) with which the Company and the Subsidiaries are in compliance.

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3.13     Patents and Trademarks. The Company and the Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary or material for use in connection with their respective businesses as described in the Company SEC Reports and which the failure to so have or would reasonably be expected to have a Material Adverse Effect (collectively, the "Intellectual Property Rights"). Neither the Company nor any Subsidiary has received a written notice that any of the Intellectual Property Rights used by the Company or any Subsidiary violates or infringes upon the Intellectual Property Rights of any Person. To the Knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights. No Intellectual Property Rights owned by the Company or any Subsidiary is subject to any Liens, and any outstanding order, Judgment or decree restricting or limiting in any material respect the use or licensing thereof by the Company or any Subsidiary. The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, except where failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

3.14     Insurance. Except as would not be reasonably expected to result in a Material Adverse Effect, (i) the Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as the Company deems adequate for the businesses in which the Company and the Subsidiaries are engaged and as is sufficient to comply with applicable Law, including, but not limited to, directors and officers insurance and (ii) neither the Company nor any Subsidiary is in breach or default, and neither the Company nor any Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, of any of such insurance policies. Neither the Company nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

3.15     Contracts.

(a)     Except for this Agreement, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) that is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company SEC Reports filed prior to the date hereof. Each "material contract" of the type described in this Section 3.15(a) is referred to herein as a "Company Contract."

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(b)     Except as would not be reasonably expected to result in a Material Adverse Effect, (i) each Company Contract is valid and binding on the Company or its applicable Subsidiary, enforceable against it in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization, preference or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (regardless of whether enforcement is sought in equity or at law)), and is in full force and effect, (ii) as of the date of this Agreement, to the Knowledge of the Company, no other party to any Company Contract is in breach of or default under the terms of any Company Contract, and (iii) as of the date of this Agreement, to the Knowledge of the Company, the Company has not received any notice in writing from any person that such person intends to terminate any Company Contract.

3.16     Transactions With Affiliates and Employees. None of the officers or directors of the Company is presently a party to any transaction with the Company or any of its Subsidiaries which would be required to be reported under Item 404 of Regulation S-K promulgated under the Exchange Act with the Company or any Subsidiary (other than for services as officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer or director, to the Knowledge of the Company, any entity in which any officer or director has a substantial interest or is an officer, director, trustee or partner other than for (a) payment of salary or consulting fees for services rendered, (b) reimbursement for expenses incurred on behalf of the Company and (c) other employee benefits, including stock option agreements under any stock option plan of the Company.

3.17     Sarbanes-Oxley; Internal Accounting Controls. Since January 1, 2010 the Company has been in material compliance with all provisions of the United States Sarbanes-Oxley Act of 2002 which are applicable to it and the applicable listing and corporate governance rules and regulations of NASDAQ. The Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management's general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (c) access to assets is permitted only in accordance with management's general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and designed such disclosure controls and procedures to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC's rules and forms. The Company's certifying officers have evaluated the effectiveness of the Company's disclosure controls and procedures as of the end of the period covered by the Company's most recently filed periodic report under the Exchange Act (such date, the "Evaluation Date"). The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no changes in the Company's internal control over financial reporting (as such term is defined in the Exchange Act) that has materially affected, or is reasonably likely to materially affect, the Company's internal control over financial reporting.

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3.18     Company Information. None of the information supplied or to be supplied by or on behalf of the Company or any of its Subsidiaries for inclusion or incorporation by reference in (a) Schedule 13E-3 will, at the time such document is filed with the SEC, or at any time such document is amended or supplemented, contained any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Proxy Statement will, at the date it is first mailed to the stockholders of the Company or at the time of the meeting of stockholders for the purpose of considering and taking action upon this Agreement (the "Stockholders' Meeting"), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation with respect to statements made or incorporated by reference therein based on information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Schedule 13E-3 or the Proxy Statement.

3.19     Opinion. The Special Committee and the Company Board have received the opinion of William Blair & Company, L.L.C. to the effect that, as of the date of such opinion and based upon and subject to the matters set forth in such opinion, the consideration to be received by the holders of Company Common Stock (other than Parent, Merger Sub and their Affiliates, and the Rollover Holders) pursuant to the Merger is fair, from a financial point of view, to holders of Company Common Stock, other than Parent, Merger Sub and their Affiliates, the Rollover Holders and the directors of the Company It is understood and agreed that such opinion may not be relied on by Parent or Merger Sub.

3.20     Tax Status. Except for matters that would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect, the Company and each Subsidiary has filed all necessary federal, state and foreign income and franchise tax returns and has paid or accrued all taxes shown as due thereon, and all such filed tax returns (taking into account all amendments thereto) are true, correct and complete in all material respects, and the Company and the Subsidiaries have complied with all applicable laws relating to the payment and withholding of all material amounts of tax and all material amounts of tax required to be withheld by the Company or any Subsidiary have been timely withheld and paid over to the appropriate Governmental Entity. The Company has no Knowledge of a tax deficiency which has been asserted or threatened against the Company or any Subsidiary. The provisions for taxes payable, if any, shown on the financial statements filed with or as part of the Company SEC Reports are sufficient for all accrued and unpaid taxes, whether or not disputed, and for all periods to and including the dates of such consolidated financial statements. There are no Liens for material taxes (other than taxes not yet due and payable or taxes being contested in good faith) upon any of the assets of the Company or any Subsidiary.

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3.21     Environmental Matters. Except for matters that would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect, the Company and its Subsidiaries are in compliance with applicable Laws relating to (a) the protection of the environment, human health or natural resources, (b) the handling, use, disposal, release or threatened release of any hazardous substance and (c) pollution, contamination or any injury to Persons or property involving any hazardous substance ("Environmental Laws"). Neither the Company nor any Subsidiary has received from a Governmental Entity a request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or similar state or foreign statute, or any written notification alleging that it is liable for any release or threatened release of hazardous substances at any location, except with respect to any such notification or request for information concerning any such release or threatened release, to the extent such matter has been resolved with the appropriate foreign, federal, state or local regulatory authority or otherwise. Except as would not be reasonably expected to result in a Material Adverse Effect, there are no Proceedings pending before, or, to the Company's Knowledge, threatened in writing by, any Governmental Entity against the Company or its Subsidiaries relating to any noncompliance under Environmental Law and, to the Knowledge of the Company, there is no reasonable basis for any such Proceeding. There are no Judgments by or with any Governmental Entity which could reasonably be expected to result in any material liabilities or obligations under or in respect of any Environmental Law. Except as would not be reasonably expected to result in a Material Adverse Effect, to the Knowledge of the Company, there are no hazardous substances at any property (currently or formerly owned or leased or operated by the Company or any of its Subsidiaries) under circumstances which would reasonably be expected to result in liability to or claims against the Company or its Subsidiaries relating to any Environmental Law.

3.22     Foreign Corrupt Practices. Except as would not be reasonably expected to result in a Material Adverse Effect, neither the Company, nor any agent or other person acting on behalf of the Company, has violated in any material respect any provision of (a) any company contribution or bribery Laws, (b) the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations promulgated thereunder or (c) any similar domestic or foreign Laws applicable to the Company.

3.23     OFAC. Except as would not be reasonably expected to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, representative, agent or Affiliate of the Company or any of its Subsidiaries is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

3.24     Investment Company. The Company is not, and is not an Affiliate of, an "investment company" within the meaning of the Investment Company Act of 1940, as amended. The Company shall conduct its business in a manner so that it will not become subject to the Investment Company Act of 1940, as amended.

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3.25     Nevada Takeover Statutes. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.16, the Company has taken all necessary action to ensure that no provisions of the Nevada general corporate law relating to transactions with control parties would adversely affect the ability of the Company (assuming the Merger receives stockholder approval) to consummate the transactions contemplated by this Agreement, including the Merger (for the avoidance of doubt, no representation or warranty is made with respect to any actions taken by or required from Mr. Jianquan Li and his Affiliates).

3.26     Broker's Fees. None of the Company or any of its Subsidiaries nor any of their officers, directors, employees or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or any other transactions contemplated by this Agreement, other than William Blair & Company, L.L.C., the fees and expenses of which will be paid by the Company.

3.27     No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, none of the Company, its Affiliates or their Representatives makes any representation or warranty, express or implied, at law or in equity, with respect to the Company or its Subsidiaries or their businesses, assets or properties, or with respect to any other information provided to Parent, Merger Sub, their Affiliates or their Representatives in connection with the transactions contemplated hereby. None of the Company, its Affiliates or their Representatives will have or be subject to any liability or indemnification obligation to Parent, Merger Sub, their Affiliates or their Representatives resulting from the distribution, or making available, to such Persons, or such Persons' use of, any such information, including any documents, projections, forecasts or other materials made available to Parent or Merger Sub in connection with the transactions contemplated by this Agreement. The Company hereby acknowledges that Parent and Merger Sub make no representations or warranties except for the representations and warranties contained in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub, jointly and severally, hereby represents and warrants to the Company as follows:

4.1     Corporate Organization. (a) Each of Parent and Merger Sub is a corporation duly incorporated or otherwise organized, validly existing and in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) under the Laws of the jurisdiction of its incorporation or organization and, except as would not have a Parent Material Adverse Effect, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification or licensing. Neither Parent nor Merger Sub is in violation or default of any of the provisions of its articles of incorporation, bylaws or other equivalent organizational documents. As used in this Agreement, the term "Parent Material Adverse Effect" means any circumstance, event, change, effect or development that, individually or in the aggregate, prevents or materially impedes, interferes with, hinders or delays the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement on a timely basis, including the Merger (including the Financing).

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(b)     Parent has previously furnished to the Company a true and complete copy of the memorandum and articles of association of Parent and the articles of incorporation and bylaws of Merger Sub, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. Neither Parent nor Merger Sub is in violation of its memorandum and articles.

(c)     Parent was formed solely for the purpose of engaging in the transactions contemplated hereby and has not conducted any business prior to the date of this Agreement and, prior to the Effective Time, will not have engaged in any business activities or conducted any operations and will have no assets, liabilities or obligations of any nature, other than pursuant to this Agreement, the Financing Documents, the Contribution Agreement and the Voting Agreements. As of the date hereof, the duly authorized share capital of Parent consists of $50,000 divided into 50,000 Parent Shares of a nominal or par value of $1.00 per share. As of the date hereof, all of the issued and outstanding capital stock of Parent is beneficially owned by Mr. Li and his Affiliates. At the Effective Time, all of the issued and outstanding capital stock of Parent will be beneficially owned directly or indirectly by the Rollover Holders.

4.2     Authorization. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the Merger and the transactions contemplated hereby, have been duly authorized by all necessary action on the part of each of Parent and Merger Sub, and no further action is required on the part of Parent or Merger Sub in connection therewith, subject in the case of consummation of the Merger to the filing of the Articles of Merger with the Nevada Secretary of State as required by NRS. The board of directors of each of Parent and Merger Sub has determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of their stockholders, and has adopted and approved this Agreement and the transactions contemplated hereby, including the Merger, and Parent, as the sole stockholder of Merger Sub, has approved to this Agreement. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes the valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except (a) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors' rights generally, (b) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (c) insofar as indemnification and contribution provisions may be limited by any applicable Law.

4.3     No Conflicts. The execution, delivery and performance of this Agreement by Parent or Merger Sub and the consummation by Parent or Merger Sub of the Merger and the other transactions contemplated hereby do not and will not (a) conflict with or violate any provision of the articles of incorporation, bylaws or other equivalent organizational documents of Parent or its Subsidiaries, or (b) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a debt of Parent or Merger Sub or otherwise) or other understanding to which Parent or Merger Sub is a party or by which any property or asset of Parent or Merger Sub is bound or affected, or (c) conflict with or result in a violation of any Law applicable to Parent or Merger Sub, or by which any property or asset of Parent or Merger Sub is bound or affected.

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4.4     Consents and Approvals. Except for Filings required under and compliance with the applicable requirements of the Exchange Act and the NRS, no Filings with, or Regulatory Approvals from, any Governmental Entity are necessary in connection with the consummation by Parent or Merger Sub of the Merger and the other transactions contemplated by this Agreement.

4.5     Operation and Ownership of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, will not have engaged in any business activities or conducted any operations, other than pursuant to this Agreement. Parent owns, beneficially and of record, all of the outstanding shares of Merger Sub Common Stock, free and clean of all Liens.

4.6     Legal Proceedings. There is no Proceeding pending or, to the knowledge of Parent or Merger Sub, threatened in writing against Parent, Merger Sub or any of their respective Affiliates that would reasonably be expected to have a Parent Material Adverse Effect. There is no Judgment outstanding against Parent, Merger Sub or any of their respective Affiliates or their respective properties that would reasonably be expected to have a Parent Material Adverse Effect.

4.7     Parent Information. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub or any of its Subsidiaries for inclusion or incorporation by reference in (a) Schedule 13E-3 will, at the time such document is filed with the SEC, or at any time such document is amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.8     Financing; Equity Rollover.

(a)     Parent will have available at the Effective Time sufficient cash and cash equivalent resources, together with available Company cash, to consummate the transactions contemplated by this Agreement, including the Merger, and to pay all reasonable related fees and expenses, including legal, accounting, and advisory fees and expenses. Parent has delivered to the Company a true, complete and correct copy, as of the date hereof, of (i) an executed debt commitment letter (the "Commitment Letter") from DBS Bank Ltd., Hong Kong Branch (the "Lender") to Parent, pursuant to which the Lender has committed, subject to the terms and conditions thereof, to provide debt financing in the amount set forth therein (the "Financing"), and (ii) the executed Contribution Agreement. The Commitment Letter and Contribution Agreement shall be referred to as "Financing Documents" hereunder. (x) As of the date hereof, the Commitment Letter is in full force and effect and is a legal, valid and binding obligation of Parent and, to the knowledge of Parent and Merger Sub, of the other parties thereto, and (y) the Contribution Agreement is in full force and effect and is a legal, valid and binding obligation of, Parent and the other parties thereto. The Commitment Letter has not and will not be amended or modified, except as consistent with Section 6.8, and the commitment contained in the Commitment Letter has not been withdrawn or rescinded in any respect as of the date hereof. The Contribution Agreement has not been and will not be amended or modified.

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(b)     No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach under the Contribution Agreement or the Commitment Letter on the part of Parent or, to the knowledge of Parent and Merger Sub, any other parties thereto or that would otherwise excuse or permit the Lender or Mr. Li to refuse to fund their respective obligations under the Financing Documents to which it is a party. Subject to the accuracy of the representations and warranties of the Company set forth in Article III hereof and the satisfaction of the conditions set forth in Sections 7.1 and 7.3 hereof, (i) neither Parent nor Merger Sub has any reason to believe that (x) it will be unable to satisfy on a timely basis each and every term or condition of closing to be satisfied by it in any of the Financing Documents on or prior to the Closing Date or (y) it will be in violation or default of any of the provisions of any of the Financing Documents, and (ii) the net proceeds contemplated by the Commitment Letter, together with available Company cash, will be sufficient for Parent and Merger Sub to pay the Merger Consideration in accordance with Section 1.5 and Section 1.6 and all reasonable related fees and expenses, including legal, accounting, and advisory fees and expenses, required to be paid by Parent, Merger Sub and the Surviving Corporation in connection with the Merger and the Financing. The Commitment Letter is not subject to any conditions or other contingencies other than as expressly set forth therein as in effect on the date hereof, and all commitments and other fees required to be paid under the Commitment Letter prior to the date hereof have been paid. There are no conditions precedent related to the contribution of Rollover Shares to Parent or issuance of new shares of Holdco contemplated by the Contribution Agreement other than as expressly set forth therein or contemplated thereby.

(c)     There are no side letters or other Contracts or arrangements (written or oral) related to the funding or investing, applicable, of the Financing other than as expressly set forth or contemplated in the Commitment Letter and this Agreement. There are no side letters or other Contracts or arrangements (written or oral) related to the contribution of Rollover Shares to Parent or issuance of new shares of Holdco other than as expressly set forth in or contemplated by the Contribution Agreement and this Agreement. As used in this Agreement, the term "Contract" means any note, bond, mortgage, indenture, lease, license, permit, concession, franchise, contract, agreement, arrangement, plan or other instrument, right or obligation.

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4.9     Broker's Fees. Neither Parent or any of its Subsidiaries nor any of their respective officers, directors, employees or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or any other transactions contemplated by this Agreement.

4.10     Ownership of Shares. Other than the Rollover Shares, neither Parent nor Merger Sub nor any of Parent’s Affiliates owns (directly or indirectly, beneficially or of record) any shares of Company Common Stock or holds any rights to acquire or vote any shares of Company Common Stock except pursuant to this Agreement and the Voting Agreement.

4.11     Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve the transactions contemplated hereby, including the Merger. The approval of Parent as the sole stockholder of Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement and the Merger and the other transactions contemplated hereby.

4.12     Certain Arrangements. Parent has disclosed to the Company all Contracts (a) between or among, Parent, Merger Sub, the Guarantor or any of their respective Affiliates, on the one hand, and any stockholder, member of the Company Board, officer or employee of the Company, on the other hand relating to this Agreement, the Merger or any other transactions contemplated by this Agreement, or the ownership or operation of Parent, Merger Sub, the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) or (b) pursuant to which any stockholder of the Company would be entitled to receive consideration of a different form or amount than the Merger Consideration. Other than the Voting Agreement and Contribution Agreement, there are no Contracts pursuant to which any stockholder of the Company has agreed to vote to approve the Merger or has agreed to vote against any Superior Proposal).

4.13     Buyer Group Contracts. Parent has delivered to the Company a true, correct and complete copy of: (a) the Contribution Agreement, and (b) the Voting Agreement (collectively, the "Buyer Group Contracts"), including all amendments thereto or modifications thereof. Other than the Buyer Group Contracts, there are no side letters or other oral or written Contract relating to the transactions contemplated hereby between two or more of the following persons: each of Parent, Merger Sub and the Guarantor or any of their respective Affiliates. Each of the Buyer Group Contracts shall be in full force and effect as of the date of the Agreement and is and shall remain a legal, valid and binding obligation of Parent and other parties thereto for so long as each of the Buyer Group Contracts is in full force and effect. Unless amended or modified with prior written consent of the Company, the Buyer Group Contracts have not been nor will they be amended or modified.

4.14     Solvency of Parent and the Surviving Corporation. Immediately following the Effective Time and after giving effect to the Merger and taking into account the financing and related transaction costs necessary in order to consummate the Merger, Parent, the Surviving Corporation and each of its Subsidiaries will not (a) be insolvent (either because their respective financial conditions are such that the sum of their debts is greater than the fair market value of their assets or because the fair saleable value of their assets is less than the amount required to pay their probable liability on their existing debts as such debts mature); (b) have unreasonably small capital with which to engage in the business of the Company as conducted immediately prior to the consummation of the Merger; or (c) have incurred debts beyond their ability to pay such debts as such debts become due, taking into account the timing of and amounts of cash to be received by them and the timing of and amounts of cash to be payable on or in respect of their respective indebtedness, in each case after giving effect to the transactions contemplated by this Agreement.

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4.15     Nevada Takeover Statutes. Neither Parent nor Merger Sub has any reason to believe that any of the requirements or restrictions of the Nevada takeover laws would apply to prevent the consummation of any of the transactions contemplated hereby, including the Merger. Neither Parent nor Merger Sub is, or have been, the beneficial owner (as such term is defined in NRS 78.414) of ten (10)% or more of the total outstanding shares of Company Common Stock and, except as a result of the Contribution Agreement and Voting Agreement, neither Parent nor Merger Sub will acquire beneficial ownership of such shares of Company Common Stock until the Merger is consummated.

4.16     Non-Reliance on Company Estimates. The Company has made available to Parent and Merger Sub, and may continue to make available, certain estimates, projections, forecasts, plans and budgets for the business of the Company and its Subsidiaries. Each of Parent and Merger Sub acknowledges that these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other. Further, each of Parent and Merger Sub acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), and that neither Parent nor Merger Sub is relying on any estimates, projections, forecasts, plans or budgets furnished by the Company, its Subsidiaries or their respective Affiliates and Representatives, and, absent fraud or willful misconduct on the part of the Company, neither Parent nor Merger Sub shall, and shall cause its Affiliates and their respective Representatives not to, hold any such Person liable with respect thereto.

4.17     No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, none of Parent, Merger Sub, their Affiliates or their respective Representatives makes any representation or warranty, express or implied, at law or in equity, with respect to Parent or Merger Sub or their respective businesses, assets or properties, or with respect to any other information provided to the Company, its Affiliates or their respective Representatives in connection with the transactions contemplated hereby. None of Parent, Merger Sub, their Affiliates or their Representatives will have or be subject to any liability or indemnification obligation to the Company, its Affiliates or their Representatives resulting from the distribution, or making available, to such Persons, or such Persons' use of, any such information, including any documents, projections, forecasts or other materials made available in certain "data rooms" or management presentations in connection with the transactions contemplated by this Agreement.

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ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1     Conduct of Business Prior to the Effective Time. Except as expressly contemplated by or permitted by this Agreement, as required by applicable Law or with the written consent of Parent (which consent shall not be unreasonably conditioned, withheld or delayed), during the period from the date of this Agreement to the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, the Company shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice in all material respects and (b) use reasonable best efforts to maintain and preserve substantially intact its business organization and present business relationships with key customers and suppliers and keep available the services of current key officers and employees; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.2(a) shall be deemed a breach of this sentence unless such action constitutes a breach of such provision of Section 5.2(a).

5.2     Company Forbearances.

(a)     During the period from the date of this Agreement to the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except as expressly contemplated by or permitted by this Agreement or as required by applicable Law or a Governmental Entity, the Company shall not, and shall not permit any of its Subsidiaries to, without the written consent of Parent (which consent shall not be unreasonably conditioned, withheld or delayed):

(i)     issue, sell, pledge, dispose, encumber, grant, or authorize any shares of Company Common Stock or any other capital stock of the Company or its Subsidiaries (other than in connection with the exercise of options to purchase Company Common Stock or restricted stock units outstanding on the date hereof on the terms in effect on the date hereof);

(ii)     (A) make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries) or (B) directly or indirectly adjust, split, combine, redeem, reclassify, repurchase or otherwise acquire any shares of its stock (other than repurchases of common stock in the ordinary course of business to satisfy obligations under equity incentive, deferred compensation, employee benefit plans or other similar plans or arrangements);

(iii)     sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties in excess of US$5,000,000, except for sales, transfers, mortgages, encumbrances or other dispositions or discontinuances in the ordinary course of business;

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(iv)     acquire (including by merger, consolidation or acquisition of stock or assets) all or any portion of the assets, business, deposits or properties of any other entity in excess of US$5,000,000 other than in the ordinary course of business;

(v)     amend or otherwise change the Company Articles or the Company Bylaws or amend or otherwise change the equivalent governing documents of any of the Subsidiaries of the Company;

(vi)     implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements or as a result of a change in Law;

(vii)     grant any material increases in the compensation of any of its or its Subsidiaries' directors or executive officers, except as otherwise required by applicable Law;

(viii)     (A) grant or increase any severance, change in control, termination or similar compensation or benefits payable to any director, officer or employee, (B) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits under any Company Plans except as permitted under Section 1.6, (C) enter into, terminate or materially amend any Company Plans (or any plan, program, agreement, or arrangement that would constitute a Company option or restricted stock unit plan if in effect on the date hereof) except as permitted under Section 1.6, (D) enter into any employment agreement with any officer or employee of the Company or any Subsidiary of the Company, (E) establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees of the Company or its Subsidiaries or any of their beneficiaries, or (F) issue or grant any options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Company Common Stock or Company Preferred Stock, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Company Common Stock or Company Preferred Stock;

(ix)     incur or guarantee any long-term indebtedness for borrowed money;

(x)     enter into, terminate, modify or amend any Company Contract that calls for annual aggregate payments of US$5,000,000 or more with a term longer than one (1) year which cannot be terminated without material penalty upon notice of ninety (90) days or less, other than in the ordinary course of business; or

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(xi)     authorize or agree to take any of the actions prohibited by this Section 5.2(a).

(b)     Notwithstanding anything in Section 5.2(a) or otherwise in this Agreement to the contrary, nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company's or its Subsidiaries' operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.

5.3     Parent Forbearances. During the period from the date of this Agreement to the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except as expressly contemplated by or permitted by this Agreement or as required by applicable Law, Parent shall not, and shall not permit any of its Subsidiaries to, without the written consent of Special Committee (on behalf of the Company, which consent shall not be unreasonably conditioned, withheld or delayed), take, or agree to take, any action that would reasonably be expected to (a) adversely affect or materially hinder or delay the ability of Parent or Merger Sub to obtain any requisite Regulatory Approvals or to perform its covenants and agreements under this Agreement or (b) result in any of the conditions to effect the Merger becoming incapable of being satisfied or (c) otherwise, individually or in the aggregate, have a Parent Material Adverse Effect.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1     Proxy Statement and Schedule 13E-3; Stockholder Approval.

(a)     Subject to Section 6.6, promptly following the date hereof, the Company shall, with the assistance and cooperation of Parent and Merger Sub, prepare and cause to be filed with the SEC the Proxy Statement relating to the Stockholders' Meeting and the Company and Parent shall jointly prepare and cause to be filed with the SEC the Schedule 13E-3. Each of the Company and Parent shall, and shall cause its Subsidiaries and Representatives to, provide such information specifically for inclusion or incorporation by reference in the Proxy Statement and Schedule 13E-3 as may be necessary or appropriate so that, at the date it is first mailed to the Company's stockholders and at the time of the Stockholders' Meeting or filed with the SEC (as applicable), the Proxy Statement and Schedule 13E-3 will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of the Parties shall use its reasonable best efforts so that the Proxy Statement and Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time any information relating to Parent, Merger Sub or the Company or any of their respective Affiliates, officers or directors should become known to Parent, Merger Sub or the Company which should be set forth in an amendment or supplement to the Proxy Statement or Schedule 13E-3, so that any of such documents would not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. The Company agrees to promptly (i) notify Parent of the receipt of any comments from the SEC with respect to the Proxy Statement or Schedule 13E-3 and of any request by the SEC for amendments of, or supplements to, the Proxy Statement or Schedule 13E-3, and (ii) provide Parent with copies of all written correspondence between such Party and the SEC with respect to the Proxy Statement and Schedule 13E-3. Prior to filing or mailing (as applicable) the Proxy Statement and Schedule 13E-3 (or any amendment of supplement thereto), or responding to any comments from the SEC with respect thereto, Parent and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement, Schedule 13E-3 and any proposed responses to any SEC comments or communications, and the Company shall consider all additions, deletions or changes suggested thereto by Parent and its counsel in good faith. Each of the Company and Parent shall use its reasonable best efforts to resolve all comments from the SEC with respect to the Proxy Statement and Schedule 13E-3 as promptly as reasonably practicable.

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(b)     Subject to Section 6.6, as promptly as reasonably practicable after the Proxy Statement and Schedule 13E-3 shall have been cleared by the SEC, the Company shall (i) establish a record date for, duly call, give notice of, convene and hold the Stockholders' Meeting and (ii) mail a Proxy Statement to the holders of Company Common Stock as of the record date established for the Stockholders' Meeting; provided that the Company shall not be required to mail the Proxy Statement on or before the Go-Shop Period End Date. Subject to Section 6.6(d), the Company shall include in the Proxy Statement the Company Board Recommendation that the Company's stockholders adopt this Agreement and use its reasonable best efforts to obtain Stockholder Approval.

6.2     Reasonable Best Efforts.

(a)     The Parties shall cooperate with each other, and shall cause each of their respective Subsidiaries or Representatives to, as the case may be, (i) promptly prepare and file all Filings with Governmental Entities that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement (including the Merger); and (ii) use its reasonable best efforts promptly to (A) obtain all Regulatory Approvals of all Governmental Entities, and to comply with the terms and conditions thereof, including (1) consulting and cooperating with the other Party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals to be made or submitted by or on behalf of such Party in connection with proceedings relating to or arising out of such transactions; (2) providing the other Party prior notice of any proposed substantive communication, or any proposed understanding, undertaking or agreement, with any Governmental Entity relating to such transactions or any investigations or other inquiries relating thereto, and not participating independently in any meeting, engaging in any such substantive communication or furthering any such understanding, undertaking or agreement without giving the other Party prior notice thereof and, unless prohibited by such Governmental Entity, a reasonable opportunity to participate therein; and (3) keeping the other Party fully apprised of the status of matters relating to completion of such transactions; and (B) take, or cause to be taken, all actions, and do, or cause to be done, all other things necessary, proper or advisable under applicable Law or otherwise consummate and make effective the transactions contemplated by this Agreement in the most expeditious manner practicable (and, in any event, by no later than the Termination Date). Each Party shall furnish all information reasonably required for any Filing to be made pursuant to this Section 6.2 and shall have the right to review in advance, and each will consult the other on, in each case subject to applicable Laws relating to the confidentiality of information, all of the information relating to such Party or any of its Subsidiaries or Representatives, or otherwise relating to the transactions contemplated by this Agreement, that appears in any such Filing made with, or other written materials submitted to, any Governmental Entity in connection with the transactions contemplated by this Agreement.

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(b)     No Party shall consent to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the request of any Governmental Entity without the consent of the other Parties to this Agreement.

6.3     Access to Information.

(a)     From the date hereof until the earlier of the Effective Time or the date on which this Agreement is terminated pursuant to Section 8.1, upon reasonable written notice and subject to applicable Laws relating to the confidentiality of information or requirements of Governmental Entities, the Company shall, and shall cause each of its Subsidiaries to, afford Parent's Representatives reasonable access, during normal business hours, upon reasonable advance notice in writing, to all of its properties, books, contracts, commitments, analyses, projections, plans and records, and, during such period, each of Parent and the Company shall, and shall cause its Subsidiaries to, make available to the other Party (a) to the extent not publicly available, a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities Laws and (b) all other information concerning its business, properties and personnel as the other Party may reasonably request in writing. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by the employees of the Company or its Subsidiaries of their normal duties. Neither the Company, nor Parent, nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (i) jeopardize the attorney-client or other privilege of such Party or such Subsidiaries, (ii) contravene any applicable Law or requirements of Governmental Entities or binding agreement entered into prior to the date of this Agreement, (iii) be reasonably likely to result in antitrust difficulties for the Company (or any of its Affiliates), or (iv) to the extent the Company determines in good faith, disclose trade secrets of the Company or its Subsidiaries.

6.4     Indemnification; Advancement of Expenses; Exculpation and Insurance.

(a)     Parent shall, and shall cause the Surviving Corporation to, assume the obligations with respect to all rights to indemnification, advancement of expenses and limitations on, or exculpation from, liabilities, for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matter in connection with the transactions contemplated by this Agreement), now existing in favor of the current or former directors, officers or employees of the Company or any of its Subsidiaries or fiduciaries of the Company or any of its Subsidiaries under benefit plans of the Company and its Subsidiaries (collectively, the "Indemnified Parties"), as provided in the Company Articles or the Company Bylaws (or equivalent organizational documents of the Company's Subsidiaries) or in any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries, without further action, as of the Effective Time, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with their terms. Without limiting the foregoing, Parent shall cause the articles of incorporation and bylaws and indemnification or similar agreements of the Surviving Corporation (or any successor) to contain provisions no less favorable to the Indemnified Parties with respect to rights to indemnification, advancement of expenses and limitations on, or exculpation from, liabilities, for acts or omissions than are set forth as of the date of this Agreement in the Company Articles and the Company Bylaws and indemnification or similar agreements in effect as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification shall be required by applicable Law.

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(b)     Without limiting the provisions of Section 6.4(a), following the Effective Time, Parent shall, and shall cause the Surviving Corporation to, jointly and severally indemnify and hold harmless each Indemnified Party, and any Person who becomes an Indemnified Party between the date hereof and the Effective Time, against any costs or expenses (including reasonable attorneys' fees and expenses), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred in connection with any actual or threatened Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnified Party is or was a director, officer or employee of the Company or any of its Subsidiaries or (ii) matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), to the fullest extent permitted by applicable Law (and Parent and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law); provided that if required by applicable Law, the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification. Notwithstanding anything to the contrary contained in this Agreement, Parent shall not (and Parent shall cause the Surviving Corporation and its other Subsidiaries not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any Proceeding, unless such settlement, compromise, consent or termination includes an unconditional release of all of the Indemnified Parties covered by such Proceeding from all liability arising out of such Proceeding, and does not include an admission of fault or wrongdoing by any Indemnified Party, and the Surviving Corporation shall cooperate in the defense of any such matter.

(c)     Except as provided below, for at least six (6) years after the Effective Time, (i) Parent shall, and shall cause the Surviving Corporation and its other Subsidiaries to, maintain in full force and effect, on terms and conditions no less advantageous to the Indemnified Parties, or any other Person entitled to the benefit of this Section 6.4, as applicable, than, the existing directors' and officers' liability insurance and fiduciary insurance maintained by the Company as of the date of this Agreement, covering, without limitation, claims arising from facts or events that occurred on or before the Effective Time, including the transactions contemplated hereby (provided that Parent or the Surviving Corporation, as applicable, shall not be required to pay an annual premium for such insurance in excess of two hundred and fifty percent (250%) of the aggregate annual premiums currently paid by the Company on an annualized basis (the "D&O Premium"), but in such case shall purchase as much of such coverage as possible for such amount); and (ii) Parent shall not, and shall not permit the Surviving Corporation or its other Subsidiaries to, take any action that would prejudice the rights of, or otherwise impede recovery by, the beneficiaries of any such insurance, whether in respect of claims arising before or after the Effective Time. In lieu of such insurance, prior to the Effective Time, the Company may, following consultation with Parent, purchase a six (6) year "tail" prepaid policy on such terms and conditions (provided that the premium for such "tail" policy shall not exceed an amount equal to the D&O Premium), in which event Parent shall cease to have any obligations under the first sentence of this Section 6.4(c).

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(d)     The obligations of Parent and the Surviving Corporation and its other Subsidiaries under this Section 6.4 shall not be terminated or modified by such parties in a manner so as to adversely affect any Indemnified Party, or any other Person entitled to the benefit of this Section 6.4, to whom this Section 6.4 applies, without the consent of the affected Indemnified Party or such other Person, as the case may be. If Parent or the Surviving Corporation or any of their respective Subsidiaries or any of their respective successors or assigns shall (i) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to and assume all of the obligations set forth in this Section 6.4.

(e)     The provisions of this Section 6.4 shall survive the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Parent and the Surviving Corporation and their respective Subsidiaries, and are (i) intended to be for the benefit of, and will be enforceable by, each Indemnified Party and each other Person entitled to the benefit of this Section 6.4, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

6.5     Stock Exchange Delisting. Parent shall use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable under applicable Laws and rules and policies of NASDAQ to cause the delisting of the Company Common Stock from NASDAQ and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

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6.6     Change of Recommendation.

(a)     Notwithstanding any other provision of this Agreement to the contrary, from the date of this Agreement until 11:59 p.m. New York City time on the date which is forty (40) days after the date of this Agreement (the "Go-Shop Period End Date"), the Company and its Subsidiaries and their respective directors, officers, employees, advisors, representatives or agents (collectively, "Representatives") shall have the right (acting under the direction of the Special Committee) to directly or indirectly (i) initiate, solicit and encourage Alternative Transaction Proposals from any third Party, including by way of public disclosure and by way of providing access to non-public information to any Person (each a "Solicited Person") pursuant to one or more customary confidentiality agreements containing terms at least as restrictive with respect to such Solicited Person as the terms contained in Section 9.9 are with respect to Parent; provided, that the Company shall promptly provide to Parent any material non-public information concerning the Company or its Subsidiaries that it has provided to any Solicited Person given such access which was not previously provided to Parent; and (ii) enter into and maintain discussions or negotiations with respect to Alternative Transaction Proposals or otherwise cooperate with, assist or participate in, facilitate, or take any other action in connection with any such inquiries, proposals, discussions or negotiations. The Company shall immediately cease any discussions with any Person (other than Parent and any Excluded Party) that are ongoing as of the Go-Shop Period End Date and that relate, or may reasonably be expected, to lead to an Alternative Transaction Proposal, except as otherwise expressly provided in Sections 6.6(b) and 6.6(c). The Company agrees that, after the Go-Shop Period End Date until the earlier of the Effective Time or the date on which this Agreement is terminated pursuant to Section 8.1 hereof, it shall not, nor shall it authorize or permit any of its Subsidiaries or any of its or their respective Representatives to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly induce an Alternative Transaction Proposal; (ii) provide any material non-public information concerning the Company or its Subsidiaries to any Person in connection with an Alternative Transaction Proposal; or (iii) engage in any discussions or negotiations with any third Party concerning an Alternative Transaction Proposal. Notwithstanding the foregoing, the Company may take and continue to take any of the actions described in Section 6.6(a) and, subject to Section 6.6(d), from and after the Go-Shop Period End Date with respect to any Solicited Person that, prior to the Go-Shop Period End Date, has made a bona fide Alternative Transaction Proposal that the Company Board and the Special Committee determines in good faith (after consultation with the Company's outside financial and legal advisors) no later than the Go-Shop Period End Date, constitutes or would reasonably be expected to result in a Superior Proposal (each such Solicited Person, an "Excluded Party"). Immediately after the Go-Shop Period End Date, other than with respect to Persons who at the Go-Shop Period End Date are Excluded Parties, the Company agrees that it shall, and shall cause its Subsidiaries and its and their respective Representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any third party conducted heretofore with respect to any Alternative Transaction Proposal (except with respect to the transactions contemplated by this Agreement).

(b)     Notwithstanding anything to the contrary contained in Section 6.6(a), in the event that, from the Go-Shop Period End Date to the receipt of Stockholder Approval, the Company receives an unsolicited written Alternative Transaction Proposal, then the Company may take the following actions:

(i)     contact the Person who has made such Alternative Transaction Proposal to clarify and understand the terms and conditions thereof to the extent the Special Committee shall have determined in good faith that such contact is necessary to determine whether such Alternative Transaction Proposal constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal;

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(ii)     furnish information concerning the Company and its Subsidiaries to the Person making such Alternative Transaction Proposal (and its respective Representatives) pursuant to a customary confidentiality agreement containing terms at least as restrictive with respect to such Person as the terms contained in Section 9.9 are with respect to Parent; and

(iii)     engage in discussions or negotiations (including, as a part thereof, making counterproposals) with such Person (and its Representatives) with respect to such Alternative Transaction Proposal; provided, however, that the Company shall promptly (and in any event, within twenty-four (24) hours) provide or make available to Parent any material non-public information concerning the Company or any of the Subsidiaries that is provided to the Person making such Alternative Transaction Proposal or its Representatives which was not previously or concurrently provided or made available to Parent;

provided that prior to taking any action described in Section 6.6(b)(ii) or Section 6.6(b)(iii) above, the Special Committee shall have determined in good faith (after consultation with the Company's outside financial and legal advisors) that such Alternative Transaction Proposal constitutes or could reasonably be expected to result in a Superior Proposal.

(c)     Following the Go-Shop Period End Date, the Company shall promptly (and in any event within thirty-six (36) hours) advise Parent, orally or in writing, of (i) any Alternative Transaction Proposal, (ii) any initial request for non-public information concerning the Company or any of its Subsidiaries related to, or from any Person or group who would reasonably be expected to make an Alternative Transaction Proposal or (iii) any initial request for discussions or negotiations related to any Alternative Transaction Proposal, in each case of this clause (i), (ii) and (iii) received after the Go-Shop Period End Date, and in connection with such notice, provide the material terms and conditions thereof and the identity of the Person making such Alternative Transaction Proposal or request. The Company shall keep Parent informed in all material respects of the status and details (including material amendments to the terms thereof) of such Alternative Transaction Proposal or request received after the Go-Shop Period End Date.

(d)     Except as otherwise provided in this Agreement, the Company Board shall not (i) (A) withdraw (or modify in a manner adverse to Parent and Merger Sub), or propose publicly to withdraw (or modify in a manner adverse to Parent and Merger Sub), the Company Board Recommendation or (B) adopt, approve or recommend, or propose publicly to adopt, approve or recommend, any Alternative Transaction Proposal (any action in this clause (i) being referred to as a "Change of Recommendation") or (ii) adopt, approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement constituting or related to, or that would reasonably be expected to result in, any Alternative Transaction Proposal (other than a confidentiality agreement referred to in Section 6.6(a)(i)). Notwithstanding anything in this Agreement to the contrary, at any time prior to the receipt of Stockholder Approval, (A) if the Special Committee determines in good faith (after consultation with the Company's outside legal advisors) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law, then the Company Board, acting upon the unanimous recommendation of the Special Committee, may make a Change of Recommendation and terminate this Agreement in accordance with Section 8.1(d)(ii); and (B) if the Company Board determines in good faith (after consultation with the Company's outside financial and legal advisors) that an Alternative Transaction Proposal which did not result from a breach of Section 6.6(b) constitutes a Superior Proposal, then the Company may enter into a definitive written agreement with respect to such Superior Proposal and terminate this Agreement in accordance with Section 8.1(d)(ii).

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(e)     The Company shall not be entitled to effect a Change of Recommendation or terminate this Agreement as permitted under Section 6.6(d) unless (i) the Company has provided written notice (a "Notice of Superior Proposal") at least five (5) Business Days in advance to Parent and Merger Sub advising Parent that the Company Board intends to make a Change of Recommendation or enter into a definitive written agreement with respect to such Superior Proposal, as applicable, and specifying the reasons therefor, including in the case of a Superior Proposal the terms and conditions of such Superior Proposal that is the basis of the proposed action by the Company Board (including the identity of the third party making the Superior Proposal and any financing materials related thereto, if any), (ii) with respect to an Alternative Transaction Proposal received after the Go-Shop Period End Date, the Company has provided a Notice of Superior Proposal to Parent, and during the five (5) Business Day period following Parent's and Merger Sub's receipt of the Notice of Superior Proposal, the Company shall, and shall cause its Representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of this Agreement and the Financing Documents so that such Superior Proposal ceases to constitute a Superior Proposal; and (iii) following the end of the five (5) Business Day period, the Company Board and the Special Committee shall have determined in good faith, taking into account any changes to this Agreement and the terms of the Financing proposed in writing by Parent and Merger Sub in response to the Notice of Superior Proposal or otherwise, that the Superior Proposal giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal. Any material amendment to the financial terms or any other material amendment of such Superior Proposal shall require a new Notice of Superior Proposal and the Company shall be required to comply again with the requirements of this Section 6.6(f); provided that references above in this Section 6.6(f) to five (5) Business Days shall be change to references to three (3) Business Days.

(f)     Nothing in this Agreement shall restrict the Company from issuing a "stop, look and listen" communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act or taking or disclosing to its stockholders any position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or from making any other disclosure to its stockholders to comply with applicable Law; provided that, subject to the Company's right under Section 6.6(d), the Company Board shall expressly reaffirm the Company Board Recommendation in such disclosure.

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(g)     As used in this Agreement, the following terms shall have the following meanings:

(i)     As used in this Agreement, the term "Alternative Transaction Proposal" means any proposal or offer made by any Person (other than Parent, Merger Sub or any Affiliate thereof) to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of transactions, (A) beneficial ownership (as defined under section 13(d) of the Exchange Act) of fifteen percent (15%) or more of any class of equity securities of the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer, exchange offer or similar transaction or (B) any one or more assets or businesses of the Company and its Subsidiaries that constitute fifteen percent (15%) or more of the revenues or assets of the Company and its Subsidiaries, taken as a whole.

(ii)     As used in this Agreement, the term "Superior Proposal" means a written Alternative Transaction Proposal (provided that for purposes of this definition, references to "fifteen percent (15%)" in the definition of Alternative Transaction Proposal shall be deemed to be references to "fifty percent (50%)") on terms which the Company Board and Special Committee determines in good faith (after consultation with the Company's outside legal and financial advisors) to be more favorable to the Company's stockholders from a financial point of view than the terms of this Agreement (taking into account such factors as the Company Board deems appropriate, including any changes to the terms of this Agreement proposed by Parent in response to such offer or otherwise) and to be reasonably capable of being consummated on the terms proposed.

6.7     Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such Party from any Governmental Entity in connection with this Agreement or the transactions contemplated hereby, or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, if the subject matter of such communication or the failure of such Party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, or could have a Parent Material Adverse Effect, and (b) any Proceedings commenced or, to such Party's Knowledge, threatened against, relating to or involving or otherwise affecting such Party or any of its Affiliates which relate to this Agreement or the transactions contemplated hereby.

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6.8     Financing.

(a)     Parent and Merger Sub shall each use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Financing on the terms and conditions described in the Commitment Letter. Notwithstanding anything in this Agreement to the contrary, Parent and Merger Sub shall, subject to prior written consent of the Special Committee (on behalf of the Company), which consent shall not be unreasonably withheld, have the right from time to time to amend, replace, supplement or otherwise modify, or waive any of its rights under, the Commitment Letter, any definitive agreements with respect to the Financing pursuant to the Commitment Letter, and/or alternative financing for all or any portion of the Financing pursuant to the Commitment Letter from the same and/or alternative financing sources; provided, that any such amendment, replacement, supplement or other modification to or waiver of any provision of the Commitment Letter or such definitive agreements that amends the Financing pursuant to the Commitment Letter and/or substitution of all or any portion of the Financing pursuant to the Commitment Letter shall not (i) reduce the aggregate amount of Financing, together with available Company cash, below the amount required to consummate the Merger, (ii) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Financing, (iii) prevent or materially delay the consummation of the transactions contemplated by this Agreement or (iv) adversely impact the ability of Parent or Merger Sub to enforce their respective rights against the other parties to the Financing Documents. Parent shall promptly deliver to the Company copies of any such amendment, replacement, supplement, modification or waiver. In addition, Parent and Merger Sub shall use their respective commercially reasonable efforts to (A) negotiate and enter into definitive agreements with respect to the Financing on the terms and conditions contained in the Commitment Letter, or on other terms reasonably acceptable to Parent and not in violation of this Section 6.8(a), (B) satisfy on a timely basis all conditions in the Commitment Letter that are within its control, (C) consummate the Financing in an amount, together with available Company cash, that is sufficient to fund the Merger Consideration at or prior to the Effective Time and (D) enforce its rights under the Commitment Letter. In the event that all conditions to funding under the Financing Documents have been satisfied, Parent and Merger Sub shall use their respective commercially reasonable efforts to cause the Lender to fund the Financing required to consummate the transactions contemplated under this Agreement, including the Merger in accordance with the terms of this Agreement (including taking enforcement actions to cause such Persons to provide such financing). For purposes of this Section 6.8, references to “Financing” shall include the financing contemplated by the Financing Documents as permitted in the case of the Commitment Letter, to be amended, replaced or supplemented by this Section 6.8(a) and references to “Financing Documents” and “Commitment Letter” shall include such documents as permitted to be replaced, amended or supplemented by this Section 6.8(a). In the event any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter, (x) Parent shall promptly notify the Company and use its commercially reasonable efforts to arrange to obtain alternative financing from the same or alternative sources on terms not materially less beneficial to Parent and Merger Sub (as determined in the reasonable judgment of Parent), as promptly as practicable following the occurrence of such event, (y) the term “Commitment Letter” in this Section 6.8 shall be deemed to include any new financing commitment entered into with respect to obtaining such alternative financing, as well as any modified commitment letters entered into in accordance with this Section 6.8 and (z) the obligations under this Section 6.8 shall apply equally to any such alternative financing (including any new financing commitment). Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the alternative financing. Parent shall promptly notify the Company of any material breach or default (or any other breach or default that could reasonably be expected to adversely affect the timely availability of the Financing to be provided by the Commitment Letter in any material respect) of which Parent or Merger Sub has become aware by any party to the Commitment Letter or any written notice, proposal or other communication by any financing party named in a Commitment Letter to withdraw, repudiate or terminate such Commitment Letter.

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(b)     Parent shall use its reasonable best efforts to consummate the transactions contemplated by the Contribution Agreement immediately prior to the Closing on the terms and conditions described in the Contribution Agreement and shall not agree to any amendment or modification to be made to, or any waiver of any provision or remedy under, the Contribution Agreement that would reasonably be expected to (in the Special Committee’s good faith judgment) prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.

6.9     Takeover Statutes. If any takeover statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Parties shall use their reasonable best efforts (a) to take all action necessary so that no takeover statute is or becomes applicable to the Merger or any of the other transactions contemplated by this Agreement and (b) if any such takeover statute is or becomes applicable to any of the foregoing, to take all action necessary (including, in the case of the Company and the Company Board, grant all necessary approvals) so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

6.10     Resignations. To the extent requested by Parent in writing at least three (3) Business Days prior to Closing, on the Closing Date, the Company shall use reasonable best efforts to cause to be delivered to Parent duly signed resignations, effective as of the Effective Time, of the directors of the Company and the Subsidiaries designated by Parent.

6.11     Participation in Litigation. Prior to the Effective Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of any actions, suits, claims or proceedings commenced or, to such Party’s Knowledge, threatened against such Party which relate to this Agreement and the transactions contemplated hereby. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated hereby, and no such litigation shall be settled without Parent's prior written consent (such consent not to be unreasonably conditioned, withheld or delayed).

6.12     Publicity. Each of the Company, Parent and Merger Sub, to the extent reasonably practicable, shall consult with the other prior to issuing any press release or making other similar public disclosures with respect to this Agreement, the Merger or the other transactions contemplated hereby and prior to making any Filings with any Governmental Entity with respect thereto, except as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or national market system on which such Party's securities are listed or traded, in which case the Party required to make the release or other similar public disclosure or filing shall consult with each other Party to the extent practicable. The Parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in a form heretofore agreed to by the Parties.

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6.13     Merger Sub. Parent will take all actions reasonably necessary to (a) cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement, or incur or guarantee any indebtedness.

6.14     Actions Taken at Direction of Rollover Holders. Notwithstanding any other provision of this Agreement to the contrary, the Company shall not be deemed to be in breach of any representation, warranty, covenant or agreement hereunder, including, without limitation, Article VI hereof, if the alleged breach is the proximate result of action or inaction taken by the Company at the direction of any officer or director of the Company that is a Rollover Holder without the approval or direction of the Company Board (acting with the concurrence of the Special Committee) or the Special Committee.

ARTICLE VII

CONDITIONS PRECEDENT

7.1     Conditions to Each Party's Obligation To Effect the Merger. The respective obligations of the Parties to consummate the Merger shall be subject to the satisfaction or waiver (to the extent permissible under applicable Law) by Parent and the Company prior to the Effective Time of the following conditions:

(a)     Stockholder Approval. The Stockholder Approval shall have been obtained.

(b)     No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other Law preventing or making illegal the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect.

7.2     Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the Merger is also subject to the satisfaction, or waiver (to the extent permissible under applicable Law) by Parent, at or prior to the Effective Time, of the following conditions:

(a)     Representations and Warranties. The representations and warranties of the Company (i) set forth in Sections 3.1 (Organization and Qualification), 3.3 (Authorization, Special Committee and Fairness), 3.5 (Capitalization) and 3.8 (Material Changes; Undisclosed Events, Liabilities or Developments) shall be true and correct in all respects and (ii) set forth in each other Section or subsection of this Agreement shall be true and correct in all respects, except for such failures to be true and correct as would not reasonably be expected to have, in the aggregate, a Material Adverse Effect, in the case of clause (i) and (ii) both as of the date of this Agreement and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be so true and correct as of such date) and disregarding for this purpose all qualifications or limitations set forth in any representations or warranties as to "materiality," "Material Adverse Effect" and words of similar import. Parent and Merger Sub shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to the foregoing effect.

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(b)     Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Parent and Merger Sub shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to such effect.

(c)     No Material Adverse Effect. Since the date hereof, there shall not have been any effect, change, event or occurrence that has had or would reasonably be expected to have a Material Adverse Effect; and Parent and Merger Sub shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to such effect.

7.3     Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is also subject to the satisfaction or waiver (to the extent permissible under applicable Law) by the Company at or prior to the Effective Time of the following conditions:

(a)     Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects both as of the date of this Agreement and as of the Effective Time except for such failures to be true and correct as would not reasonably be expected to have, in the aggregate, a Parent Material Adverse Effect, as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be so true and correct as of such date) and disregarding for this purpose all qualifications or limitations set forth in any representations or warranties as to "materiality," "Parent Material Adverse Effect" and words of similar import. The Company shall have received a certificate signed on behalf of Parent by a senior executive officer of Parent to the foregoing effect.

(b)     Performance of Obligations of Parent. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by a senior executive officer of Parent to such effect.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1     Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the receipt of Stockholder Approval:

(a)     by the mutual written agreement of the Company and Parent duly authorized by their boards of directors (in the case of the Company, acting upon the unanimous recommendation of the Special Committee);

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(b)     by either the Company or Parent, if any Governmental Entity of competent jurisdiction shall have issued a final order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger contemplated by this Agreement; provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the primary cause of, primarily resulted in or materially contributed to such denial of approval, order, injunction or decree;

(c)     by either the Company or Parent if (i) the Merger shall not have been consummated on or before July 24, 2013 (as may be extended pursuant to this Section 8.1(c), the "Termination Date"); provided that the right to terminate this Agreement under this Section 8.1(c)(i) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the primary cause of, primarily resulted in or materially contributed to the failure of the Closing to occur by such date; or (ii) the Stockholders' Meeting (including any adjournments or postponements thereof) shall have concluded and the Stockholder Approval contemplated by this Agreement shall not have been obtained;

(d)     by the Company, if:

(i)     Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) has given rise to or would give rise to the failure of a condition set forth in Section 7.3(a) or 7.3(b) and (B) is incapable of being cured or, if capable of being cured, is not cured by Parent or Merger Sub, as applicable, within thirty (30) calendar days following receipt of written notice of such breach or failure to perform from the Company (or, if the Termination Date is less than thirty (30) calendar days from the date of receipt of such notice, by the Termination Date); provided, however, that the right to terminate this Agreement under this Section 8.1(d)(i) shall not be available to the Company if it is then in material breach of its representations, warranties, covenants or agreements set forth in this Agreement; or

(ii)     (A) the Company Board has effected a Change of Recommendation and authorized termination of this Agreement or (B) the Company enters into a definitive written agreement with respect to a Superior Proposal after (x) complying with the applicable provisions of Section 6.6(d) and (y) paying to Parent the Company Termination Fee payable pursuant to Section 8.3(b); or

(iii)     if (A) all the conditions to Closing set forth in Section 7.1 and Section 7.2 have been waived or satisfied (other than those conditions that by their nature are to be satisfied at Closing) and (B) Parent and Merger Sub fail to complete the Closing within two (2) Business Days following the date the Closing should have occurred; or

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(e)     by Parent, if:

(i)     the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) has given rise to or would give rise to the failure of a condition set forth in Section 7.2(a) or 7.2(b) of this Agreement and (B) is incapable of being cured or, if capable of being cured, is not cured by the Company within thirty (30) calendar days following receipt of written notice of such breach or failure to perform from Parent (or, if the Termination Date is less than thirty (30) calendar days from the date of receipt of such notice, by the Termination Date); provided, however, that the right to terminate this Agreement under this Section 8.1(e)(i) shall not be available to Parent (1) if it is then in material breach of its representations, warranties, covenants or agreements set forth in this Agreement or (2) to the extent Mr. Li has actual knowledge of, any breach of representation or warranty by the Company on or prior to the date of this Agreement; or

(ii)     the Company Board effects a Change of Recommendation or failed to include the Company Board Recommendation in the Proxy Statement.

The Party desiring to terminate this Agreement pursuant to clause (b), (c), (d), or (e) of this Section 8.1 shall give written notice of such termination to the other Party in accordance with Section 9.2, specifying the provision or provisions hereof pursuant to which such termination is being effected.

8.2     Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of the Company, Parent, any of their respective Subsidiaries or any of their respective Representatives shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated hereby, except that (a) Sections 6.3(b), 6.12, 8.2 and 8.3 and Article IX shall survive any termination of this Agreement, and (b) no Party shall be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of this Agreement.

8.3     Fees and Expenses.

(a)     Except as otherwise provided in this Section 8.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the Party incurring such fees or expenses, whether or not the Merger or any of the other transactions contemplated by this Agreement are consummated.

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(b)     In the event that (i) the Company terminates this Agreement pursuant to Section 8.1(d)(ii) or (ii) (A) prior to the Stockholders' Meeting, any Person shall have made an Alternative Transaction Proposal, which proposal has been publicly disclosed and not withdrawn, and thereafter the Company or Parent terminates this Agreement pursuant to Section 8.1(c)(i) without the Stockholder Approval having been obtained or Section 8.1(c)(ii), and (B) within twelve (12) months after such termination, such Alternative Transaction Proposal shall have been consummated or any definitive written agreement with respect to such Alternative Transaction Proposal shall have been entered into; or (iii) Parent terminates this Agreement pursuant to Section 8.1(e)(ii), then the Company shall pay Parent a fee in the amount of US$1,500,000 (the "Company Termination Fee") no later than five (5) Business Days after such termination, in the case of a termination described in clause (i) or (iii) above, or upon the consummation of such transaction, in the case of a termination described in clause (ii) above, except that in the event that this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii) in connection with a Superior Proposal received by the Company on or before the Go Shop Period End Date, the "Company Termination Fee" shall mean a fee in the amount of $750,000. For the purposes of the foregoing, the term "Alternative Transaction Proposal" shall have the meaning assigned to such term in Section 6.6(g)(i) except that the references to "fifteen percent (15%)" shall be deemed to be references to "fifty percent (50%)." Notwithstanding the foregoing, in no event shall the Company be required to pay the Company Termination Fee (x) on more than one (1) occasion or (y) if, at the time this Agreement is terminated, this Agreement could have been terminated by the Company pursuant to Section 8.1(d)(i). The Parties agree that the payment of the Company Termination Fee shall constitute liquidated damages and not a penalty and shall be the sole and exclusive remedy available to the Parent and Merger Sub with respect to this Agreement and the transactions contemplated hereby in the event any such payment becomes due and payable and, upon payment of the Company Termination Fee, that the Company (and its Subsidiaries and their Representatives) shall have no further liability to Parent (or its Subsidiaries or any of their Representatives) hereunder; provided that nothing in this Section 8.3(b) shall limit Parent’s rights under Section 9.8.

(c)     In the event that the Company terminates this Agreement pursuant to Section 8.1(d)(i) or Section 8.1(d)(iii), then Parent shall pay a termination fee to the Company in an amount equal to $1,800,000 (the "Parent Termination Fee") no later than five (5) Business Days after such termination. The Parties agree that the payment of the Parent Termination Fee shall constitute liquidated damages and not a penalty and shall be the sole and exclusive remedy available to the Company with respect to this Agreement and the transactions contemplated hereby in the event any such payment becomes due and payable and, upon payment of the Parent Termination Fee, that Parent (and its Subsidiaries, including Merger Sub, and their Representatives) shall have no further liability to the Company (or its Subsidiaries or Representatives) hereunder; provided that nothing in this Section 8.3(c) shall limit the Company’s rights under Section 9.8.

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(d)     The payments of the Company Termination Fee and the Parent Termination Fee contemplated by Sections 8.3(b) and 8.3(c), respectively, shall be made by wire transfer of immediately available funds to an account designated by Parent or the Company, as applicable, and shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Law in respect of taxes. The Company and Parent acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Party would enter into this Agreement and the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee or Parent Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to this Section 8.3 are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement. In the event that either Party fails to pay when due any amounts payable under this Section 8.3, then such Party shall (i) reimburse the other Party for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with the collection of such overdue amount, and (ii) pay to the other Party interest on such overdue amount (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment was required to be made.

8.4     Amendment. Subject to the applicable provisions of the NRS, at any time prior to the Effective Time, the Parties may modify or amend this Agreement, with the approval of the boards of directors of the Parties at any time; provided, however, that (a) in the case of the Company, each of the Company Board and Special Committee have approved such amendment in writing, and (b) after adoption of this Agreement by the stockholders of the Company, no amendment shall be made which changes the Merger Consideration or adversely affects the rights of the Company's stockholders hereunder or is otherwise required under any applicable Law to be approved by such stockholders without, in each case, the approval of such stockholders.

8.5     Extension; Waiver. At any time prior to the Effective Time, any Party may, to the extent permitted under applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or (c) waive compliance with any of the agreements or conditions of the other Party contained in this Agreement; provided, however, that after the Company Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption having been obtained. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1     Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants or agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 1.5 (Effect on Capital Stock), Section 1.6 (Treatment of Options and Restricted Stock Units), Section 2.2 (Exchange Procedures), Section 6.3 (Access to Information), 6.4 (Indemnification; Advancement of Expenses; Exculpation and Insurance), 8.2 (Effect of Termination) and this Article IX, and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

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9.2     Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)	if to the Company, to:

Winner Medical Group Inc.
Winner Industrial Park, Bulong Road, Longhua
Shenzhen 518109, People’s Republic of China
Attention: General Counsel
Facsimile: +86 75528134588

with a copy to:

Winston & Strawn LLP
42nd Floor, Bank of China Tower
1 Garden Road, Central, Hong Kong
Attention: Simon Luk
Facsimile: +852 2292 2200

With a copy to:

Cleary Gottlieb Steen & Hamilton LLP
c/o Cleary Gottlieb Steen & Hamilton (Hong Kong)
39th Floor, Bank of China Tower
1 Garden Road, Central, Hong Kong
Attention: Megan Tang
Facsimile: +852 2160 1088

(b)	if to Parent or Merger Sub, to:

c/o Winner Medical Group Inc.
Winner Industrial Park, Bulong Road, Longhua
Shenzhen 518109, People’s Republic of China
Attention: Jianquan Li
Facsimile: +86 75528134588

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with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
30/F, China World Office 2
No. 1, Jian Guo Men Wai Avenue

Beijing 100004 China

Attention:	Peter X. Huang
Facsimile:	+86 10 6535 5577

All such notices and other communications shall be deemed properly delivered, given and received (i) upon receipt when delivered personally, (ii) upon confirmation of receipt when delivered by facsimile, (iii) one Business Day after being sent by express courier service, or (iv) three Business Days after being sent by registered or certified mail, return receipt requested.

9.3     Interpretation. When a reference is made in this Agreement to Articles, Sections or Exhibits , such reference shall be to an Article or Section of or Exhibit to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein," "hereby," "herewith," "hereto" and "hereunder" and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated.

9.4     Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any term, provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the Parties that such provision, covenant or restriction be enforced to the maximum extent permitted.

9.5     Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Contribution Agreement, the Guarantee and the Voting Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement.

9.6     Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the Laws of the State of New York, without regard to any applicable conflicts of law principles, except that matters relating to the fiduciary duties of the Company Board and matters related to the effectuation of the Merger shall be governed by the Laws of the State of Nevada. The Parties agree that any Proceeding brought by any Party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any State of New York or United States Federal court sitting in the Borough of Manhattan, the City of New York. Each of the Parties submits to the jurisdiction of any such court in any Proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby, and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such Proceeding. Each Party irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum.

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9.7     Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and assigns. The Parties hereby agree that this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, other than Section 6.4 (Indemnification; Advancement of Expenses; Exculpation and Insurance) (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons). The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.5 without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Accordingly, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.8     Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Company in accordance with their specific terms or were otherwise breached. Accordingly, each of Parent and Merger Sub shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any State of New York or United States Federal court sitting in the Borough of Manhattan, the City of New York, this being in addition to any other remedy to which such party is entitled at Law or in equity. The Company hereby waives (i) any defense in any action for specific performance that a remedy at Law would be adequate, and (ii) any requirement under any Law to post security as a prerequisite to obtaining equitable relief. Notwithstanding anything herein to the contrary, it is explicitly agreed that the right of the Company to obtain an injunction, specific performance or other equitable remedies to prevent breaches of this Agreement shall be limited to seeking an injunction, specific performance or other equitable remedies to enforce Parent’s obligation to cause the Lender to fund the Financing at the Effective Time but only in the event that (a) all the conditions in Section 7.1 and 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) or waived, (b) the Financing (or, if alternative financing is being used in accordance with Section 6.8, pursuant to the commitments with respect thereto) has been funded in accordance with the terms of the Commitment Letter or the Lender has confirmed in writing that the Financing will be funded at the Closing in accordance with the terms of the Commitment Letter and (c) the Company has irrevocably confirmed that if the Financing (and any alternative financing, if applicable) is funded, then it would take such actions that are within its control to cause the consummation of the transactions contemplated by this Agreement to occur. For the avoidance of doubt, while the Company may pursue both a grant of specific performance and the payment of the Parent Termination Fee under Section 8.3(c), under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance that results in the Closing and payment of all or any portion of the Parent Termination Fee.

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9.9     Confidentiality

(a)     Prior to and during the term of this Agreement, each Party has disclosed or may disclose to the other Party Confidential Information. Subject to Section 9.9(b), unless otherwise agreed to in writing by the disclosing Party, the receiving Party shall (i) except as required by Law, keep confidential and not disclose or reveal any Confidential Information to any Person other than the receiving Party’s Representatives or, in the case of Parent as the receiving Party, the Lender and Representatives of each of the receiving Party and the Lender, in each case, (A) who are actively and directly participating in the consummation of the transactions contemplated by this Agreement and other Transaction Documents or who otherwise need to know the Confidential Information for the transactions contemplated by this Agreement and other Transaction Documents and (B) whom the receiving Party will cause to observe the terms of this Section 9.9, and (ii) not to use Confidential Information for any purpose other than in connection with transactions contemplated by this Agreement and other Transaction Documents. Each Party acknowledges that such Party shall be responsible for any breach of the terms of this Section 9.9 by such Party or its Representatives and each Party agrees, at its sole expense, to take all reasonable measures (including but not limited to court proceedings) to restrain its Representatives from prohibited or unauthorized disclosure or use of the Confidential Information.

(b)     In the event that the receiving Party or any of its Representatives or, in the case of Parent as the receiving Party, the Lender or Representatives of each of the receiving Party and the Lender, is requested pursuant to, or required by, Law to disclose any the Confidential Information, the receiving Party will provide the disclosing Party with prompt notice of such request or requirement in order to enable the disclosing Party to seek an appropriate protective order or other remedy (and if the disclosing Party seeks such an order, the receiving Party will provide such cooperation as the disclosing Party shall reasonably request), to consult with the receiving Party with respect to the disclosing Party’s taking steps to resist or narrow the scope of such request or legal process, or to waive compliance, in whole or in part, with the terms of this Section 9.9. In the event that such protective order or other remedy is not obtained, or the disclosing Party waives compliance, in whole or in part, with the terms of this Section 9.9, the receiving Party or its Representative will disclose only that portion of the Confidential Information that the receiving Party is advised by counsel is legally required to be disclosed and will use such disclosing Party’s best efforts to ensure that all Confidential Information so disclosed will be accorded confidential treatment.

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(c)     As used in this Agreement, the term “Confidential Information” means any confidential or proprietary information, disclosed prior to or after the date hereof by one Party or any of its Affiliates to the other Party or any of its Affiliates, concerning the disclosing Party’s business, financial condition, proprietary technology, research and development and other confidential matters, including without limitation, any confidential or proprietary information provided under this Agreement, any other Transaction Documents, or any of the exhibits or schedule attached hereto. Confidential Information shall not include any information which (i) is or becomes generally available to the public other than as a result of a disclosure by the receiving Party or its Representatives in violation of this Section 9.9 or other obligation of confidentiality, (ii) was available to the receiving Party on a nonconfidential basis prior to its disclosure by the disclosing Party or the disclosing Party’s Representatives, or (iii) becomes available to the receiving Party on a nonconfidential basis from a Person (other than the disclosing Party or the disclosing Party’s Representatives) who is not prohibited from disclosing such information to the receiving Party by a legal, contractual or fiduciary obligation to the disclosing Party or any of the disclosing Party’s Representatives. As used in this Agreement, the term “Transaction Documents” means the Buyer Group Contracts and the Guarantee.

9.10     WAIVER of jury trial. each of parent, merger sub and the company hereby irrevocably and unconditionally waives any right such party may have to trial by jury in any litigation directly or indirectly arising out of or relating to this agreement or any documents or instruments referred to in this agreement, the transactions contemplated hereby or thereby, or the actions of parent, merger sub or the company in negotiation, administration, performance and enforcement of this agreement.

9.11     Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that each Party need not sign the same counterpart.

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

WINNER HOLDING LIMITED

By:	/s/ Jianquan Li
Name:	Jianquan Li
Title:	Director

WINNER ACQUISITION, INC.

By:	/s/ Jianquan Li
Name:	Jianquan Li
Title:	Director

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

WINNER MEDICAL GROUP INC.

By:	/s/ Wenzhao Liang
Name:	Wenzhao Liang
Title:	Director

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

ANNEX B OPINION OF WILLIAM BLAIR & COMPANY, L.L.C.

80

William Blair

July 24, 2012

Winner Medical Group Inc.
Special Committee of the Board of Directors
Winner Industrial Park Bulong Road
Longua, Shenzhen, China, 518109

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the holders (collectively the "Stockholders") of the outstanding shares (each, a "Share") of common stock of Winner Medical Group Inc. (the "Company"), other than Shares owned by the Excluded Holders (as defined below), of $4.50 per share in cash (the "Merger Consideration") proposed to be paid to such Stockholders pursuant to the Agreement and Plan of Merger (the "Merger Agreement") to be entered into by and among Winner Holding Limited, a Cayman Islands exempted company with limited liability ("Parent"), Winner Acquisition, Inc., a Nevada corporation and a wholly owned, direct subsidiary of Parent ("Merger Sub"), and the Company. The Excluded Holders are defined herein as Parent, Merger Sub and their Affiliates (as defined in the Merger Agreement), the Rollover Holders (as defined in the Merger Agreement) and the directors of the Company. Pursuant to the terms of and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into the Company with the Company surviving as a wholly-owned subsidiary of Parent (the "Merger") and each Share, other than Shares held by the Company as treasury stock, or owned, directly or indirectly, by Parent, Merger Sub, the Rollover Holders or any wholly owned subsidiary of the Company, will be converted into the right to receive the Merger Consideration upon consummation of the Merger.

In connection with our review of the proposed Merger and the preparation of our opinion herein, we have examined: (a) a draft of the Merger Agreement dated July 21, 2012; (b) certain audited historical financial statements of the Company for the years ended September 30, 2009 through September 30, 2011; (c) the unaudited financial statements of the Company for the 6 month periods ended March 31, 2011 and March 31, 2012; (d) certain internal business, operating and financial information and forecasts of the Company for the fiscal years ending September 30, 2012 through 2016, prepared by the senior management of the Company (the "Forecasts"); (e) information regarding publicly available financial terms of certain other business combinations we deemed relevant; (f) the financial position and operating results of the Company compared with those of certain other publicly traded companies we deemed relevant; (g) current and historical market prices and trading volumes of the common stock of the Company; (h) certain other publicly available information on the Company and the industry in which it operates and (i) a letter of representation as to certain factual matters and the completeness and accuracy of the information provided by senior officers of the Company in connection with this opinion. We have also held discussions with members of the senior management of the Company to discuss the foregoing, have considered other matters which we have deemed relevant to our inquiry and have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with us for purposes of this opinion including without limitation the Forecasts provided by the senior management of the Company. We have not made or obtained an independent valuation or appraisal of the assets, liabilities or solvency of the Company. We have been advised by the senior management of the Company that the Forecasts examined by us have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of the Company. In that regard, we have assumed, with your consent, that, (i) the Forecasts will be achieved in the amounts and at the times contemplated thereby and (ii) all material assets and liabilities (contingent or otherwise) of the Company are as set forth in the Company's financial statements or other information made available to us. We express no opinion with respect to the Forecasts or the estimates and judgments on which they are based. We have assumed, at the direction of the Company, that the final executed Merger Agreement will not differ in any material respect from the draft of the Merger Agreement referred to above. We did not consider and express no opinion as to the amount or nature of the compensation to any of the Company's officers, directors or employees (or any class of such persons) relative to the Merger Consideration. We were not asked to consider, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Our opinion herein is based upon economic, market, financial and other conditions existing on, and other information disclosed to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its counsel and accountants for legal, accounting, tax and regulatory matters and we express no opinion as to any of such advice. We have assumed that the Merger will be consummated on the terms described in the Merger Agreement, without any amendment, modification or waiver of any material terms or conditions. As of the date of this letter, we did not seek alternative participants for the proposed Merger.

William Blair & Company has been engaged in the investment banking business since 1935. We continually undertake the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions. In the ordinary course of our business, we may from time to time trade the securities of the Company for our own account and for the accounts of customers, and accordingly may at any time hold a long or short position in such securities. We have acted as the investment banker to the Company in connection with the Merger and will receive a fee from the Company for our services, a portion of which was payable when we rendered this opinion and a portion of which is contingent upon consummation of the Merger. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

Our investment banking services and our opinion were provided for the use and benefit of the Special Committee (the "Committee") of the Board of Directors of the Company (the "Board")

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in connection with its consideration of the Merger. Our opinion is limited to the fairness, from a financial point of view, to the Stockholders, other than the Excluded Holders, of the Merger Consideration in connection with the Merger, and we do not address the merits of the underlying decision by the Company to engage in the Merger and this opinion does not constitute a recommendation to the Board, the Committee or any Stockholder as to how such person should act or vote with respect to the proposed Merger. It is understood that this letter may not be disclosed or otherwise referred to without our prior written consent, except that the opinion may be reproduced in its entirety in a proxy statement that is required to be filed with the Securities and Exchange Commission and mailed to the Stockholders by the Company with respect to the Merger. This opinion has been reviewed and approved by our Fairness Opinion Committee.

Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the Stockholders other than the Excluded Holders.

Very truly yours,

WILLIAM BLAIR & COMPANY, L.L.C.

William Blair LLC

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ANNEX C DIRECTORS AND EXECUTIVE OFFICERS OF EACH FILING PERSON

Company:

The following sets forth the name and position of each of the Company’s current executive officers and directors.

Name	Position
Jianquan Li	Chief Executive Officer and President, and Chairman of the Board of Directors
Xiuyuan Fang	Chief Financial Officer, Vice President and Treasurer, and Director
Lawrence Xiaoxia Pan	Director
Wenzhao Liang	Director
Xuedong Wu	Director
Nianfu Huo	Senior Vice President

The following is a summary of the biographical information of our directors and officers.

JIANQUAN LI. Mr. Li has served as the Company’s chief executive officer and president and as a director since December 16, 2005. Mr. Li is the founder of Winner Group Limited, a Cayman Islands registered company without substantial business operations, and has served as its chairman of the board of directors and chief executive officer since its formation in 1991. Mr. Li has more than 30 years experience in the medical dressing industry. Mr. Li is a graduate of the Hubei Foreign Trade University with a major in International Trade.

XIUYUAN FANG. Mr. Fang has been the Company’s chief financial officer, vice president and treasurer since December 16, 2005 and has served as a director since January 7, 2006. Mr. Fang has been employed by Winner Group Limited since 1999. Mr. Fang has served as a director of Winner Group Limited since 1999 and as a vice president since 2001. Mr. Fang is a certified public accountant and has extensive experience in financial management, capital management and tax planning. He was responsible for Winner Group Limited’s financial management and capital management programs. He graduated from Zhongnan University of Economics and Law. Mr. Fang is a CPA licensed through the Chinese Institute of Certified Public Accountants and has over 20 years of financial management, internal control and accounting management experience.

LAWRENCE XIAOXIA PAN. Mr. Lawrence Xiaoxia Pan has served as a director of Company since January 14, 2010. Mr. Pan is the founding partner of China SageWater Capital Partners. Mr. Pan has invested in and advised Chinese companies specializing in traditional industries of mass consumption, retail, healthcare, high-end manufacturing and mining. He is also the former China chief representative and director for the Asia Pacific Region of NASDAQ having served in that role from 2004 until 2007. Mr. Pan has previously held senior positions in corporate finance and asset management at Morgan Stanley, providing advice to a variety of Chinese companies and banks seeking to access the U.S. capital markets. Mr. Pan has a B.S. and M.S. in Materials Science from Beijing Institute of Science an EMBA in International Business from University of London and a Certificate in Financial Analysis from New York University.

WENZHAO LIANG. Mr. Wenzhao Liang, who joins the Company in January 2012, is one of the founders and a managing partner of Union Strength Business Consulting Co., Ltd., which specializes in providing financial management, risk management and internal control services to various clients in China and globally. Mr. Liang is an expert in PRC GAAP, IFRS and US GAAP, providing GAAP conversion services to various PRC companies listed on overseas stock markets and internal control compliance consulting services for more than 30 US listed PRC companies, in accordance to Sarbanes Oxley 404 (SOX404) requirements. Before founding Union Strength, Mr. Liang had been with one of the top accounting firms as senior manager for ten years, in charge of numerous IPO audits, annual audits, financial advisory projects for M&A activities. Mr. Liang is also the holder of Chinese-licensed CPA.

XUEDONG WU. Mr. Wu is the vice president of BMI Funds Management Ltd., a financial advisory company based in Hong Kong, and was the chief consultant to FLYKE International Holdings Ltd. (HK Ticker: 1998) prior to joining the Company. Previously, Mr. Wu served as an executive director for Shenzhen Corppal Consultants Co., Ltd., which specialized in advising companies on overseas listings and mergers and acquisitions. Mr. Wu also has experience in the e-commerce and retail space, having served with an internet educational resource provider and with Shenzhen Space Financial Tech Co., Ltd. and CATIC Computer Co., Ltd., both software development companies.

NIANFU HUO. Mr. Huo has been a senior vice president of Winner Group Limited since April 8, 2003 and has served as chairman of the supervisory board of Winner Group Limited since April, 2008. He is responsible for strategic planning and formulating and monitoring policies and operating objectives for the Company. Mr. Huo also is involved in the decision making process of establishing all of the Company’s subsidiaries in Hubei, Shanghai, Shenzhen and Zhuhai. Mr. Huo joined Winner Zhuhai in 1991. He graduated from Beijing International Studies University.

Parent, Merger Sub and Holdco: Set forth below for the sole director of each of Parent, Merger Sub and Holdco, is his present principal occupation or employment, the name of the organization in which such occupation or employment is conducted and the five-year employment history of such director. None of Parent, Merger Sub and Holdco has an executive officer. During the past five years, none of Parent, Merger Sub and Holdco, and none of their respective directors, have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). During the past five years, none of Parent, Merger Sub and Holdco, and none of their respective directors, have been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

Sole Director of Parent, Merger Sub and Holdco

Jianquan Li. Mr. Li has been the Company’s chief executive officer and president and has served as a director since December 16, 2005. Mr. Li is the founder of Winner Group Limited and has served as its chairman of the board of directors and chief executive officer since its formation in 1991. Mr. Li is a citizen of Hong Kong.

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ANNEX D FORM OF PROXY CARD

PRELIMINARY PROXY MATERIALS SUBJECT TO COMPLETION

SPECIAL MEETING OF STOCKHOLDERS OF

WINNER MEDICAL GROUP INC.

, 2012

RICST1
BROADRIDGE FINANCIAL SOLUTIONS, INC.
51 MERCEDES WYEDGEWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to submit instructions to transfer your registered holdings into one of your broker accounts where you already hold shares.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

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Use any touch-tone telephone to submit instructions to transfer your registered holdings into one of your broker accounts where you already hold shares.

VOTE BY MAIL

Sign and date your proxy card and return it in the postage-paid envelop we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

NAME

WINNER MEDICAL GROUP INC. – COMMON

CONTROL # →

SHARES

PAGE 1 OF 2

TO VOTE. MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR proposals 1 and 2.

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

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